As filed with the Securities and Exchange Commission on March 29, 2021

Registration Statement No. 333-253175

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GEMINI THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	85-1612845
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

300 One Kendall Square, 3rd Floor

Cambridge, MA 02139
(617) 401-4400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jason Meyenburg

President and Chief Executive Officer

300 One Kendall Square, 3rd Floor

Cambridge, MA 02139

(617) 401-4400 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq.
Laurie A. Burlingame, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02110

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share	29,368,920		$15.125	(3)	$444,204,915	$35,571.55	(4)(5)
Total	29,368,920	(2)	15.125		$444,204,915	$35,571.55

(1)	This registration statement (this “Registration Statement”) also covers an indeterminate number of additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Gemini Therapeutics, Inc. (the “Registrant”) that may be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Consists of an aggregate of 29,368,920 shares of Common Stock registered for sale by the selling securityholders named in this Registration Statement.

(3)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $15.125 which is the average of the high and low prices of shares of the Registrant’s common stock on The Nasdaq Global Market (“Nasdaq”) on March 26, 2021 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission (the “SEC”)).

(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

(5)	$12,891.21 fee previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

SUBJECT TO COMPLETION, DATED MARCH 29, 2021

PRELIMINARY PROSPECTUS

Up to 29,368,920 Shares of Common Stock

This prospectus relates to the offer and sale, from time to time, by the selling securityholders named in this prospectus (the “Selling Securityholders”), or any of their pledgees, donees, assignees and successors-in-interest (“permitted transferees”), of up to an aggregate of 29,368,920 shares of our common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination (as defined below) and to certain of our stockholders as consideration in connection with the Business Combination. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders and any of their permitted transferees may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock is listed on the Nasdaq Global Market under the symbol “GMTX”. On March 26, 2021, the closing price of our common stock was $14.79 per share.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is  March 29, 2021.

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SUMMARY OF MATERIAL RISKS ASSOCIATED WITH OUR BUSINESS

Our business is subject to numerous risks and uncertainties that you should be aware of in evaluating our business. These risks include, but are not limited to, the following:

●	Gemini has incurred significant losses since its inception and expects to incur losses for the foreseeable future.

●	Gemini will require additional capital to finance its operations, which may not be available to it on acceptable terms, or at all. As a result, Gemini may not complete the development and commercialization of GEM103 or any other product candidates.

●	Gemini is heavily dependent on the success of GEM103, its lead product candidate.

●	GEM103 and any other product candidates must undergo rigorous clinical trials and regulatory approvals, and success in nonclinical studies or earlier-stage clinical trials may not be indicative of results in future clinical trials.

●	Gemini is subject to many manufacturing risks, any of which could substantially increase its costs, delay clinical programs and limit supply of its products.

●	Gemini must attract and retain highly skilled employees in order to succeed. If Gemini is not able to retain its current senior management team and its scientific advisors or continue to attract and retain qualified scientific, technical and business personnel, its business will suffer.

●	Gemini’s success depends upon its ability to obtain and maintain intellectual property protection for its products and technologies. It is difficult and costly to protect its proprietary rights and technology, and Gemini may not be able to ensure their protection.

●	Gemini will rely on third parties to conduct its clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines or comply with regulatory requirements, Gemini may not be able to obtain regulatory approval of or commercialize any potential product candidates.

●	Its business could be adversely affected by the effects of health epidemics, including the recent COVID-19 pandemic, in regions where third parties for which Gemini relies have significant research, development or manufacturing facilities, concentrations of clinical trial sites or other business operations, causing disruption in supplies and services.

●	The future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of Gemini’s Common Stock.

The summary risk factors described above should be read together with the text of the full risk factors below and in the other information set forth in this Annual Report on Form 10-K, including our consolidated financial statements and the related notes, as well as in other documents that we file with the SEC. If any such risks and uncertainties actually occur, our business, prospects, financial condition and results of operations could be materially and adversely affected. The risks summarized above or described in full below are not the only risks that we face. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial may also materially adversely affect our business, prospects, financial condition and results of operations.

INTRODUCTORY NOTE AND FREQUENTLY USED TERMS

On February 5, 2021 (the “Closing Date”), FS Development Corporation, a Delaware corporation (“FSDC”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Agreement and Plan of Merger, dated as of October 15, 2020 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Gemini Therapeutics, Inc., a Delaware corporation (“Old Gemini”), Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative, agent and attorney-in-fact of the Company Securityholders (the “Stockholders’ Representative”), FSDC and FSG Merger Sub Inc., a Delaware corporation (“Merger Sub”).

On the day prior to the Closing Date, Old Gemini changed its name to “Gemini Therapeutics Sub, Inc.” Pursuant to the Merger Agreement, on the Closing Date, (i) FSDC changed its name to “Gemini Therapeutics, Inc.” (together with its consolidated subsidiaries, “Gemini”), and (ii) Old Gemini merged with and into Merger Sub (the “Merger”), with Old Gemini as the surviving company in the Merger and, after giving effect to such Merger, Old Gemini becoming a wholly-owned subsidiary of Gemini.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (i) all shares of Old Gemini’s Series B Preferred Stock (including shares of Series B Preferred Stock issued upon conversion of outstanding convertible promissory notes), Series A Preferred Stock and Common Stock (collectively, “Old Gemini Stock”) issued and outstanding immediately prior to the Effective Time, whether vested or unvested, was converted into the right to receive their pro rata portion of the 17,942,274 shares of FSDC Class A Common Stock (the “Common Stock”) issued as Merger consideration (the “Merger Consideration”), provided that 2,150,000 shares of Common Stock are being held in escrow for a period of 12 months to satisfy any indemnification obligations of Old Gemini under the Merger Agreement; (ii) each option exercisable for Old Gemini Stock that was outstanding immediately prior to the Effective Time was assumed and continues in full force and effect on the same terms and conditions as were previously applicable to such options, subject to adjustments to exercise price and number of shares Common Stock issuable upon exercise based on the final conversion ratio calculated in accordance with the Merger Agreement, and (iii) 4,264,341 shares of Common Stock were reserved for issuance under the newly adopted 2021 Stock Option and Incentive Plan (the “2021 Plan”).

Unless the context otherwise requires, “we,” “us,” “our,” and the “Company” refer to Gemini and its consolidated subsidiaries. All references herein to the “Board” refer to the board of directors of Gemini. All references herein to the “Closing” refer to the closing of the transactions contemplated by the Merger Agreement (the “Transactions”), including the Merger and the transactions contemplated by the subscription agreements entered into by FSDC and certain investors (the “PIPE Investors”) pursuant to which the PIPE Investors collectively committed to subscribe for, and did subscribe for, an aggregate of 9,506,000 shares of Common Stock for an aggregate purchase price of $95,060,000 (the “PIPE Financing”).

In addition, in this document, unless otherwise stated or the context otherwise requires, references to:

“Board” means the board of directors of Gemini.

“Business Combination” means the business combination pursuant to the Merger Agreement.

“Bylaws” or “By-laws” means the Amended and Restated Bylaws of Gemini.

“Charter” or “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Gemini.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock of Gemini following the Closing.

“Convertible Notes” means those certain Convertible Promissory Notes of Old Gemini in the aggregate principal amount of $14,000,000, issued on August 21, 2020 to certain Gemini Equityholders pursuant to the Convertible Promissory Note Purchase Agreement dated August 21, 2020 among Old Gemini and such Gemini Equityholders.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” means the time at which the Business Combination became effective pursuant to the terms of the Merger Agreement.

“Equity Incentive Plan” means the 2021 Stock Option and Incentive Plan.

“Exchange Act” means the Securities Act of 1934, as amended from time to time.

“Founders Shares” means the Class B Common Stock held by the FSDC Investors since June 30, 2020.

“FSDC” means FS Development Corp., our predecessor.

“FSDC Investors” means the Sponsor, Robert Carey, Daniel Dubin and Deepka Pakianathan.

“FSDC Class A Common Stock” or “Class A Common Stock” means the shares of Class A Common Stock, par value $0.0001 per share, of FSDC.

“FSDC Class B Common Stock” or “Class B Common Stock” means the shares of Class B Common Stock, par value $0.0001 per share, of FSDC.

“FSDC IPO” means FSDC’s initial public offering.

“Gemini” means Gemini Therapeutics, Inc. (f/k/a FS Development Corp.) following the Closing of the Business Combination.

“Gemini Equityholders” means the holders of equity interests in Old Gemini as of the time immediately before the Business Combination.

“Old Gemini Stock” means, collectively, all shares of Old Gemini’s Series B Preferred Stock, Series A Preferred Stock and Common Stock.

“Major Gemini Investors” means Atlas Venture Fund X, L.P., Atlas Venture Opportunity Fund I, L.P., Lightstone Singapore L.P., Lightstone Ventures (A), L.P., Lightstone Ventures, L.P., OrbiMed Private Investments VI, LP and Wu Capital Investment LLC.

“Merger Agreement” means the Merger Agreement, dated as of October 15, 2020, by and among FSDC, Merger Sub, Old Gemini and the Shareholders Representative.

“Merger Consideration” means the Closing Payment Shares to be issued as the consideration for the Business Combination.

“Merger Sub” means FSG Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of FSDC.

“Old Gemini” means Gemini Therapeutics Inc. prior to the Closing of the Business Combination.

“PIPE Financing” refers to the sale of 9,506,000 newly issued shares of Common Stock in a private placement concurrent with the Business Combination.

“Public Shares” means FSDC Class A Common Stock issued in the FSDC IPO.

“Registration Rights Agreement” means the Registration Rights Agreement, dated February 5, 2021 by and among Gemini, Old Gemini, the FSDC Investors and the Major Gemini Investors.

“SEC” means the Securities Exchange Commission or any successor organization.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shareholders Representative” means Shareholder Representative Services LLC.

“Sponsor” means FS Development Holdings, LLC.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders and their permitted transferees may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 29,368,920 shares of our common stock that were issued to the PIPE Investors in a private placement in connection with the closing of the Business Combination and to certain of our stockholders as consideration in connection with the Business Combination . The Selling Securityholders and their permitted transferees may use the shelf registration statement to sell such securities from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the common stock being offered and the terms of the offering.

A prospectus supplement or post-effective amendment may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement, post-effective amendment or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Gemini,” “Summary Unaudited Pro Forma Condensed Combined Financial Information” and the financial statements included elsewhere in this prospectus.

Overview

We are a clinical-stage precision medicine company developing novel therapeutic compounds to treat genetically defined, age-related macular degeneration (AMD). Our lead product candidate, GEM103, is a recombinant form of the human complement factor H protein (CFH) and is designed to address complement hyperactivity and overall dysregulation caused by loss of function mutations thus restoring retinal health in patients with AMD. Native CFH serves multiple functions in maintaining retinal health including regulating lipid metabolism in the retina, protecting the retina against lipid and protein by-products of oxidative stress, and regulating the complement system, which is part of the innate immune system. This multifaceted regulation plays an integral role in engagement and maintenance of complement-mediated immune responses that are involved in pathogen defense and cellular debris clearance.

Since inception in 2015, we have devoted substantially all our efforts and financial resources to organizing and staffing our company, business planning, raising capital, discovering product candidates and securing related intellectual property rights and conducting research and development activities for our product candidates. We do not have any products approved for sale, and we have not generated any revenue from product sales. We may never be able to develop or commercialize a marketable product.

Our lead product candidate, GEM103, is in Phase 2a clinical development and our other product candidates and research initiatives are in preclinical or earlier stages of development. Our ability to generate revenue from product sales sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our product candidates. We have not yet successfully completed any pivotal clinical trials, nor have we obtained any regulatory approvals, manufactured a commercial-scale drug, or conducted sales and marketing activities. Through December 31, 2020, we had received gross proceeds of $76.0 million from the sale of our preferred stock, gross proceeds of $16.9 million from borrowings under convertible promissory notes and $10.0 million from our term loan facility with Silicon Valley Bank, (“SVB”).

We believe GEM103 is capable of down-regulating hyperactive complement activity while maintaining a healthy environment for the cellular architecture supporting retinal function in patients with AMD. We believe that this differentiated approach to controlling complement dysregulation will allow us to more broadly address AMD pathology and potentially treat AMD. In September 2020, we commenced a Phase 2a clinical trial of GEM103 in patients with dry AMD carrying mutations in the CFH gene. Topline data including safety, tolerability and relevant biomarkers of complement activation from this Phase 2a clinical trial are expected in the first half of 2021. GEM103 has been granted Fast Track designation by the United States Food and Drug Administration (FDA).

Augmenting CFH activity represents a unique approach to address imbalances in the immune system in a broad array of complement-mediated inflammatory diseases. We aspire to lead the next generation of complement therapeutics by focusing on restoring native regulation of complement activation, as opposed to broadly inhibiting complement using engineered molecules. Restoration of terminal complement pathway regulation avoids the unintended consequences of broad complement inhibition, which can result in safety issues and a reduced therapeutic index. Integration of genetic, biological, and clinical information has identified high-risk, genetically defined subpopulations present within the current broadly defined AMD cohort. In particular, loss of function variants in the gene that encodes CFH can reduce complement regulation and/or adversely affect retinal homeostasis, both of which strongly correlate with an increased risk for developing AMD. We can identify, functionally evaluate and characterize the proteins generated by these genetic variants and define their roles in disease pathogenesis using custom genetic assays and functional assays, novel biomarkers, and our CLARITY natural history clinical trials. In the CLARITY natural history studies, we are evaluating clinical stage and extent of retinal disease as measured by precise imaging methods and have incorporated novel biomarker assessments when possible to evaluate the impact of the specific CFH variants in disease pathogenesis and progression.

AMD is a disease primarily affecting the macula, the central portion of the retina responsible for high acuity vision, and is the number one cause of irreversible blindness in the United States and Europe. AMD has generally been characterized as either “wet” or “dry,” definitions driven by clinical presentation rather than underlying biology. In dry AMD, the center of the retina slowly degenerates leading to loss of photoreceptors over time. In wet AMD, choroidal vessels grow aberrantly and invade the retina (referred to as choroidal neovascularization, or CNV) rapidly degrading central vision. There are approximately 16 million AMD patients in the United States, of whom approximately 90%, or approximately 15 million, have dry AMD. Of these, approximately six million carry a variant in the CFH gene which leads to loss of function in the CFH protein. In these patients, CFH protein is generally expressed at normal levels but the genetic mutations result in functional insufficiency in the CFH expressed. For wet AMD, drugs targeting one of the central proteins in CNV pathogenesis, vascular endothelial growth factor (VEGF), have proven effective in its management. No treatment is currently available for the approximately 15 million patients with early, intermediate, or advanced dry AMD.

GEM103 has been evaluated in a Phase 1 clinical trial of CFH-variant related dry AMD patients. Single rising doses of GEM103, administered intravitreally, maintained supraphysiologic CFH levels for more than 28 days, with no adverse drug reactions and no ocular inflammation. In several subjects, dosing also resulted in reductions in a biomarker of complement activity, consistent with the GEM103 mechanism of action. GEM103 is now being evaluated in a multiple ascending dose Phase 2a clinical trial in similar genetically defined patients to further evaluate safety, tolerability, and effects on relevant complement activation biomarkers. In addition, GEM103 is being evaluated in a Phase 2a clinical trial as an add-on to anti-VEGF therapy for the treatment of wet AMD patients at risk for progressive vision loss due to macular atrophy.

We are led by experts with decades of collective experience in drug research, development, manufacturing, commercialization and collaborative alliances. Our board of directors, including Mr. David Lubner, are leaders in research and development in the complement system. We have assembled a management team, led by our Chief Executive Officer, Mr. Jason Meyenburg, whose members have extensive experience in successfully developing, manufacturing and commercializing transformative therapies at companies including Alexion Pharmaceuticals, Inc., Orchard Therapeutics plc, Merrimack Pharmaceuticals, Inc., Intellia Therapeutics, Inc., Merck & Co., Inc., ViroPharma Incorporated (acquired by Shire plc.), Achillion Pharmaceuticals, Inc. (acquired by Alexion Pharmaceuticals, Inc.) and CSL Behring. Our management team’s wide-ranging expertise in rare diseases, complement therapeutics, immunology, genetics/gene therapy and protein biochemistry provide a singular vision for redefining AMD and linked disorders through precision medicine to address serious unmet medical needs.

Our Pipeline

Below is summary of our current product candidate pipeline

In the table above, IND enabled means we have completed the necessary nonclinical studies, including without limitation ADME and toxicology, as well as formulation and manufacturing development necessary to seek the permission of regulatory authorities to begin human clinical testing.

GEM103

We are developing GEM103 initially for the treatment of dry AMD in patients with loss of function mutations in CFH. As a complement pathway regulatory protein, GEM103 is expected to restore appropriate complement function by ameliorating the detrimental effects of excessive complement activation, including inappropriate cell lysis and exaggerated immune responses, while simultaneously preserving the beneficial roles of CFH, including clearance of extracellular debris and repair of oxidative damage.

The mechanism of action of GEM103 stands in contrast to that of broad complement pathway inhibitors developed to date which indiscriminately block both the detrimental and beneficial effects of complement activation. To our knowledge, GEM103 is the first recombinant, native complement modulator being evaluated in human clinical trials.

We also plan to advance GEM103 through studies in a selected population of patients suffering from wet AMD who have been treated with an anti-VEGF therapy approved by the FDA, to evaluate the impact on VEGF-inhibition-related macular atrophy. On February 1, 2021, we announced that we had commenced a 2a clinical trial in this population and expect to have topline safety and tolerability data from this trial in the second half of 2021.

Our Strategy

We aspire to develop the next generation of complement therapeutics by precisely focusing on genetically defined patient populations through restoration of their physiologic CFH function which cannot be addressed by indiscriminate complement inhibitors.

Key elements of our strategy include:

●	Replace current complement inhibition orthodoxy with an approach that leverages knowledge of patient underlying genetic predispositions and normalizes complement hyperactivity while retaining functions that are essential for maintaining retinal tissue homeostasis. We believe our differentiated approach focused on complement regulation through the administration of GEM103 will provide therapeutics that not only address complement dysfunction in AMD but will also address other critical pathological mechanisms like chronic inflammation underlying AMD progression. We believe complement regulation has the potential to yield significant benefits over current development-stage therapies that are focused solely on what is effectively complete inhibition of the different pathways of the complement system.

●	Redefine AMD as a disease of genetic subtypes that can be addressed by specific therapeutic strategies tailored to the genetic defect. Our philosophy is that the best way to identify drug targets is to understand the genetic variants that lead to increased risk of disease. In AMD, we believe that genetic analyses implicate an important role for variants in the gene that encodes for CFH in a large subset of patients. AMD represents a large market opportunity consisting of patients with differentiated genetic subtypes. We are initially focused on treating the approximately six million patients with CFH loss of function mutations.

●	Advance our lead program, GEM103, through clinical development and if approved, into commercialization to address significant unmet need in dry AMD. Dry AMD, which often ultimately leads to blindness and for which there are no currently approved treatment options, affects approximately 16 million patients in the United States, of which approximately six million have associated loss of function variants of CFH. GEM103, recombinant CFH, is the first complement pathway modulator under development to potentially regulate complement in patients with dry AMD. GEM103 is now being evaluated in a multiple ascending dose Phase 2a clinical trial in a genetically defined population suffering from dry AMD and carrying mutations in the gene for CFH. We expect top line data on safety, tolerability and effect on complement related biomarkers from this trial in the first half of 2021. The data from this trial will inform dose selection and potential clinical endpoints for an end of Phase 2 meeting with regulatory authorities at which we plan to seek alignment on a pivotal development pathway.

●	Evaluate strategic business development opportunities to maximize the value of our discovery and development assets. We believe that our differentiated approach holds the potential to target a number of well-characterized genetic mutations across multiple disease areas. We are therefore exploring opportunities to follow complement biology dysregulation and address other unmet disease needs outside the eye. We may seek to selectively enter into strategic business development transactions to leverage complementary capabilities and maximize the long-term value of our research and development portfolio.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the FSDC initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common equity held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

Risks Associated with Our Business

Our business is subject to numerous material and other risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors.” These risks include, among others:

●	Gemini has incurred significant losses since its inception and expects to incur losses for the foreseeable future.

●	Gemini currently has a limited operating history, has not generated any revenue to date, and may never become profitable.

●	Gemini will require additional capital to finance its operations, which may not be available to it on acceptable terms, or at all. As a result, Gemini may not complete the development and commercialization of GEM103 or any other product candidates.

●	Gemini is heavily dependent on the success of GEM103, its lead product candidate.

●	If Gemini is not successful in discovering, developing, receiving regulatory approval for and commercializing GEM103 or other product candidates, its ability to expand its business and achieve its strategic objectives would be impaired.

●	GEM103 and any other product candidates must undergo rigorous clinical trials and regulatory approvals, and success in nonclinical studies or earlier-stage clinical trials may not be indicative of results in future clinical trials.

●	Gemini is subject to many manufacturing risks, any of which could substantially increase its costs, delay clinical programs and limit supply of its products.

●	Its business could be adversely affected by the effects of health epidemics, including the recent COVID-19 pandemic, in regions where third parties for which Gemini relies have significant research, development or manufacturing facilities, concentrations of clinical trial sites or other business operations, causing disruption in supplies and services.

●	Gemini may encounter difficulties in managing its growth, which could adversely affect its operations.

●	If Gemini fails to maintain an effective system of internal control over financial reporting, Gemini may not be able to accurately report its financial results or prevent fraud. As a result, stockholders could lose confidence in its financial and other public reporting, which would harm its business and the trading price of its common stock.

●	Gemini’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

●	Gemini must attract and retain highly skilled employees in order to succeed. If Gemini is not able to retain its current senior management team and its scientific advisors or continue to attract and retain qualified scientific, technical and business personnel, its business will suffer.

●	Its employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

●	Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside its control, significant competition for recruiting patients with AMD in clinical trials.

●	Gemini faces substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than us.

Corporate Information

The mailing address for our principal executive office is 300 One Kendall Square, 3rd Floor Cambridge, MA 02139, and our telephone number is 617-401-4400. Our website address is https://geminitherapeutics.com/. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section titled “Description of Securities of Gemini.”

This prospectus relates to the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of up to an aggregate of 29,368,920 shares of our common stock that were issued to the PIPE Investors in a private placement in connection with the closing of the Business Combination and to certain of our stockholders as consideration in connection with the Business Combination.

Securities that may be offered and sold from time to time by the Selling Securityholders named herein	Up to an aggregate of 29,368,920 held by the Selling Securityholders.

Common stock outstanding	42,998,664 shares of Common Stock as of March 15, 2021.

Use of proceeds	All of the shares of Common Stock is offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Market for our common stock	Our common stock is listed on Nasdaq under the symbol “GMTX”.

Risk factors	Any investment in the Common Stock offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” elsewhere in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Transactions and their expected benefits, Gemini’s performance following the Transactions, the success, cost and timing of Gemini’s product development activities and clinical trials, the potential attributes and benefits of Gemini’s product candidates, Gemini’s ability to obtain and maintain regulatory approval for its product candidates and Gemini’s ability to obtain funding for its operations. Forward-looking statements include statements relating to our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Transactions. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements of Gemini in this prospectus include, but are not limited to, statements about:

●	the ability of Gemini’s clinical trials to demonstrate acceptable safety and efficacy of Gemini’s product candidates, including GEM103, Gemini’s lead product candidate, and other positive results;

●	the timing, progress and results of clinical trials for GEM103 and Gemini’s other product candidates, including statements regarding the timing of initiation and completion of studies or trials and related preparatory work,

●	the period during which the results of the trials will become available, and Gemini’s research and development programs;

●	the timing, scope and likelihood of regulatory filings;

●	Gemini’s ability to obtain marketing approvals of its product candidates and to meet existing or future regulatory standards or comply with post-approval requirements;

●	Gemini’s expectations regarding the potential market size and the size of the patient populations for its product candidates, if approved for commercial use;

●	Gemini’s commercialization, marketing and manufacturing capabilities and strategy;

●	Gemini’s intellectual property position and expectations regarding its ability to obtain and maintain intellectual property protection;

●	Gemini’s ability to identify additional products, product candidates or technologies with significant commercial potential that are consistent with its commercial objectives;

●	the impact of government laws and regulations;

●	Gemini’s competitive position and expectations regarding developments and projections relating to its competitors and any competing therapies that are or become available;

●	developments and expectations regarding developments and projections relating to Gemini’s competitors and industry;

●	the possibility that Gemini may be adversely impacted by other economic, business, and/or competitive factors;

●	future exchange and interest rates; and

●	other risks and uncertainties indicated in this prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC.

These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

In addition, statements that Gemini “believes” and similar statements reflect such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that Gemini has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 pandemic and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and Gemini’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this prospectus, we have not independently verified the market and industry data contained in this prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the other information in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our common stock could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this prospectus to our business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and our future prospects. The material and other risks and uncertainties summarized above and described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Business

Gemini has incurred significant losses since its inception and expects to incur losses for the foreseeable future.

Gemini has no products approved for commercial sale and has not generated any revenue to date, and Gemini continues to incur significant research and development and other expenses related to its ongoing operations. As a result, Gemini is not profitable and has incurred significant losses in each period since its inception in March 2015. For the years ended December 31, 2020 and December 31, 2019, Gemini reported net losses of $40.8 million and $41.4 million. As of December 31, 2020, Gemini had an accumulated deficit of $112.8 million. Gemini expects to continue to incur significant losses for the foreseeable future, and Gemini expects these losses to increase as Gemini continues its research and development of, and seeks regulatory approvals for, its product candidates. Gemini anticipates that its expenses will increase substantially if, and as, Gemini:

●	conducts larger scale clinical trials for its lead product candidate, GEM103, and any other product candidates;

●	discovers and develops new product candidates, and conducts nonclinical studies and clinical trials;

●	manufactures, or has manufactured, clinical and commercial supplies of its product candidates;

●	seeks regulatory approvals for its product candidates;

●	commercializes GEM103 or any other product candidates, if approved;

●	attempts to transition from a company with a research focus to a company capable of supporting commercial activities, including establishing sales, marketing and distribution infrastructure;

●	hires additional clinical, scientific, and management personnel;

●	adds operational, financial, and management information systems and personnel;

●	identifies additional compounds or product candidates and acquires rights from third parties to those compounds or product candidates through licenses; and

●	incurs additional costs associated with operating as a public company.

Even if Gemini succeeds in commercializing GEM103 or any other product candidates, Gemini may continue to incur substantial research and development and other expenditures to develop and market additional product candidates. Gemini may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business for any reason, including as a result of the Coronavirus Disease 19, or COVID-19 pandemic. The size of its future net losses will depend, in part, on the rate of future growth of its expenses and its ability to generate revenue. Its prior losses and expected future losses have had and will continue to have an adverse effect on its stockholders’ equity and working capital.

Gemini currently has a limited operating history, has not generated any revenue to date, and may never become profitable.

Gemini is a clinical-stage biotechnology company with a limited operating history. Its operations to date have been limited to organizing and staffing its company, acquiring, developing and securing its technology and product candidates, and conducting clinical trials and preclinical studies of its product candidates. Gemini has not yet demonstrated its ability to complete clinical trials, obtain regulatory approval, formulate and manufacture a commercial-scale product, or conduct sales and marketing activities necessary for successful product commercialization. Investment in biotechnology product development is highly speculative because it entails substantial upfront expenditures in contract research organizations, or CROs, and contract manufacturing organizations, or CMOs, and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. Consequently, any predictions you may make about its future success or viability may not be as accurate as they could be if Gemini had a longer operating history.

Though GEM103 is in Phase 2a clinical development, Gemini does not expect to receive revenue from GEM103 for a number of years, if ever. To date, Gemini has not generated any revenue and Gemini will not be able to generate product revenue unless and until GEM103, or any other product candidate, successfully completes clinical trials, receives regulatory approval, and is commercialized. Gemini may seek to obtain revenue from collaboration or licensing agreements with third parties. Its ability to generate future product revenue from GEM103 or any other product candidates also depends on a number of additional factors, including its, or its current and future collaborators’, ability to:

●	successfully complete nonclinical studies and clinical trials for GEM103 and any other product candidates;

●	seek and obtain marketing approvals for any product candidates that complete clinical development;

●	establish and maintain supply and manufacturing relationships with third parties, and ensure adequate and legally compliant manufacturing of bulk drug substances and drug products to maintain that supply;

●	launch and commercialize any product candidates for which Gemini obtains marketing approval, and, if launched independently, successfully establish a sales, marketing and distribution infrastructure;

●	demonstrate the necessary safety data post-approval to ensure continued regulatory approval;

●	obtain coverage and adequate product reimbursement from third-party payors, including government payors;

●	achieve market acceptance for any approved products;

●	address any competing technological and market developments;

●	negotiate favorable terms in any collaboration, licensing or other arrangements into which Gemini may enter in the future and performing its obligations in such collaborations;

●	establish, maintain, protect and enforce its intellectual property rights; and

●	attract, hire and retain qualified personnel.

In addition, because of the numerous risks and uncertainties associated with biotechnology product development, including that its product candidates may not advance through development or achieve the endpoints of applicable clinical trials, Gemini is unable to predict the timing or amount of increased expenses, or if or when Gemini will achieve or maintain profitability. In addition, its expenses could increase beyond expectations if Gemini decides, or are required by the U.S. Food and Drug Administration, or FDA, or applicable foreign regulatory authorities in other jurisdictions where Gemini may pursue regulatory approval, or applicable foreign regulatory authorities, to perform nonclinical studies or clinical trials in addition to those that Gemini currently anticipates. Even if Gemini completes the development and regulatory processes described above, Gemini anticipates incurring significant costs associated with launching and commercializing any approved product.

If Gemini does achieve profitability, Gemini may not be able to sustain or increase profitability on a quarterly or annual basis. Its failure to become and remain profitable would decrease the value of its company and could impair its ability to raise capital, maintain its research and development efforts, expand its business or continue its operations. A decline in the value of its company also could cause you to lose all or part of your investment.

Gemini will require additional capital to finance its operations, which may not be available to it on acceptable terms, or at all. As a result, Gemini may not complete the development and commercialization of GEM103 or any other product candidates.

As a research and development company, Gemini’s operations have consumed substantial amounts of cash since inception. Gemini expects its research and development expenses to increase substantially in connection with its ongoing activities, particularly as Gemini advances GEM103 into later-stage clinical development.

As of December 31, 2020, Gemini had $4.5 million of cash and cash equivalents. Gemini believes that the net proceeds from the Business Combination and the PIPE transaction, together with its existing cash and cash equivalents, will fund its projected operating requirements into 2023. Its forecast of the period of time through which its financial reserves will adequately support its operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk factors” section. Gemini has based this estimate on assumptions that may prove to be wrong, and Gemini could utilize its available capital resources sooner than Gemini currently expects. Its future funding requirements, both short and long-term, will depend on many factors, including, but not limited to:

●	the initiation, progress, timing, costs and results of nonclinical studies and clinical trials for GEM103 or any other product candidates Gemini may develop, including any COVID-19-related delays or other effects on its development programs;

●	the outcome, timing and cost of seeking and obtaining regulatory approvals from the FDA and applicable foreign regulatory authorities, including the potential for such authorities to require that Gemini performs more nonclinical studies or clinical trials than those that Gemini currently expects or change their requirements on studies that had previously been agreed to;

●	the cost to establish, maintain, expand, enforce and defend the scope of its intellectual property portfolio, including the amount and timing of any payments Gemini may be required to make, or that Gemini may receive, in connection with licensing, preparing, filing, prosecuting, defending and enforcing any patents or other intellectual property rights;

●	the effect of competing technological and market developments;

●	market acceptance of any approved product candidates, including product pricing, as well as product coverage and the adequacy of reimbursement by third-party payors;

●	the cost of acquiring, licensing or investing in additional businesses, products, product candidates and technologies;

●	the cost and timing of selecting, auditing and potentially validating a manufacturing site for commercial-scale manufacturing;

●	the cost of establishing sales, marketing and distribution capabilities for any product candidates for which Gemini may receive regulatory approval and that Gemini determines to commercialize; and

●	its need to implement additional internal systems and infrastructure, including financial and reporting systems.

Gemini does not have any committed external source of funds or other support for its development efforts and Gemini cannot be certain that additional funding will be available on acceptable terms, or at all. Until Gemini can generate sufficient revenue to finance its cash requirements, which Gemini may never do, Gemini expects to finance its future cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements, and other marketing or distribution arrangements. If Gemini raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect its stockholders’ rights. Further, to the extent that Gemini raises additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest will be diluted. If Gemini raises additional capital through debt financing, Gemini could be subject to fixed payment obligations and may be subject to covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Gemini raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, Gemini may have to relinquish certain valuable rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. Gemini also could be required to seek collaborators for one or more of its product candidates at an earlier stage than otherwise would be desirable or relinquish its rights to product candidates or technologies that Gemini otherwise would seek to develop or commercialize itself. If Gemini is unable to raise additional capital in sufficient amounts or acceptable terms, Gemini may have to significantly delay, scale back or discontinue the development or commercialization of one or more of its product candidates or one or more of its other research and development initiatives. Any of the above events could significantly harm its business, prospects, financial condition and results of operations and cause the price of its common stock to decline.

Gemini is heavily dependent on the success of GEM103, its lead product candidate.

Gemini currently has no products that are approved for commercial sale and may never be able to develop marketable products. Gemini expects that a substantial portion of its efforts and expenditures over the next several years will be devoted to its lead product candidate, GEM103. Accordingly, its business currently depends heavily on the successful development, regulatory approval, and commercialization of GEM103. GEM103 is currently being tested in a Phase 2a clinical trial in genetically defined patients with dry age-related macular degeneration, or AMD and in a Phase 2a clinical trial as an add-on to anti-VEGF therapy for the treatment of wet AMD patients at risk for progressive vision loss due to macular atrophy. Gemini cannot be certain that GEM103 will successfully complete clinical trials, receive regulatory approval or be successfully commercialized even if Gemini receives regulatory approval. If Gemini is required to discontinue development of GEM103 or if GEM103 does not receive regulatory approval or fails to achieve significant market acceptance, Gemini would be substantially delayed in its ability to achieve profitability, if ever.

The research, testing, manufacturing, safety, efficacy, labeling, approval, sale, marketing, and distribution of GEM103 is, and will remain, subject to comprehensive regulation by the FDA and applicable foreign regulatory authorities. Failure to obtain regulatory approval for GEM103 will prevent Gemini from commercializing and marketing GEM103.

Further, its Phase 2a clinical trials of GEM103 and other future clinical trials may not be able to replicate the results from its preclinical studies or past clinical trials of GEM103. To the extent any of foregoing has not occurred, its expected development time and development costs for GEM103 may be increased.

Even if Gemini is able to successfully obtain approval from the FDA or applicable foreign regulatory authorities for GEM103, any approval might contain significant limitations related to use, including limitations on the stage of disease GEM103 is approved to treat, as well as restrictions for specified age groups, warnings, precautions or contraindications. Furthermore, even if Gemini obtains regulatory approval for GEM103, Gemini will still need to develop a commercial infrastructure or develop relationships with collaborators to commercialize, establish a commercially viable pricing structure and obtain coverage and adequate reimbursement from third-party payors, including government healthcare programs otherwise. If Gemini, or any future collaborators, are unable to successfully commercialize GEM103, Gemini may not be able to generate sufficient revenue to continue its business.

If Gemini is not successful in discovering, developing, receiving regulatory approval for and commercializing GEM103 or other product candidates, its ability to expand its business and achieve its strategic objectives would be impaired.

Although Gemini plans to devote a majority of its resources to the continued preclinical and clinical testing and potential approval of GEM103 for the treatment of patients with AMD, another key element of its strategy is to discover, develop and commercialize a portfolio of products. Gemini is seeking to do so through its internal discovery programs, but its resources are limited, and those that Gemini have are geared towards preclinical and clinical testing and seeking regulatory approval of GEM103 for the treatment of patients with AMD. Gemini may also explore strategic collaborations for the development or acquisition of new product candidates, but Gemini may not be successful in entering into such relationships. GEM103 is its only product candidate in clinical stages of development. Research programs to identify product candidates require substantial technical, financial and human resources, regardless of whether any product candidates are ultimately identified. Its research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including:

●	the research methodology used may not be successful in identifying potential product candidates;

●	competitors may develop alternatives that render its product candidates obsolete;

●	product candidates Gemini develop may nevertheless be covered by third parties’ patents or other exclusive rights;

●	a product candidate may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

●	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all;

●	an approved product may not be accepted as safe and effective by trial participants, the medical community or third-party payors; and

●	intellectual property or other proprietary rights of third parties for product candidates Gemini develop may potentially block its entry into certain markets or make such entry economically impracticable.

If Gemini fails to develop and successfully commercialize other product candidates, its business and future prospects may be harmed and its business will be more vulnerable to any problems that Gemini encounters in developing and commercializing its product candidates.

GEM103 and any other product candidates must undergo rigorous clinical trials and regulatory approvals, and success in nonclinical studies or earlier-stage clinical trials may not be indicative of results in future clinical trials.

GEM103 and any other product candidates will be subject to rigorous and extensive clinical trials and extensive regulatory approval processes implemented by the FDA and applicable foreign regulatory authorities. The approval process is typically lengthy and expensive, and approval is never certain. Gemini has limited experience in conducting the clinical trials required to obtain regulatory approval. Gemini may not be able to conduct clinical trials at preferred sites, enlist clinical investigators, enroll sufficient numbers of participants or begin or successfully complete clinical trials in a timely fashion, if at all. Its planned clinical trials may be insufficient to demonstrate that its potential products will be active, safe or effective. Additional clinical trials may be required if clinical trial results are negative or inconclusive, which will require us to incur additional costs and significant delays.

Success in preclinical studies and earlier-stage clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the effectiveness and safety of a product candidate. In addition, the design of a clinical trial can determine whether its results will support approval of a product, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. Because Gemini has limited experience designing clinical trials, Gemini may be unable to design and execute a clinical trial to support regulatory approval. In addition, there is a high failure rate for drugs and biologics proceeding through clinical trials. In fact, many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in nonclinical studies and earlier-stage clinical trials. Similarly, the outcome of nonclinical studies may not predict the success of clinical trials. Moreover, data obtained from nonclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, Gemini may experience regulatory delays or rejections as a result of many factors, including due to changes in regulatory policy during the period of development of its product candidates. Any such delays could negatively impact its business, financial condition, results of operations and prospects.

From time to time, Gemini may publish interim “top-line” or preliminary data from its clinical trials. Preliminary or interim data from clinical trials that Gemini may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or interim data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data Gemini previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm its business and financial prospects.

Additionally, several of its planned and ongoing clinical trials utilize an “open-label” trial design. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational product candidate or either an existing approved biologic, drug, or placebo. Most typically, open-label clinical trials test only the investigational product candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label clinical trials are aware when they are receiving treatment. Open-label clinical trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge. The results from an open-label trial may not be predictive of future clinical trial results with any of its product candidates for which Gemini includes an open-label clinical trial when studied in a controlled environment with a placebo or active control.

Gemini is subject to many manufacturing risks, any of which could substantially increase its costs, delay clinical programs and limit supply of its products.

Gemini has contracted with a third party manufacturer to make new drug substance to support future clinical trials and for commercial sale, if approved. Its contract manufacturer may not be able to adopt, adapt or scale up the manufacturing process in a timely manner to support its future clinical trials. The process of manufacturing its product is complex, highly regulated and subject to several risks, including:

●	the manufacturing process is susceptible to product loss due to contamination by adventitious microorganisms, equipment failure, improper installation or operation of equipment, vendor or operator error and improper storage conditions. Even minor deviations from normal manufacturing processes could result in reduced production yields and quality as well as other supply disruptions. If microbial, viral or other contaminations are discovered in its products or in the manufacturing facilities in which its products are made, the manufacturing facilities may need to be closed for an extended period of time to investigate and eliminate the contamination;

●	the manufacturing facilities in which its products are made could be adversely affected by equipment failures, labor and raw material shortages, financial difficulties of its contract manufacturers, natural disasters, power failures, local political unrest and numerous other factors; and

●	any adverse developments affecting manufacturing operations for its products may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls or other interruptions in the supply of its products. Gemini may also have to record inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more expensive manufacturing alternatives.

The manufacture of GEM103 and other product candidates require significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of these products sometimes encounter difficulties in production, especially during scale-up from the manufacturing process used for early clinical trials to a validated process needed for pivotal clinical studies and commercial launch. These problems include failure to meet target production costs and yields, sub-par quality control testing, including stability of the product, quality assurance system failures, operator error and shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Gemini cannot assure you that any product quality issues relating to the manufacture of GEM103 or any other product candidates will not occur in the future.

Gemini does not have and Gemini does not currently plan to acquire or build the facilities or internal capabilities to manufacture bulk drug substance or filled drug product for use in clinical trials or commercialization. To a large extent, that makes us dependent on the goodwill of its contract manufacturing partners to quickly fix deviations that will inevitably occur during the manufacturing of its product. Any delay or interruption in the supply of clinical trial materials could delay the completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require us to commence new clinical trials at additional expense or terminate clinical trials altogether.

Its business could be adversely affected by the effects of health epidemics, including the recent COVID-19 pandemic, in regions where third parties for which Gemini relies have significant research, development or manufacturing facilities, concentrations of clinical trial sites or other business operations, causing disruption in supplies and services.

Its business could be adversely affected by health epidemics in regions where third parties for which Gemini relies, such as CROs or CMOs, have concentrations of clinical trial sites or other business operations, and could cause significant disruption in the operations of third-party manufacturers and CROs upon whom Gemini relies. On January 30, 2020, the World Health Organization, or WHO, announced a global health emergency because of SARS-CoV-2, a new strain of novel coronavirus originating in Wuhan, China, and the risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO declared the COVID-19 outbreak a pandemic, which continues to spread throughout the world. The spread of this pandemic has caused significant volatility and uncertainty in U.S. and international markets. This could result in an economic downturn and may disrupt its business and delay its clinical programs and timelines.

Quarantines, shelter-in-place and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, related to COVID-19 pandemic or other infectious diseases, could impact personnel at third-party manufacturing facilities in the United States and other countries, or the availability or cost of materials, which would disrupt its supply chain. Any manufacturing supply interruption of materials could adversely affect its ability to conduct ongoing and future research and manufacturing activities.

In addition, its clinical trials may be affected by the COVID-19 pandemic. Clinical site initiation and patient enrollment may be delayed due to prioritization of healthcare system resources toward the COVID-19 pandemic. Some patients may not be able to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. Similarly, Gemini’s clinical trial operations may be adversely impacted due to increased difficulty to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 pandemic.

The spread of COVID-19 pandemic, which has caused a broad impact globally, may materially affect Gemini economically. While the potential economic impact brought by, and the duration of, COVID-19 pandemic may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing its ability to access capital, which could in the future negatively affect its liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 pandemic could materially affect its business and the value of its common stock.

The global pandemic of COVID-19 continues to rapidly evolve. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. Gemini does not yet know the full extent of potential delays or impacts on its business, its clinical trials, healthcare systems or the global economy as a whole. However, these effects could have a material impact on its operations.

Gemini may encounter difficulties in managing its growth, which could adversely affect its operations.

As of the date of this prospectus, Gemini had 29 full-time and part-time employees. As Gemini continues development and pursues the potential commercialization of its product candidates, Gemini will need to expand its financial, development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us. As its operations expand, Gemini expects that it will need to manage additional relationships with various strategic collaborators, suppliers and other third parties. Its future financial performance and its ability to develop and commercialize its product candidates and to compete effectively will depend, in part, on its ability to manage any future growth effectively.

Management’s focus and resources may be diverted from operational matters and other strategic opportunities as a result of the Business Combination.

The Business Combination may place a significant burden on our management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition process could harm our financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on our systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on us. These uncertainties may impair our ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

The unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this prospectus. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Summary Unaudited Pro Forma Condensed Combined Financial Information.”

If Gemini fails to maintain an effective system of internal control over financial reporting, Gemini may not be able to accurately report its financial results or prevent fraud. As a result, stockholders could lose confidence in its financial and other public reporting, which would harm its business and the trading price of its common stock.

Effective internal controls over financial reporting are necessary for Gemini to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet its reporting obligations. In addition, any testing by Gemini conducted in connection with Section 404 of the Sarbanes-Oxley Act, or Section 404, or any subsequent testing by its independent registered public accounting firm, may reveal deficiencies in its internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to its financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in its reported financial information, which could have a negative effect on the trading price of its stock.

Gemini will be required to disclose changes made in its internal controls and procedures on a quarterly basis and its management will be required to assess the effectiveness of these controls annually. However, for as long as Gemini is an emerging growth company, or EGC, its independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of its internal controls over financial reporting could detect problems that its management’s assessment might not. Undetected material weaknesses in its internal controls over financial reporting could lead to restatements of its financial statements and require us to incur the expense of remediation.

Gemini’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Gemini’s disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by it in reports Gemini files or submits under the Securities Exchange Act of 1934, as amended, or Exchange Act, is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Gemini believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in its control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Gemini must attract and retain highly skilled employees in order to succeed. If Gemini is not able to retain its current senior management team and its scientific advisors or continue to attract and retain qualified scientific, technical and business personnel, its business will suffer.

To succeed, Gemini must recruit, retain, manage and motivate qualified clinical, scientific, technical and management personnel and Gemini faces significant competition for experienced personnel. If Gemini does not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect its ability to execute its business plan and harm its operating results. Gemini is dependent on the members of its management team and its scientific advisors for its business success, including its Chief Executive Officer, Jason Meyenburg. Gemini does not maintain “key person” insurance for any of its key personnel. An important element of its strategy is to take advantage of the research and development expertise of its current management. Gemini currently has employment agreements with all of its executive officers. Its employment agreements with its executive officers are terminable by them without notice and some provide for severance and change in control benefits. The loss of any one of its executive officers could result in a significant loss in the knowledge and experience that Gemini, as an organization, possesses and could cause significant delays, or outright failure, in the development and further commercialization of its product candidates.

There is intense competition for qualified personnel, including management in the technical fields in which Gemini operates and Gemini may not be able to attract and retain qualified personnel necessary for the successful research, development and commercialization of its product candidates. In particular, Gemini has experienced a very competitive hiring environment in Cambridge, Massachusetts, where Gemini is headquartered. Many of the other pharmaceutical companies that Gemini competes against for qualified personnel has greater financial and other resources, different risk profiles and a longer history in the industry than Gemini does. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what Gemini has to offer. If Gemini is unable to continue to attract and retain high-quality personnel, the rate and success with which Gemini can discover and develop product candidates and its business will be limited.

Its employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

Gemini cannot ensure that its compliance controls, policies, and procedures will in every instance protect us from acts committed by its employees, agents, contractors, or collaborators that would violate the law or regulation, including, without limitation, healthcare, employment, foreign corrupt practices, environmental, competition, and patient privacy and other privacy laws and regulations. Such improper actions could subject us to civil or criminal investigations, and monetary and injunctive penalties, and could adversely impact its ability to conduct business, operating results, and reputation.

Gemini is exposed to the risk of employee fraud or other illegal activity by its employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to comply with the laws enforced by the FDA and applicable foreign regulatory authorities, fails to provide true, complete and accurate information to the FDA and applicable foreign regulatory authorities, fails to comply with manufacturing standards Gemini has established, fails to comply with healthcare fraud and abuse laws in the United States and similar foreign laws, or fails to report financial information or data accurately or to disclose unauthorized activities to us. If Gemini obtains FDA approval of any of its product candidates and begin commercializing those products in the United States, its potential exposure under these laws will increase significantly, and its costs associated with compliance with these laws are also likely to increase. Additionally, Gemini is subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. These laws may impact, among other things, its current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs. If any such actions are instituted against us, and Gemini is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of its operations, any of which could adversely affect its ability to operate its business and its results of operations. It is not always possible to identify and deter employee misconduct, and the precautions Gemini takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us and Gemini is not successful in defending itself or asserting its rights, those actions could result in significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, and the curtailment or restructuring of its operations.

Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside its control, significant competition for recruiting patients with AMD in clinical trials.

Identifying and qualifying patients to participate in its clinical trials is critical to its success. Gemini may encounter delays in enrolling, or be unable to enroll, a sufficient number of patients to complete any of its clinical trials, and even once enrolled Gemini may be unable to retain a sufficient number of patients to complete any of its trials.

Factors that may generally affect patient enrollment include:

●	the size and nature of the patient population;

●	the number and location of clinical sites where patients are to be enrolled;

●	competition with other companies for clinical sites or patients;

●	the eligibility and exclusion criteria for the trial;

●	the design of the clinical trial;

●	inability to obtain and maintain patient consents;

●	risk that enrolled participants will drop out before completion; and

●	competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the product being studied in relation to other available therapies, including any new products that may be approved for the indications Gemini is investigating.

In addition, if any significant adverse events or other side effects are observed in any of its future clinical trials, it may make it more difficult for Gemini to recruit patients to its clinical trials and patients may drop out of its trials, or Gemini may be required to abandon the trials or its development efforts of one or more product candidates altogether. Its inability to enroll a sufficient number of patients for its clinical trials would result in significant delays, which would increase its costs and have an adverse effect on Gemini.

Gemini faces substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than us.

The biotechnology industry is intensely competitive and subject to rapid and significant technological change. Its competitors include multinational pharmaceutical companies, specialized biotechnology companies and universities and other research institutions. A number of pharmaceutical companies, as well as large and small biotechnology companies such as Apellis Pharmaceuticals, Inc. and IVERIC bio are pursuing the development or marketing of pharmaceuticals that target AMD. It is also probable that the number of companies seeking to develop products and therapies for the treatment of serious eye diseases, such as AMD, will increase. Many of its competitors have substantially greater financial, technical, human and other resources than Gemini does and may be better equipped to develop, manufacture and market technologically superior products. In addition, many of these competitors has significantly greater experience than Gemini has in undertaking nonclinical studies and human clinical trials of new pharmaceutical products and in obtaining regulatory approvals of human therapeutic products. Accordingly, its competitors may succeed in obtaining FDA approval for superior products. In addition, many competitors have greater name recognition and more extensive collaborative relationships. Smaller and earlier-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies.

Its competitors may obtain regulatory approval of their products more rapidly than Gemini does or may obtain patent protection or other intellectual property rights that limit its ability to develop or commercialize its product candidates. Its competitors may also develop drugs that are more effective, more convenient, more widely used and less costly or have a better safety profile than its products and these competitors may also be more successful than Gemini is in manufacturing and marketing their products. If Gemini is unable to compete effectively against these companies, then Gemini may not be able to commercialize its product candidates or achieve a competitive position in the market. This would adversely affect its ability to generate revenue. Its competitors also compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, its programs.

Gemini’s business and operations would suffer in the event of computer system failures, cyber-attacks or deficiencies in its or related parties’ cyber security.

Given its limited operating history, Gemini is still in the process of implementing its internal security measures. Its internal computer systems and those of current and future third parties on which Gemini rely may fail and are vulnerable to damage from computer viruses and unauthorized access. Its information technology and other internal infrastructure systems, including corporate firewalls, servers, leased lines and connection to the Internet, face the risk of systemic failure that could disrupt its operations. While Gemini has not, to its knowledge, experienced any such material system failure or security breach to date, if such an event were to occur and cause interruptions in its operations, it could result in a material disruption of its development programs and its business operations. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in its regulatory approval efforts and significantly increase its costs to recover or reproduce the data. Likewise, Gemini relies on third parties for the manufacture of its product candidates and to conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on its business. To the extent that any disruption or security breach were to result in a loss of, or damage to, its data or applications, or inappropriate disclosure of confidential or proprietary information, Gemini could incur liability, its competitive position could be harmed and the further development and commercialization of its product candidates could be hindered or delayed.

Comprehensive tax reform legislation could adversely affect its business and financial condition.

The “Tax Cuts and Jobs Act,” or the Tax Act, significantly revised the Code. The Tax Act, among other things, includes a reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, a limitation of the tax deduction for net interest expense to 30% of adjusted earnings (except for certain small businesses), a limitation of the deduction for net operating losses, or NOLs, to 80% of current year taxable income and an elimination of NOL carrybacks (though any such NOLs may be carried forward indefinitely), and modifying or repealing many business deductions and credits (including reducing the business tax credit for certain clinical testing expenses incurred in the testing of certain drugs for rare diseases or conditions generally referred to as “orphan drugs”). Additionally, on March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, which, among other things, suspends the 80% limitation on the deduction for NOLs in taxable years beginning before January 1, 2021, permits a 5-year carryback of NOLs arising in taxable years beginning after December 31, 2017 and before January 1, 2021, and generally caps the limitation on the deduction for net interest expense at 50% of adjusted taxable income for taxable years beginning in 2019 and 2020. Gemini continues to examine the impact this tax reform legislation may has on its business. Gemini urges investors to consult with their legal and tax advisers regarding the implications of the Tax Act and the CARES Act on an investment in its common stock.

Gemini might not be able to utilize a significant portion of its U.S. NOL carryforwards and U.S. research and development tax credit carryforwards.

As of December 31, 2020, Gemini had U.S. federal and state NOL carryforwards of $102.2 million and $95.1 million, respectively, and U.S. federal and state research and development tax credit carryforwards of $3.1 million and $1.0 million, respectively. If not utilized, such NOL carryforwards and research and development credits will expire at various dates beginning in 2037 (with the exception of $94.6 million, which has no expiration date) and 2040, respectively. Gemini does not anticipate generating revenue from sales of products for the foreseeable future, if ever, and Gemini may never achieve profitability. These NOL and tax credit carryforwards could expire unused and be unavailable to offset future income tax liabilities. Under the Tax Act, unused losses generated in taxable years beginning after December 31, 2017 will not expire and may be carried forward indefinitely, and generally may not be carried back to prior taxable years, except that, under the CARES Act a 5-year carryback of NOLs arising in taxable years beginning after December 31, 2017 and before January 1, 2021 is permitted. Additionally, for taxable years beginning after December 31, 2020, the deductibility of such U.S. federal NOLs is limited to 80% of its taxable income in any future taxable year. In addition, under Section 382 of the Code, the amount of benefits from its NOL carryforwards may be impaired or limited if Gemini incurs a cumulative ownership change of more than 50% over a three-year period. Gemini may have experienced ownership changes in the past and Gemini may experience ownership changes in the future as a result of the Business Combination and subsequent shifts in its stock ownership, some of which are outside its control. As a result, its use of U.S. federal NOL carryforwards could be limited. State NOL carryforwards may be similarly limited. Any such disallowances may result in greater tax liabilities than Gemini would incur in the absence of such a limitation and any increased liabilities could adversely affect its business, results of operations, financial position and cash flows.

Gemini uses and generates materials that may expose it to material liability.

Gemini’s research programs involve the use of hazardous materials and chemicals, which are currently only handled by third parties. Gemini is subject to foreign, federal, state and local environmental and health and safety laws and regulations governing, among other matters, the use, manufacture, handling, storage and disposal of hazardous materials and waste products. Gemini may incur significant costs to comply with these current or future environmental and health and safety laws and regulations. In addition, Gemini cannot completely eliminate the risk of contamination or injury from hazardous materials and may incur material liability as a result of such contamination or injury. In the event of an accident, an injured party may seek to hold us liable for any damages that result. Any liability could exceed the limits or fall outside the coverage of its workers’ compensation, property and business interruption insurance and Gemini may not be able to maintain insurance on acceptable terms, if at all. Gemini currently carries no insurance specifically covering environmental claims.

Risks Related to Government Regulation

The regulatory approval processes of the FDA and applicable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable. Its inability to obtain regulatory approval for GEM103 or any other product candidate would substantially harm its business.

The time required to obtain approval from the FDA and applicable foreign regulatory authorities is unpredictable but typically takes many years following the commencement of nonclinical studies and clinical trials and depends upon numerous factors, including the substantial discretion of regulatory authorities. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s development and may vary among jurisdictions.

GEM103 or its other product candidates could fail to receive regulatory approval from the FDA or an applicable foreign regulatory authority for many reasons, including:

●	disagreement with the design or implementation of its clinical trials;

●	failure to demonstrate that a product candidate is safe and effective for its proposed indication;

●	failure of clinical trials to meet the level of statistical significance required for approval;

●	failure to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

●	disagreement with its interpretation of data from nonclinical studies or clinical trials;

●	the insufficiency of data collected from clinical trials of its product candidates to obtain regulatory approval;

●	failure to obtain approval of the manufacturing processes or facilities of third-party manufacturers with whom Gemini contract for clinical and commercial supplies; or

●	changes in the approval policies or regulations that render its nonclinical and clinical data insufficient for approval.

The FDA or an applicable foreign regulatory authority may require more information, including additional nonclinical or clinical data to support approval, which may delay or prevent approval and its commercialization plans, or Gemini may decide to abandon the development program for other reasons. If Gemini were to obtain approval, regulatory authorities may approve any of its product for fewer more limited indications than Gemini request, may require labeling or a Risk Evaluation Mitigation Strategy, or REMS, that includes significant use or distribution restrictions or safety warnings, precautions, or contraindications, may grant approval contingent on the performance of costly post-marketing clinical trials or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate.

Failures or delays in the commencement or completion of, or ambiguous or negative results from, Gemini’s ongoing and planned clinical trials of its product candidates could result in increased costs to us and could delay, prevent, or limit its ability to generate revenue and continue its business.

Gemini does not know whether its current Phase 2a clinical trials or any of its planned clinical trials will be completed on schedule, if at all, as the commencement and completion of clinical trials can be delayed or prevented for a number of reasons, including, among others:

●	the FDA or applicable foreign regulatory authorities may not authorize Gemini’s or its investigators to commence its planned clinical trials or any other clinical trials Gemini may initiate, or may suspend its clinical trials, for example, through imposition of a clinical hold, and may request additional data to permit allowance of its investigational new drug, or IND;

●	delays in filing or receiving allowance of additional IND applications that may be required;

●	lack of adequate funding to continue its clinical trials and nonclinical studies;

●	negative results from its ongoing nonclinical studies;

●	delays in reaching or failing to reach agreement on acceptable terms with prospective CROs and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and study sites;

●	the inability of CROs to perform under these agreements, including due to impacts from the COVID-19 pandemic on their workforce;

●	inadequate quantity or quality of a product candidate or other materials necessary to conduct clinical trials, for example delays in the manufacturing of sufficient supply of finished drug product;

●	difficulties obtaining ethics committee or Institutional Review Board, or IRB, approval to conduct a clinical study at a prospective site or sites;

●	challenges in recruiting and enrolling subjects to participate in clinical trials, the proximity of subjects to study sites, eligibility criteria for the clinical study, the nature of the clinical study protocol, the availability of approved effective treatments for the relevant disease, and competition from other clinical study programs for similar indications;

●	severe or unexpected drug-related side effects experienced by subjects in a clinical trial;

●	Gemini may decide, or regulatory authorities may require us, to conduct additional nonclinical or clinical trials or abandon product development programs;

●	delays in validating, or inability to validate, any endpoints utilized in a clinical trial;

●	the FDA or applicable foreign regulatory authorities may disagree with its clinical study design and its interpretation of data from clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for its clinical trials; and

●	difficulties retaining subjects who has enrolled in a clinical trial but may be prone to withdraw due to rigors of the clinical trials, lack of efficacy, side effects, personal issues, or loss of interest.

Clinical trials may also be delayed or terminated as a result of ambiguous or negative interim results. In addition, a clinical study may be suspended or terminated by us, the FDA or applicable foreign regulatory authorities, the IRBs at the sites where the IRBs are overseeing a clinical study, a data and safety monitoring board, or DSMB, overseeing the clinical study at issue or other regulatory authorities due to a number of factors, including, among others:

●	failure to conduct the clinical study in accordance with regulatory requirements or its clinical protocols;

●	inspection of the clinical study operations or study sites by the FDA or other regulatory authorities that reveals deficiencies or violations that require us to undertake corrective action, including in response to the imposition of a clinical hold;

●	unforeseen safety issues or safety signals, including any that could be identified in its ongoing nonclinical studies or clinical trials, adverse side effects or lack of effectiveness;

●	changes in government regulations or administrative actions;

●	problems with clinical supply materials; and

●	lack of adequate funding to continue clinical trials.

Any inability to successfully complete nonclinical and clinical development could result in additional costs to us or impair its ability to generate revenue. In addition, if Gemini makes changes to a product candidate, such as changes to the formulation, Gemini may need to conduct additional nonclinical studies or clinical trials to bridge or demonstrate the comparability of its modified product candidate to earlier versions, which could delay its clinical development plan or marketing approval for its product candidates. Clinical trial delays could also shorten any periods during which Gemini may have the exclusive right to commercialize its product candidates or allow its competitors to bring products to market before Gemini does, which could impair its ability to successfully commercialize its product candidates and may harm its business and results of operations.

Gemini has limited experience in conducting clinical trials and has never obtained approval for any product candidates and may be unable to do so successfully.

As a company, Gemini has limited experience in designing, conducting or completing clinical trials and has never progressed a product candidate through to regulatory approval. In part because of this lack of experience, its clinical trials may require more time and incur greater costs than Gemini anticipates. Gemini cannot be certain that the planned clinical trials will begin or conclude on time, if at all. Large-scale trials will require significant additional financial and management resources. Any performance failure on the part of such third parties could delay the clinical development of its product candidates or delay or prevent us from obtaining regulatory approval or commercializing its product candidates, depriving us of potential product revenue and resulting in additional losses.

The advancement of healthcare reform may negatively impact its ability to profitably sell its product candidates, if approved.

The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system that could prevent or delay marketing approval of its product candidates, restrict or regulate post-approval activities and affect its ability to profitably sell any product for which Gemini obtains marketing approval. Changes in regulations, statutes or the interpretation of existing regulations could impact its business in the future by requiring, for example: (i) changes to its manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of its products; or (iv) additional record-keeping requirements.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the Affordable Care Act, was enacted, which includes measures that has significantly changed the way health care is financed by both governmental and private insurers. Some of the provisions of the Affordable Care Act have yet to be implemented, and there have been judicial, congressional, and executive branch challenges to certain aspects of the Affordable Care Act. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the Affordable Care Act or otherwise circumvent some of the requirements for health insurance mandated by the Affordable Care Act. One Executive Order directs federal agencies with authorities and responsibilities under the Affordable Care Act to waive, defer, grant exemptions from, or delay the implementation of any provision of the Affordable Care Act that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. The second Executive Order terminates the cost-sharing subsidies that reimburse insurers under the Affordable Care Act. Several state Attorneys General filed suit to stop the Trump administration from terminating the subsidies, but their request for a restraining order was denied by a federal judge in California on October 25, 2017. Further, on June 14, 2018, U.S. Court of Appeals for the Federal Circuit ruled that the federal government was not required to pay more than $12 billion in Affordable Care Act risk corridor payments to third-party payors who argued were owed to them. The effects of this gap in reimbursement on third-party payors, the viability of the Affordable Care Act marketplace, providers, and potentially its business, are not yet known.

Congress has also considered legislation that would repeal or repeal and replace all or part of the Affordable Care Act. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the Affordable Care Act has been signed into law. The Tax Act included a provision which repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Affordable Care Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain Affordable Care Act-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. The Bipartisan Budget Act of 2018, or the BBA, among other things, amended the Affordable Care Act, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” In July 2018, the Centers for Medicare and Medicaid Services, or CMS, published a final rule permitting further collections and payments to and from certain Affordable Care Act qualified health plans and health insurance issuers under the Affordable Care Act risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. Moreover, CMS issued a final rule in 2018 that will give states greater flexibility, starting in 2020, in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the Affordable Care Act for plans sold through such marketplaces. On December 14, 2018, a U.S. District Judge in the Northern District of Texas, or the Texas District Court Judge, ruled that the individual mandate is a critical and inseverable feature of the Affordable Care Act, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the Affordable Care Act are invalid as well. While the Texas District Court Judge, as well as the Trump Administration and CMS, has stated that the ruling will has no immediate effect, it is unclear how this decision, subsequent appeals and other efforts to repeal and replace the Affordable Care Act will impact the Affordable Care Act and its business.

In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. In August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee on Deficit Reduction did not achieve a targeted deficit reduction, which triggered the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of, on average, 2% per fiscal year through 2025 unless Congress takes additional action. These reductions were extended through 2027 under the BBA. In January 2013, the American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Recently, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there has been several recent U.S. congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drugs. At the federal level, the Trump administration’s budget proposal for fiscal year 2019 contained further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Additionally, the Trump administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. The U.S. Department of Health and Human Services, or HHS, has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. For example, in September 2018, CMS announced that it will allow Medicare Advantage Plans the option to use step therapy for Part B drugs beginning January 1, 2019, and in October 2018, CMS proposed a new rule that would require direct-to-consumer television advertisements of prescription drugs and biological products, for which payment is available through or under Medicare or Medicaid, to include in the advertisement the Wholesale Acquisition Cost, or list price, of that drug or biological product. On January 31, 2019, the HHS Office of Inspector General, proposed modifications to the federal Anti-Kickback Statute discount safe harbor for the purpose of reducing the cost of drug products to consumers which, among other things, if finalized, will affect discounts paid by manufacturers to Medicare Part D plans, Medicaid managed care organizations and pharmacy benefit managers working with these organizations. Although a number of these, and other proposed measures may require additional authorization to become effective, Congress and the Trump administration has each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures has increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Gemini expects that the healthcare reform measures that has been adopted and may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that Gemini receives for any approved product and could seriously harm its future revenues. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private third-party payors.

Further, on May 30, 2018, the Trickett Wedler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017, or the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to request access to certain investigational new drug products that has completed a Phase I clinical trial and that are undergoing investigation for FDA approval. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

There has been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize its product. Such reforms could have an adverse effect on anticipated revenue from product candidates that Gemini may successfully develop and for which Gemini may obtain regulatory approval and may affect its overall financial condition and ability to develop product candidates.

Gemini’s relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse, transparency and other healthcare laws and regulations, which, if violated, could expose it to criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which Gemini obtains marketing approval. Its current and future arrangements with healthcare providers, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Gemini researches, and if approved, markets, sells and distributes its products. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

●	the federal Anti-Kickback Statute prohibits persons from, among other things, knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, the referral of an individual for the furnishing or arranging for the furnishing, or the purchase, lease or order, or arranging for or recommending purchase, lease or order, of any good or service for which payment may be made under a federal healthcare program, such as Medicare and Medicaid;

●	federal civil and criminal false claims laws and civil monetary penalty laws, including the federal False Claims Act, which can be enforced through civil whistleblower or qui tam actions, prohibit individuals or entities from, among other things knowingly presenting, or causing to be presented, to the federal government or a government contractor, grantee, or other recipient of federal funds, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

●	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal liability for knowingly and willfully executing a scheme to defraud any healthcare benefit program, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense or knowingly and willfully making false statements relating to healthcare matters;

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their implementing regulations, imposes obligations on certain healthcare providers, health plans and healthcare clearinghouses, known as covered entities, as well as their business associates, which are individuals and entities that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

●	the federal Open Payments program, created under Section 6002 of the Affordable Care Act and its implementing regulations, requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to “payments or other transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians (as defined above) and their immediate family members; and

●	analogous state, local, and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, marketing expenditures or drug prices; state and local laws that require the registration of pharmaceutical sales representatives; and state and foreign laws that govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that its business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that its business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If its operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, Gemini may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, and the curtailment or restructuring of its operations. If any of the physicians or other healthcare providers or entities with whom Gemini expects to do business is found not to be in compliance with applicable laws, that person or entity may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity and could negatively affect its operating results and business.

Gemini and any potential collaborators may be subject to federal, state, and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act and California Consumer Privacy Act of 2018, or CCPA), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to its operations or the operations of its collaborators. The state of California, for example, recently adopted the CCPA, which will come into effect beginning in January 2020. The CCPA has been characterized as the first “GDPR-like” privacy statute to be enacted in the United States because it mirrors a number of the key provisions of the European Union General Data Protection Regulation, or EU GDPR. The CCPA establishes a new privacy framework for covered businesses by creating an expanded definition of personal information, establishing new data privacy rights for consumers in the State of California, imposing special rules on the collection of consumer data from minors, and creating a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. In addition, Gemini may obtain health information from third parties (including research institutions from which Gemini obtains clinical trial data) that are subject to privacy and security requirements under HIPAA, as amended by HITECH. Depending on the facts and circumstances, Gemini could be subject to civil, criminal, and administrative penalties if Gemini knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

Compliance with U.S. and international data protection laws and regulations, including the EU GDPR and other EU data protection laws, could require us to take on more onerous obligations in its contracts, restrict its ability to collect, use and disclose data, or in some cases, impact its ability to operate in certain jurisdictions. Failure to comply with these laws and regulations could result in government enforcement actions (which could include civil, criminal and administrative penalties), private litigation, and/or adverse publicity and could negatively affect its operating results and business. Moreover, clinical trial subjects, employees and other individuals about whom Gemini or its potential collaborators obtain personal information, as well as the providers who share this information with us, may limit its ability to collect, use and disclose the information. Claims that Gemini has violated individuals’ privacy rights, failed to comply with data protection laws, or breached its contractual obligations, even if Gemini is not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm its business.

Clinical development is uncertain and Gemini’s clinical trials for GEM103 and any other product candidates may experience delays, which would adversely affect its ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all, which would have an adverse effect on its business.

Gemini cannot be sure that Gemini will be able to submit INDs or similar applications for its preclinical programs on the timelines Gemini expects, if at all. To proceed with its development plans and ultimately commercialization, Gemini may need to conduct and meet regulatory requirements for preclinical and clinical studies. For therapeutic applications, the FDA may require additional extensive preclinical and other studies. Gemini cannot be certain of the timely completion or outcomes of its preclinical testing and studies and cannot predict if the FDA or other regulatory authorities will accept its proposed clinical programs or if the outcomes of its preclinical testing and studies will ultimately support the further development of its programs. As a result, there is no assurance that Gemini will be able to submit INDs or similar applications on the timelines Gemini expects, if at all, and Gemini cannot be sure that submission of an IND or similar applications will result in the FDA or other regulatory authorities allowing a clinical trial design to begin. For example, Gemini plans to use its IND for GEM103 in dry AMD to run a trial of GEM103 in wet AMD, however, Gemini has not yet met with the FDA to discuss such plans, and the FDA may reject such plans.

Even if Gemini is able to obtain regulatory approvals for its product candidates, if they exhibit harmful side effects after approval, its regulatory approvals could be revoked or otherwise negatively impacted, and Gemini could be subject to costly and damaging product liability claims.

Clinical trials are conducted in representative samples of the potential patient population which may has significant variability. Even if Gemini receives regulatory approval for GEM103 or any of its other product candidates, Gemini will have tested them in only a small number of patients during its clinical trials. Clinical trials are by design based on a limited number of subjects and of limited duration for exposure to the product used to determine whether, on a potentially statistically significant basis, the planned safety and efficacy of any product candidate can be achieved. As with the results of any statistical sampling, Gemini cannot be sure that all side effects of its product candidates may be uncovered, and it may be the case that only with a significantly larger number of patients exposed to the product candidate for a longer duration, may a more complete safety profile be identified. Further, even larger clinical trials may not identify rare serious adverse effects or the duration of such studies may not be sufficient to identify when those events may occur. If its applications for marketing are approved and more patients begin to use its product, new risks and side effects associated with its products may be discovered. There have been other products that have been approved by the regulatory authorities but for which safety concerns has been uncovered following approval. Such safety concerns have led to labelling changes or withdrawal of products from the market, and any of its product candidates may be subject to similar risks. Additionally, Gemini may be required to conduct additional nonclinical and clinical trials, require additional warnings on the label of its products, reformulate its product or make changes, create a medication guide outlining the risks of such side effects for distribution to patients and obtain new approvals for its and its suppliers’ manufacturing facilities for GEM103 and any other product candidates. Gemini might have to withdraw or recall its products from the marketplace. Gemini may also experience a significant drop in the potential sales of its products if and when regulatory approvals for such products are obtained, experience harm to its reputation in the marketplace or become subject to lawsuits, including class actions. Any of these results could decrease or prevent any sales of its approved products or substantially increase the costs and expenses of commercializing and marketing its products.

Even if its product candidates receive regulatory approval, they will remain subject to extensive regulatory scrutiny and may still face future development and regulatory difficulties.

Even if Gemini obtains regulatory approval for a product candidate, regulatory authorities may still impose significant restrictions on its product candidates, including their indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies. Further, even if Gemini obtains regulatory approval for a product candidate, it would be subject to ongoing requirements by the governing the manufacture, quality control, further development, labeling, packaging, storage, distribution, safety surveillance, import, export, advertising, promotion, recordkeeping and reporting of safety and other post-market information.

The FDA and applicable foreign regulatory authorities will continue to closely monitor the safety profile of any product even after approval. If the FDA or applicable foreign regulatory authorities become aware of new safety information after approval of its product candidates, they may require labeling changes or establishment of a REMS or similar strategy, impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance.

In addition, manufacturers of drug and biologic products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practice, or cGMP, regulations and standards. If Gemini or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If Gemini, its product candidates or the manufacturing facilities for its product candidates fail to comply with applicable regulatory requirements, or undesirable side effects caused by such products are identified, a regulatory agency may:

●	issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings about such product;

●	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

●	require that Gemini conduct post-marketing studies;

●	require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

●	seek an injunction or impose civil or criminal penalties or monetary fines;

●	suspend marketing of, withdraw regulatory approval of or recall such product;

●	suspend any ongoing clinical studies;

●	refuse to approve pending applications or supplements to applications filed by us;

●	suspend or impose restrictions on operations, including costly new manufacturing requirements; or

●	seize or detain products, refuse to permit the import or export of products or require us to initiate a product recall.

The occurrence of any event or penalty described above may inhibit its ability to commercialize its products and generate revenue.

Advertising and promotion of any product candidate that obtains approval in the United States will be heavily scrutinized by the FDA, the Department of Justice, the Department of Health and Human Services’ Office of Inspector General, state attorneys general, members of Congress and the public. Violations, including promotion of its products for unapproved (or off-label) uses, are subject to enforcement letters, inquiries and investigations, and civil and criminal sanctions by the government. Additionally, applicable foreign regulatory authorities will heavily scrutinize advertising and promotion of any product candidate that obtains approval outside of the United States.

In the United States, engaging in the impermissible promotion of its products for off-label uses can also subject us to false claims litigation under federal and state statutes, which can lead to civil and criminal penalties and fines and agreements that materially restrict the manner in which a company promotes or distributes drug and biologic products. These false claims statutes include the federal False Claims Act, which allows any individual to bring a lawsuit against a pharmaceutical company on behalf of the federal government alleging submission of false or fraudulent claims, or causing to present such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government prevails in the lawsuit, the individual will share in any fines or settlement funds. Since 2004, these federal False Claims Act lawsuits against pharmaceutical companies has increased significantly in volume and breadth, leading to several substantial civil and criminal settlements regarding certain sales practices promoting off-label product uses involving fines in excess of $1 billion. This growth in litigation has increased the risk that a pharmaceutical company will have to defend a false claim action, pay settlement fines or restitution, agree to comply with burdensome reporting and compliance obligations and be excluded from Medicare, Medicaid and other federal and state healthcare programs. If Gemini does not lawfully promote its approved products, Gemini may become subject to such litigation and, if Gemini does not successfully defend against such actions, those actions may have a material adverse effect on its business, financial condition and results of operations.

The FDA’s policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of its product candidates. If Gemini is slow or unable to adapt to changes in existing requirements or adopt new requirements or policies, or if Gemini is not able to maintain regulatory compliance, Gemini may lose any marketing approval that Gemini may have obtained, which would adversely affect its business, prospects and ability to achieve or sustain profitability.

Healthcare insurance coverage and reimbursement may be limited or unavailable for its product candidates, if approved, which could make it difficult for us to sell its product candidates profitably.

The success of its product candidates, if approved, depends on the availability of coverage and adequate reimbursement from third-party payors including governmental healthcare programs, such as Medicare and Medicaid, commercial payors, and health maintenance organizations. Gemini cannot be sure that coverage and reimbursement will be available for, or accurately estimate the potential revenue from, its product candidates or assure that coverage and reimbursement will be available for any product that Gemini may develop.

Patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Coverage and adequate reimbursement from third-party payors is critical to new product acceptance.

Third-party payors decide which products and treatments they will cover and the amount of reimbursement. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

●	a covered benefit under its health plan;

●	safe, effective and medically necessary;

●	appropriate for the specific patient;

●	cost-effective; and

●	neither experimental nor investigational.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. As a result, obtaining coverage and reimbursement approval of a product from a third-party payor is a time consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost effectiveness data for the use of its products on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about reimbursement for new medicines are typically made by CMS, an agency within HHS, as CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare. Private third-party payors tend to follow Medicare coverage and reimbursement limitations to a substantial degree, but also has their own methods and approval process apart from Medicare determinations. Even if Gemini obtains coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high.

Its failure to obtain regulatory approval in international jurisdictions would prevent Gemini from marketing its product candidates outside the United States.

Even if its products are approved for marketing in the United States, in order to market and sell its products in other jurisdictions, Gemini must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, Gemini must secure product reimbursement approvals before regulatory authorities will approve the product for sale in that country. Obtaining applicable foreign regulatory authorities and compliance with applicable foreign regulatory requirements could result in significant delays, difficulties and costs for it and could delay or prevent the introduction of its products in certain countries. Further, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries and regulatory approval in one country does not ensure approval in any other country, while a failure or delay in obtaining regulatory approval in one country may has a negative effect on the regulatory approval process in others.

Also, regulatory approval for its product candidates may be withdrawn if Gemini fails to comply with regulatory requirements, if problems occur after the product candidate reaches the market or for other reasons. If Gemini fails to comply with the regulatory requirements in international markets and fail to receive applicable marketing approvals, its target market will be reduced and its ability to realize the full market potential of its product candidates will be harmed and its business will be adversely affected. Gemini may not obtain applicable foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions. Approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. If Gemini fails to obtain approval of its product candidates by applicable foreign regulatory authorities, Gemini will be unable to commercialize its product in that country, and the commercial prospects of that product candidate and its business prospects could decline.

Gemini is subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair its ability to compete in domestic and international markets. Gemini can face criminal liability and other serious consequences for violations, which can harm its business.

Gemini is subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which Gemini conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. Gemini may engage third parties to sell its products sell its products outside the United States, to conduct clinical trials, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. Gemini has direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. Gemini can be held liable for the corrupt or other illegal activities of its employees, agents, contractors, and other collaborators, even if Gemini does not explicitly authorize or has actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Changes in funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new or existing product candidates from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal functions on which the operation of its business may rely, which could negatively impact its business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency has fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which its operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect its business. For example, over the last several years, including beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, has had to furlough critical FDA, SEC and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process its regulatory submissions, which could have a material adverse effect on its business. Further, upon completion of the Business Combination and in its operations as a public company, future government shutdowns could impact its ability to access the public markets and obtain necessary capital in order to properly capitalize and continue its operations.

Separately, in response to the global COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most foreign inspections of manufacturing facilities and products, and subsequently, on March 18, 2020, the FDA announced its intention to temporarily postpone routine surveillance inspections of domestic manufacturing facilities. On July 10, 2020, FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process its regulatory submissions, which could has a material adverse effect on its business. For example, as of June 23, 2020, the FDA noted it is continuing to ensure timely reviews of applications for medical products during the COVID-19 pandemic in line with its user fee performance goals; however, FDA may not be able to continue its current pace and review timelines could be extended.

If the FDA becomes unable to continue its current level of performance, Gemini could experience delays and setbacks for its product candidates and for any approvals Gemini may seek which could adversely affect its business.

GEM103 and other product candidates for which Gemini intends to seek approval as biologic products may face competition sooner than anticipated.

GEM103 is a biological product candidate. Gemini believes that any of its product candidates approved in the United States as a biological product under a Biologics License Application, or BLA, should qualify for the 12-year period of regulatory exclusivity. The enactment of the Biologics Price Competition and Innovation Act of 2009, or BPCIA, as part of the Affordable Care Act, created an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The abbreviated regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an existing brand product. Under the BPCIA, an application for a biosimilar product cannot be approved by the FDA until 12 years after the original branded product was approved under a BLA. Certain changes, however, and supplements to an approved BLA, and subsequent applications filed by the same sponsor, manufacturer, licensor, predecessor in interest, or other related entity do not qualify for the 12-year exclusivity period. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement the BPCIA may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for its biological products.

However, there is also a risk that this exclusivity could be changed in the future. For example, this exclusivity could be shortened due to congressional action or through other actions, including future proposed budgets, international trade agreements and other arrangements or proposals. The extent to which a biosimilar, once approved, will be substituted for any one of its reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. It is also possible that payers will give reimbursement preference to biosimilars over reference biologics, even absent a determination of interchangeability.

To the extent that Gemini does not receive any anticipated periods of regulatory exclusivity for GEM103 and other product candidates or the FDA or foreign regulatory authorities approve any biosimilar, interchangeable, or other competing products to GEM103 and other product candidates, it could has a material adverse effect on its business, financial condition, results of operations, stock price and prospects.

Risks Related to Intellectual Property

Gemini’s success depends upon its ability to obtain and maintain intellectual property protection for its products and technologies. It is difficult and costly to protect its proprietary rights and technology, and Gemini may not be able to ensure their protection.

Gemini’s commercial success depends in part on its ability to obtain and maintain patent protection and trade secret protection for GEM103 and its other product candidates, proprietary patient screening technologies and their uses as well as Gemini’s ability to operate without infringing upon the proprietary rights of others. Gemini generally seeks to protect its proprietary position by filing patent applications in the United States and abroad related to its product candidates, proprietary technologies and their uses that are important to Gemini’s business. Gemini also seeks to protect its proprietary position by acquiring or in-licensing relevant issued patents or pending applications from third parties. Finally, Gemini maintains its non-patented, but proprietary technologies, as company trade secrets.

Pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless, and until, patents issue from such applications, and then only to the extent the issued claims cover the technology. There can be no assurance that Gemini’s patent applications or the patent applications of Gemini’s licensors will result in patents being issued or that issued patents will afford sufficient protection against competitors with similar technology, nor can there be any assurance that the patents issued will not be infringed, designed around or invalidated by third parties.

Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for Gemini and Gemini licensors’ proprietary rights is uncertain. Only limited protection may be available and may not adequately protect Gemini’s rights or permit it to gain or keep any competitive advantage. These uncertainties and/or limitations in Gemini’s ability to properly protect the intellectual property rights relating to its product candidates could have a material adverse effect on Gemini’s financial condition and results of operations.

Gemini currently does not have any company-owned or in-licensed patents covering GEM103. Although Gemini is pursuing pending patent applications on GEM103, these applications may not issue as patents and as a result Gemini may not be able to prevent biosimilars to GEM103 from entering the market when the market exclusivity period has expired. Gemini cannot be certain that the claims in U.S. pending patent applications, corresponding international patent applications and patent applications in certain foreign territories, or those of our licensors, will be considered patentable by the United States Patent and Trademark Office (USPTO), courts in the United States or by the patent offices and courts in foreign countries, nor can Gemini be certain that the claims in its issued patent or its licensor’s issued patents will not be found invalid or unenforceable if challenged.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that Gemini or any of our potential future collaborators will be successful in protecting its product candidates by obtaining and defending patents. These risks and uncertainties include the following:

●	the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process, the noncompliance with which can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

●	patent applications may not result in any patents being issued;

●	patents may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;

●	Gemini’s competitors, many of whom have substantially greater resources than Gemini does and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or eliminate Gemini’s ability to make, use and sell its potential product candidates;

●	there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and

●	countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing product candidates.

The patent prosecution process is also expensive and time-consuming, and Gemini or its licensors may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. It is also possible that Gemini or its licensors will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

In addition, although Gemini enters into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, outside scientific collaborators, CROs, third-party manufacturers, consultants, advisors and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Gemini may be unable to obtain intellectual property rights or technology necessary to develop and commercialize its product candidates.

Several third parties are actively researching and seeking and obtaining patent protection in the AMD field, and there are issued third-party patents and published third-party patent applications in these fields. Although no third party has asserted a claim of patent infringement against us as of the date of this prospectus, a third party may hold proprietary rights that could prevent Gemini’s product candidates from being marketed. For example, Gemini is aware of an issued European patent expiring in 2026 that claims an isolated CFH polypeptide which could be alleged to cover GEM103. While Gemini believes that the expiration date of this patent will be prior to European launch of GEM103, there is a possibility that commercial manufacturing or product launch in Europe would predate the patent expiration. If commercial manufacturing or product launch in Europe predates the patent expiration, and in the event that this patent is successfully asserted against us, such litigation may negatively impact our ability to commercialize GEM103 in France, Germany, Ireland, Liechtenstein, the Netherlands, Switzerland or the United Kingdom. Gemini may not be aware of all third-party intellectual property rights potentially relating to its product candidates and technologies.

Depending on what patent claims ultimately issue and how courts construe the issued patent claims, as well as depending on the ultimate formulation and method of use of its product candidates, Gemini may need to obtain a license under such patents. There can be no assurance that such licenses will be available on commercially reasonable terms, or at all. If a third party does not offer us a necessary license or offers a license only on terms that are unattractive or unacceptable to us, Gemini might be unable to develop and commercialize one or more of its product candidates, which would have a material adverse effect on its business, financial condition and results of operations. Moreover, even if Gemini obtains licenses to such intellectual property, but subsequently fail to meet its obligations under its license agreements, or such license agreements are terminated for any other reasons, Gemini may lose its rights to in-licensed technologies.

The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that Gemini may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Gemini also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on its investment, or at all. If Gemini is unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights Gemini has, Gemini may have to abandon development of the relevant program or product candidate, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

If Gemini fails to comply with its obligations under any license, collaboration or other agreements, including the license agreement with Sanquin Blood Supply Foundation related to anti-CFH agonistic antibodies, it may be required to pay damages and could lose intellectual property rights that are necessary for developing and protecting its product candidates.

Gemini is dependent on patents, know-how and proprietary technology in-licensed from Sanquin Blood Supply Foundation. Its commercial success depends upon its ability to develop, manufacture, market and sell its product candidates and use its and its licensor’s proprietary technologies without infringing the proprietary rights of third parties. Sanquin Blood Supply Foundation may have the right to terminate the license agreement in full in the event Gemini materially breach or default in the performance of any of the obligations under the license agreement. A termination of the license agreement with Sanquin Blood Supply Foundation could result in the loss of significant rights and could harm its ability to commercialize its product candidates.

Disputes may also arise between Gemini and Sanquin Blood Supply Foundation, as well as any future potential licensors, regarding intellectual property subject to a license agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;

●	whether and the extent to which its technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

●	its right to sublicense patent and other rights to third parties under collaborative development relationships;

●	its diligence obligations with respect to the use of the licensed technology in relation to its development and commercialization of its product candidates and what activities satisfy those diligence obligations;

●	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by its licensors and us and its partners; and

●	the priority of invention of patented technology.

If disputes over intellectual property that Gemini has licensed prevent or impair its ability to maintain its current licensing arrangements on acceptable terms, Gemini may be unable to successfully develop and commercialize the affected product candidates.

In addition, the Research Collaboration and License Agreement under which Gemini currently licenses intellectual property is complex, and certain provisions may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what Gemini believes to be the scope of its rights to the relevant intellectual property, or increase what Gemini believes to be its financial or other obligations under the Research Collaboration and License Agreement, either of which could has a material adverse effect on its business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that Gemini has licensed prevent or impair its ability to maintain its current licensing arrangement on commercially acceptable terms, Gemini may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on its business, financial conditions, results of operations, and prospects.

Gemini is generally also subject to all of the same risks with respect to protection of intellectual property that Gemini licenses, as Gemini is for intellectual property that Gemini owns, which are described below. If Gemini or its licensors fail to adequately protect this intellectual property, its ability to commercialize products could suffer.

Patent terms may be inadequate to protect its competitive position on its product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering its product candidates are obtained, once the patent life has expired, Gemini may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting its product candidates might expire before or shortly after Gemini or its partners commercialize those candidates. As a result, its owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to its products.

Gemini may not be able to protect its intellectual property rights throughout the world.

The legal protection afforded to inventors and owners of intellectual property in countries outside of the United States may not be as protective or effective as that in the United States and Gemini may, therefore, be unable to acquire and enforce intellectual property rights outside the United States to the same extent as in the United States. Whether filed in the United States or abroad, its patent applications may be challenged or may fail to result in issued patents.

Currently, Gemini does not own or have in-licensed issued patents covering GEM103. Any future patents Gemini obtains may not be sufficiently broad to prevent others from practicing its technologies or from developing or commercializing competing products. Furthermore, others may independently develop or commercialize similar or alternative technologies or drugs, or design around its patents. Its patents may be challenged, invalidated, circumvented or narrowed, or fail to provide us with any competitive advantages. In many foreign countries, patent applications and/or issued patents, or parts thereof, must be translated into the native language. If its patent applications or issued patents are translated incorrectly, they may not adequately cover its technologies; in some countries, it may not be possible to rectify an incorrect translation, which may result in patent protection that does not adequately cover its technologies in those countries.

Filing, prosecuting, enforcing and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and its intellectual property rights in some countries outside the United States are less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and certain state laws in the United States. Consequently, Gemini and its licensor may not be able to prevent third parties from practicing its and its licensor’s inventions in all countries outside the United States, or from selling or importing products made using its and its licensor’s inventions in and into the United States or other jurisdictions. Competitors may use its and its licensor’s technologies in jurisdictions where Gemini has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where Gemini and its licensor have patent protection, but enforcement is not as strong as that in the United States. These products may compete with its product candidates its and its licensor’s patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology. This could make it difficult for us and Gemini’s licensor to stop the infringement of its and its licensor’s patents or the marketing of competing products in violation of Gemini’s and its licensor’s proprietary rights, generally. Proceedings to enforce Gemini’s and its licensor’s patent rights in foreign jurisdictions could result in substantial costs and divert its and its licensor’s efforts and attention from other aspects of its business, could put Gemini’s and its licensor’s patents at risk of being invalidated or interpreted narrowly, could place Gemini’s and its licensor’s patent applications at risk of not issuing and could provoke third parties to assert claims against Gemini’s or its licensor. Gemini or its licensor may not prevail in any lawsuits that Gemini or its licensor initiates and the damages or other remedies awarded, if any, may not be commercially meaningful.

The requirements for patentability differ in certain countries, particularly developing countries. For example, China has a heightened requirement for patentability and, specifically, requires a detailed description of medical uses of a claimed drug. In addition, India, certain countries in Europe and certain developing countries, including Thailand, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, Gemini and its licensor may have limited remedies if patents are infringed or if Gemini or its licensor are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit its potential revenue opportunities. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. Accordingly, Gemini and its licensor’s efforts to enforce intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Gemini owns or licenses.

Obtaining and maintaining its patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Gemini’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance and annuity fees on issued United States patents and most foreign patent applications and patents must be paid to the U.S. Patent and Trademark Office, or USPTO, and foreign patent agencies, respectively, in order to maintain such patents and patent applications. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application, examination and issuance processes. While an inadvertent lapse can, in some cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If Gemini or its licensor fails to maintain the patents and patent applications covering its product candidates, its competitors might be able to enter the market with similar or identical products or technology, which would have a material adverse effect on its business, financial condition and results of operations.

Gemini may become involved in lawsuits or other proceedings to protect or enforce its intellectual property, which could be expensive, time-consuming and unsuccessful and have a material adverse effect on the success of its business.

Third parties may infringe Gemini’s or its licensor’s patents or misappropriate or otherwise violate its or its licensor’s intellectual property rights. In the future, Gemini or its licensor may initiate legal proceedings to enforce or defend Gemini’s or its licensor’s intellectual property rights, to protect its or its licensor’s trade secrets or to determine the validity or scope of intellectual property rights Gemini owns or controls. Also, third parties may initiate legal proceedings against Gemini or its licensor to challenge the validity or scope of intellectual property rights Gemini owns, controls or to which Gemini has rights. For example, generic or biosimilar drug manufacturers or other competitors or third parties may challenge the scope, validity or enforceability of Gemini’s or its licensor’s patents, requiring Gemini or its licensor to engage in complex, lengthy and costly litigation or other proceedings. These proceedings can be expensive and time-consuming and many of its or its licensor’s adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than Gemini can. Moreover, the outcome following legal assertions of invalidity and unenforceability is unpredictable. Accordingly, despite Gemini’s or its licensor’s efforts, Gemini or its licensor may not be able to prevent third parties from infringing upon or misappropriating intellectual property rights Gemini owns, controls or has rights to, particularly in countries where the laws may not protect those rights as fully as in the United States. Litigation could result in substantial costs and diversion of management resources, which could harm its business and financial results. In addition, if Gemini or its licensor initiated legal proceedings against a third party to enforce a patent covering a product candidate, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. In an infringement or declaratory judgment proceeding, a court may decide that a patent owned by or licensed to us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that Gemini’s or its licensor’s patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of Gemini’s or its licensor’s patents at risk of being invalidated, narrowed, held unenforceable or interpreted in such a manner that would not preclude third parties from entering the market with competing products.

Third-party pre-issuance submission of prior art to the USPTO, or opposition, derivation, revocation reexamination, or inter partes review, or other pre-issuance or post-grant proceedings or other patent office proceedings or litigation in the United States or other jurisdictions provoked by third parties or brought by Gemini or its licensor, may be necessary to determine the inventorship, priority, patentability or validity of inventions with respect to Gemini’s or its licensor’s patents or patent applications. An unfavorable outcome could leave its technology or product candidates without patent protection, allow third parties to commercialize its technology or product candidates and compete directly with us, without payment to us, or could require Gemini or its licensor to obtain license rights from the prevailing party in order to be able to manufacture or commercialize its product candidates without infringing third-party patent rights. Its business could be harmed if the prevailing party does not offer Gemini or its licensor a license on commercially reasonable terms, or at all. Even if Gemini or its licensor obtains a license, it may be non-exclusive, thereby giving its competitors access to the same technologies licensed to Gemini or its licensor. In addition, if the breadth or strength of protection provided by Gemini’s or its licensor’s patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize product candidates. Even if Gemini successfully defends such litigation or proceeding, Gemini may incur substantial costs and it may distract its management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on its ability to raise the funds necessary to continue its clinical trials, continue its research programs, license necessary technology from third parties, or enter into collaborations.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of its confidential information could be compromised by disclosure during this type of litigation. In addition, many foreign jurisdictions have rules of discovery that are different than those in the United States and which may make defending or enforcing its or its licensor’s patents extremely difficult. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our Common Stock.

Third parties may initiate legal proceedings against Gemini alleging that Gemini infringes their intellectual property rights or Gemini may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, the outcome of which would be uncertain and could have a material adverse effect on the success of its business.

Gemini’s commercial success depends upon its ability to develop, manufacture, market and sell any product candidates that Gemini may develop and use its proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. Third parties may initiate legal proceedings against Gemini or its licensor alleging that Gemini or its licensor infringes their intellectual property rights or Gemini or its licensor may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, including in oppositions, revocations, reexaminations, inter partes review or derivation proceedings before the USPTO or its counterparts in other jurisdictions. These proceedings can be expensive and time-consuming and many of its or its licensor’s adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than Gemini or its licensor can.

An unfavorable outcome in any such proceeding could require Gemini or its licensor to cease using the related technology or developing or commercializing its product candidates, or to attempt to license rights to it from the prevailing party, which may not be available on commercially reasonable terms, or at all.

Gemini could be found liable for monetary damages, including treble damages and attorneys’ fees, if Gemini is found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing its product candidates or force us to cease some of its business operations, which could materially harm its business.

Gemini performs searches of patent and scientific databases in order to identify documents that may be of potential relevance to the freedom-to-operate and/or patentability of its product candidates. In general, such searches are conducted based on keywords, sequences, inventors/authors and assignees/entities to capture U.S. and European patents and patent applications, PCT publications and scientific journal articles.

The patent landscape around its GEM103 product candidate is complex, and Gemini may not be aware of all third-party intellectual property rights potentially relating to its product candidates and technologies. Although no third party has asserted a claim of patent infringement against us as of the date of this prospectus, a third party may hold proprietary rights that could prevent Gemini’s product candidates from being marketed. For example, Gemini is aware of an issued European patent expiring in 2026 that claims an isolated CFH polypeptide which could be alleged to cover GEM103. While Gemini believes that the expiration date of this patent will be prior to European launch of GEM103, there is a possibility that commercial manufacturing or product launch in Europe would predate the patent expiration. If commercial manufacturing or product launch in Europe predates the patent expiration, and in the event that this patent is successfully asserted against us, such litigation may negatively impact our ability to commercialize GEM103 in France, Germany, Ireland, Liechtenstein, the Netherlands, Switzerland or the United Kingdom. Moreover, it is possible that Gemini is or may become aware of patents or pending patent applications that Gemini thinks do not relate to its product candidates or that Gemini believes are invalid or unenforceable, but that may nevertheless be interpreted to encompass its product candidates and to be valid and enforceable. As to pending third-party applications, Gemini cannot predict with any certainty which claims will issue, if any, or the scope of such issued claims. If any third party intellectual property claims are asserted against us, even if Gemini believes the claims are without merit, there is no assurance that a court would find in its favor, e.g., on questions of infringement, validity, enforceability or priority. A court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could materially and adversely affect Gemini’s ability and the ability of its licensor to commercialize any product candidates Gemini may develop and any other product candidates or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, Gemini would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. If any such third-party patents (including those that may issue from such applications) were successfully asserted against Gemini or its licensor or other commercialization partners and Gemini were unable to successfully challenge the validity or enforceability of any such asserted patents, then Gemini or its licensor and other commercialization partners may be prevented from commercializing its product candidates, or may be required to pay significant damages, including treble damages and attorneys’ fees if Gemini is found to willfully infringe the asserted patents, or obtain a license to such patents, which may not be available on commercially reasonable terms, or at all. Even if Gemini were able to obtain a license, it could be non-exclusive, thereby giving its competitors and other third parties access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from its business. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of its confidential information could be compromised by disclosure. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on its ability to raise additional funds or otherwise have a material adverse effect on its business, results of operations, financial condition and prospects. Any of the foregoing would have a material adverse effect on Gemini’s business, financial condition and operating results.

Gemini may be subject to claims by third parties asserting that its employees or Gemini has misappropriated a third party’s intellectual property, or claiming ownership of what Gemini regards as its own intellectual property.

Many of Gemini’s employees, including its senior management, were previously employed at other biotechnology or pharmaceutical companies, including its competitors or potential competitors. Some of these employees executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Gemini may be subject to claims that Gemini or these employees have used or disclosed confidential information or intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer, or that third parties have an interest in its patents as an inventor or co-inventor. Litigation may be necessary to defend against these claims. If Gemini fails in prosecuting or defending any such claims, in addition to paying monetary damages, Gemini may lose valuable intellectual property rights or personnel or sustain other damages. Such intellectual property rights could be awarded to a third party, and Gemini could be required to obtain a license from such third party to commercialize its technology or products. Such a license may not be available on commercially reasonable terms, or at all. Even if Gemini successfully prosecutes or defends against such claims, litigation could result in substantial costs and distract management.

In addition, while it is Gemini’s policy to require its employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, Gemini may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that Gemini regards as its own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and Gemini may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what Gemini regards as its intellectual property. Such claims could have a material adverse effect on its business, financial condition, results of operations and prospects.

Gemini’s inability to protect its confidential information and trade secrets would harm its business and competitive position.

In addition to seeking patents for some of its technology and products, in its activities Gemini also relies substantially on trade secrets, including unpatented know-how, technology and other proprietary materials and information, to maintain its competitive position. Gemini seeks to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as its employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. Gemini also enters into confidentiality and invention or patent assignment agreements with its employees and consultants. However, these steps may be inadequate, Gemini may fail to enter into agreements with all such parties or any of these parties may breach the agreements and disclose its proprietary information, and there may be no adequate remedy available for such breach of an agreement. Gemini cannot assure you that its proprietary information will not be disclosed or that Gemini can meaningfully protect its trade secrets. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts both within and outside the United States may be less willing, or unwilling, to protect trade secrets. If a competitor lawfully obtained or independently developed any of its trade secrets, Gemini would have no right to prevent such competitor from using that technology or information to compete with us, which could harm its competitive position.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by its intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect Gemini’s business or permit Gemini to maintain our competitive advantage. For example:

●	others may be able to make products that are similar to any product candidates Gemini may develop or utilize similar technology but that are not covered by the claims of the patents that Gemini licenses or may own in the future;

●	Gemini, or its current or future collaborators, might not have been the first to make the inventions covered by the issued patents and pending patent applications that Gemini licenses or may own in the future;

●	Gemini, or its current or future collaborators, might not have been the first to file patent applications covering certain of its or their inventions;

●	others may independently develop similar or alternative technologies or duplicate any of its technologies without infringing its owned or licensed intellectual property rights;

●	it is possible that Gemini’s pending patent applications or those that it may own in the future will not lead to issued patents;

●	issued patents that Gemini holds rights to may be held invalid or unenforceable, including as a result of legal challenges by its competitors;

●	its competitors might conduct research and development activities in countries where Gemini does not have patent rights and then use the information learned from such activities to develop competitive products for sale in its major commercial markets;

●	Gemini may not develop additional proprietary technologies that are patentable;

●	the patents of others may harm its business; and

●	Gemini may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on its business, financial condition, results of operations and prospects.

Patents that ultimately issue that cover its product candidates could be found invalid or unenforceable if challenged in court or the USPTO.

If Gemini or its licensing partner initiate legal proceedings against a third party to enforce a patent, if obtained, covering its product candidates, the defendant could counterclaim that the patent covering its product candidates, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. These types of mechanisms include inter partes review, post grant review, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). These types of proceedings could result in revocation or amendment to its patents such that they no longer cover its product candidates. The outcome for any particular patent following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, Gemini cannot be certain that there is no invalidating prior art, of which Gemini, its patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, or if Gemini is otherwise unable to adequately protect its rights, Gemini would lose at least part, and perhaps all, of the patent protection on its product candidates. A loss of patent protection for its product candidates could have a material adverse impact on its ability to commercialize or license its technology and product candidates and, resultantly, on its business, financial condition, prospects and results of operations.

Changes in patent law could diminish the value of patents in general, thereby impairing its ability to protect its product candidates.

As is the case with other biotechnology and pharmaceutical companies, Gemini’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology industry involves technological and legal complexity, and obtaining and enforcing biotechnology patents is costly, time-consuming and inherently uncertain. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances, weakening the rights of patent owners in certain situations or ruling that certain subject matter is not eligible for patent protection. In addition to increasing uncertainty with regard to its and its licensor’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts, the USPTO and equivalent bodies in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken its and its licensor’s ability to obtain new patents or to enforce existing patents and patents Gemini and its licensor may obtain in the future.

Patent reform laws, such as the Leahy-Smith America Invents Act, or the Leahy-Smith Act, as well as changes in how patent laws are interpreted, could increase the uncertainties and costs surrounding the prosecution of its and its licensor’s patent applications and the enforcement or defense of its or its licensor’s issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the filing and prosecution strategies associated with patent applications, including a change from a “first-to-invent” to a “first-inventor-to-file” patent system, and may also affect patent prosecution and litigation, such as by allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO-administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. The USPTO has developed regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act and, in particular, the “first-inventor-to-file” provisions, became effective in 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will has on the operation of its business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of its or its licensor’s patent applications and the enforcement or defense of its or its licensor’s issued patents, all of which could has a material adverse effect on its business, financial condition and results of operations.

Risks Related to Reliance on Third Parties

Gemini will rely on third parties to conduct its clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines or comply with regulatory requirements, Gemini may not be able to obtain regulatory approval of or commercialize any potential product candidates.

Gemini will depend upon third parties, including independent investigators, to conduct its clinical trials under agreements with universities, medical institutions, CROs, strategic partners and others. Gemini expects to have to negotiate budgets and contracts with CROs and trial sites, which may result in delays to its development timelines and increased costs.

Gemini will rely heavily on third parties over the course of its clinical trials, and, as a result, will have limited control over the clinical investigators and limited visibility into their day-to-day activities, including with respect to their compliance with the approved clinical protocol. Nevertheless, its reliance on third parties does not relieve Gemini of its regulatory responsibilities and it will be responsible for ensuring that each of its trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards. Gemini and these third parties are required to comply with good clinical practice, or GCP, requirements, which are regulations and guidelines enforced by the FDA and applicable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, clinical investigators and trial sites. If Gemini or any of these third parties fail to comply with applicable GCP requirements, the clinical data generated in its clinical trials may be deemed unreliable and the FDA or applicable foreign regulatory authorities may require us to suspend or terminate these trials or perform additional nonclinical studies or clinical trials before approving its marketing applications. Gemini cannot be certain that, upon inspection, regulatory authorities will determine that any of its clinical trials comply with the GCP requirements. In addition, its clinical trials must be conducted with products produced under cGMP requirements and may require a large number of patients. Its failure or any failure by these third parties to comply with these applicable regulations or to recruit a sufficient number of patients may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, its business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

The third parties who may conduct its future clinical trials will not be its employees and, except for remedies that may be available to us under its agreements with those third parties, Gemini cannot control whether or not they devote sufficient time and resources to its ongoing nonclinical and clinical programs. These third parties may also have relationships with other commercial entities, including Gemini’s competitors, for whom they may also be conducting clinical trials or other product development activities, which could affect their performance on its behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to its clinical protocols or regulatory requirements or for other reasons, its clinical trials may be extended, delayed or terminated and Gemini may not be able to complete development of, obtain regulatory approval of or successfully commercialize its product candidates in a timely manner or at all. As a result, its financial results and the commercial prospects for its product candidates would be harmed, its costs could increase and its ability to generate revenue could be delayed.

If any of its relationships with these third-party CROs or others terminate, Gemini may not be able to enter into arrangements with alternative CROs or other third parties or to do so on commercially reasonable terms. Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO begins work. As a result, delays may occur, which can materially impact its ability to meet its desired clinical development timelines. Though Gemini carefully manages its relationships with its CROs, there can be no assurance that Gemini will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on its business, financial condition and prospects.

If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the clinical data they obtain is compromised due to the failure (including by clinical sites or investigators) to adhere to its clinical protocols, regulatory requirements or for other reasons, its clinical trials may be extended, delayed or terminated and Gemini may not be able to obtain regulatory approval for or successfully commercialize its product candidates. As a result, its results of operations and the commercial prospects for its product candidates would be harmed, its costs could increase substantially and its ability to generate revenues could be delayed significantly.

Gemini contracts with third parties for the manufacture of its product candidates for nonclinical testing and expects to continue to do so for clinical trials and for commercialization. This reliance on third parties increases the risk that Gemini will not have sufficient quantities of its product candidates or products, if approved, or that such supply will not be available to us at an acceptable cost, which could delay, prevent or impair its development or commercialization efforts.

Gemini does not have any manufacturing facilities. Gemini currently relies, and expects to continue to rely, on third-party manufacturers for the manufacture of its product candidates for nonclinical and clinical testing and for commercial supply of any of these product candidates for which Gemini obtains marketing approval. Reliance on third-party manufacturers may expose us to different risks than if Gemini were to manufacture product candidates itself. Any disruption in supply from any supplier or manufacturing location, including on account of the COVID-19 pandemic, could lead to supply delays or interruptions which would damage its business, financial condition, results of operations and prospects. To the extent any issues arise with its third-party manufacturers, Gemini may be unable to establish any agreements with any other third-party manufacturers or to do so on acceptable terms. Even if Gemini is able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

●	the possible breach of the manufacturing agreement by the third party;

●	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us; and

●	reliance on the third party for regulatory compliance, quality assurance and safety and pharmacovigilance reporting.

Third-party manufacturers may not be able to comply with cGMP regulations or applicable foreign regulatory requirements. Its failure, or the failure of third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or medicines, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of its product candidates and harm its business and results of operations.

Any product candidates that Gemini may develop may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

Any performance failure on the part of its existing or future manufacturers could delay clinical development or marketing approval. Gemini does not currently have arrangements in place for redundant supply for bulk drug substances. If any one of its current contract manufacturers cannot perform as agreed, Gemini may be required to replace that manufacturer. Although Gemini believes that there are several potential alternative manufacturers who could manufacture its product candidates, Gemini may incur added costs and delays in identifying and qualifying any such replacement.

Its current and anticipated future dependence upon others for the manufacture of its product candidates may adversely affect its future profit margins and its ability to commercialize any product candidates that receive marketing approval on a timely and competitive basis.

The manufacture of Gemini’s product candidates is complex and Gemini may encounter difficulties in production. If Gemini or any of its third-party manufacturers encounter such difficulties, or fails to meet rigorously enforced regulatory standards, its ability to provide supply of its product candidates for clinical trials or its products for patients, if approved, could be delayed or stopped, or Gemini may be unable to maintain a commercially viable cost structure.

The processes involved in manufacturing its product candidates are complex, expensive, highly-regulated, and subject to multiple risks. Further, as product candidates are developed through nonclinical studies to late-stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives, and any of these changes could cause its product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials.

In addition, the manufacturing process for any products that Gemini may develop is subject to FDA and other applicable foreign regulatory authority approval processes and continuous oversight, and Gemini will need to contract with manufacturers who can meet all applicable FDA and applicable foreign regulatory authority requirements, including, for example, complying with cGMPs, on an ongoing basis. If Gemini or its third-party manufacturers are unable to reliably produce products to specifications acceptable to the FDA or other regulatory authorities, Gemini may not obtain or maintain the approvals Gemini needs to commercialize such products. Even if Gemini obtains regulatory approval for any of its product candidates, there is no assurance that either Gemini or its contract manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential launch of the product, or to meet potential future demand. Any of these challenges could delay completion of clinical trials, require bridging or comparability nonclinical or clinical trials or the repetition of one or more clinical trials, increase clinical study costs, delay approval of its product candidates, impair commercialization efforts, increase its cost of goods, and has an adverse effect on its business, financial condition, results of operations, and growth prospects.

Gemini may seek to establish collaborations, and, if Gemini is not able to establish them on commercially reasonable terms, Gemini may have to alter its development and commercialization plans.

Gemini may pursue collaborations in order to develop and commercialize GEM103 and other product candidates. Gemini face significant competition in seeking appropriate collaborators. Whether Gemini reaches a definitive agreement for a collaboration will depend, among other things, upon its assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or applicable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products and the existence of uncertainty with respect to its ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborators may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for its product candidates.

Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

Gemini may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If Gemini is unable to do so, Gemini may have to curtail the development of the product candidate for which Gemini is seeking to collaborate, reduce or delay its development program or one or more of its other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities or increase its expenditures and undertake development or commercialization activities at its own expense. If Gemini elects to increase its expenditures to fund development or commercialization activities on its own, Gemini may need to obtain additional capital, which may not be available to us on acceptable terms, or at all. If Gemini does not have sufficient funds, Gemini may not be able to further develop its product candidates or bring them to market and generate product revenue.

Risks Related to Commercialization

Even if Gemini commercializes its product candidates, these products may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which could harm its business.

The regulations that govern marketing approvals, pricing and reimbursement for new drugs and biologics vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, Gemini might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay or limit its commercial launch of the product, possibly for lengthy time periods, which could negatively impact the revenue Gemini generates from the sale of the product in that particular country. Adverse pricing limitations may hinder its ability to recoup its investment in one or more product candidates, even if its product candidates obtain marketing approval.

Its ability to commercialize any products successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors determine which medications they will cover and establish reimbursement levels. Third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Gemini cannot be sure that coverage and reimbursement will be available for any product that Gemini commercializes and, if reimbursement is available, what the level of reimbursement will be. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which Gemini obtains marketing approval, if any. If coverage and reimbursement are not available or reimbursement is available only to limited levels, Gemini may not be able to successfully commercialize any product candidate for which marketing approval is obtained, if any.

There may be significant delays in obtaining coverage and reimbursement for newly approved drugs and biologics, and coverage may be more limited than the purposes for which the product is approved by the FDA or applicable foreign regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers its costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs and biologics, if applicable, may also not be sufficient to cover its costs and may only be temporary. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost products and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs and biologics from countries where they may be sold at lower prices than in the United States. Its inability to promptly obtain coverage and profitable reimbursement rates third-party payors for any approved products that Gemini develops could have a material adverse effect on its operating results, its ability to raise capital needed to commercialize products and its overall financial condition.

If, in the future, Gemini is unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any product candidates Gemini may develop, Gemini may not be successful in commercializing those product candidates if and when they are approved.

Gemini does not currently have an infrastructure for the sales, marketing, and distribution of pharmaceutical products. In order to market its product candidates, if approved by the FDA or any other regulatory body, Gemini must build its sales, marketing, managerial, and other non-technical capabilities, or make arrangements with third parties to perform these services. There are risks involved with both establishing its own commercial capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force or reimbursement specialists is expensive and time-consuming and could delay any product launch. If the commercial launch of a product candidate for which Gemini recruits a sales force and establishes marketing and other commercialization capabilities is delayed or does not occur for any reason, Gemini would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and its investment would be lost if Gemini cannot retain or reposition its commercialization personnel.

If Gemini enter into arrangements with third parties to perform sales, marketing, commercial support, and distribution services, its product revenue or the profitability of product revenue may be lower than if Gemini were to market and sell any products Gemini may develop itself. In addition, Gemini may not be successful in entering into arrangements with third parties to commercialize its product candidates or may be unable to do so on terms that are favorable to us. Gemini may have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market its products effectively and they could expose its company to regulatory enforcement and legal risk in the execution of their sales and commercialization activities. If Gemini does not establish commercialization capabilities successfully, either on its own or in collaboration with third parties, Gemini will not be successful in commercializing its product candidates if approved.

If Gemini is unable to establish adequate sales, marketing, and distribution capabilities, whether independently or with third parties, or if Gemini is unable to do so on commercially reasonable terms, its business, results of operations, financial condition, and prospects will be materially adversely affected.

Gemini’s product candidates may not achieve adequate market acceptance among physicians, patients, third-party payors and others in the medical community necessary for commercial success.

Even if Gemini’s product candidates receive regulatory approval, they may not gain adequate market acceptance among physicians, patients, third-party payors, pharmaceutical companies and others in the medical community. Demonstrating the safety and efficacy of its product candidates and obtaining regulatory approvals will not guarantee future revenue. Its commercial success also depends on coverage and adequate reimbursement of its product candidates by third-party payors, including government payors and private insurers, which may be difficult or time-consuming to obtain, may be limited in scope and may not be obtained in all jurisdictions in which Gemini may seek to market its products. Third-party payors closely examine medical products to determine whether they should be covered by reimbursement and, if so, the level of reimbursement that will apply. Gemini cannot be certain that third-party payors will sufficiently reimburse sales of its product, or enable us to sell its product at a profitable price. Similar concerns could also limit the reimbursement amounts that health insurers or government agencies in other countries are prepared to pay for its products. In many regions outside the United States where Gemini may pursue regulatory approvals and market its products, the pricing of prescription drugs is controlled by the government or regulatory agencies.

Regulatory agencies in these countries could determine that the pricing for its products should be based on prices of other commercially available products for the same disease, rather than allowing Gemini to market its products at a premium as new drugs. The degree of market acceptance of any of its approved product candidates will depend on a number of factors, including:

●	the efficacy and safety profile of the product candidate as demonstrated in clinical trials;

●	the timing of market introduction of the product candidate as well as competitive products;

●	the clinical indications for which the product candidate is approved;

●	acceptance of the product candidate as a safe and effective treatment by clinics and patients;

●	the potential and perceived advantages of the product candidate over alternative treatments, including any similar generic treatments;

●	the cost of treatment in relation to alternative treatments;

●	the availability of coverage and adequate reimbursement and pricing by third-party payors;

●	the relative convenience and ease of administration;

●	the frequency and severity of adverse events;

●	the effectiveness of sales and marketing efforts; and

●	unfavorable publicity relating to its product candidates.

Sales of medical products also depend on the willingness of physicians to prescribe the treatment, which is likely to be based on a determination by these physicians that the products are safe, therapeutically effective and cost effective. In addition, the inclusion or exclusion of products from treatment guidelines established by various physician groups and the viewpoints of influential physicians can affect the willingness of other physicians to prescribe the treatment. Gemini cannot predict whether physicians, physicians’ organizations, hospitals, other healthcare providers, government agencies or private insurers will determine that its product is safe, therapeutically effective and cost effective as compared with competing treatments. If any product candidate is approved but does not achieve an adequate level of acceptance by such parties, Gemini may not generate or derive sufficient revenue from that product candidate and may not become or remain profitable.

Product liability lawsuits against Gemini could cause it to incur substantial liabilities and to limit commercialization of any products that Gemini may develop and insurance coverage may not be adequate.

Gemini faces an inherent risk of product liability exposure related to the testing of its product candidates in human clinical trials and will face an even greater risk if Gemini commercialize any resulting products. Product liability claims may be brought against us by subjects enrolled in its clinical trials, patients, their family members, healthcare providers or others using, administering or selling its products. If Gemini cannot successfully defend itself against claims that its product candidates or products that Gemini may develop caused injuries, Gemini could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

●	decreased demand for any product candidates or products that Gemini may develop;

●	termination of clinical trial sites or entire trial programs;

●	injury to its reputation and significant negative media attention;

●	withdrawal of clinical trial participants;

●	significant costs to defend the related litigation;

●	substantial monetary awards to trial subjects or patients;

●	loss of revenue;

●	diversion of management and scientific resources from its business operations;

●	the inability to commercialize any products that Gemini may develop; and

●	a decline in its stock price.

Its clinical trial liability insurance coverage may not adequately cover all liabilities that Gemini may incur. Gemini may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. Its inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or delay the commercialization of any products or product candidates that Gemini develop. Gemini intend to expand its insurance coverage for products to include the sale of commercial products if Gemini obtains marketing approval for its product candidates in development, but Gemini may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. Large judgments have been awarded in lawsuits based on drugs that had unanticipated side effects. If Gemini is sued for any injury caused by its products, product candidates or processes, its liability could exceed its product liability insurance coverage and its total assets. Claims against us, regardless of their merit or potential outcome, may also generate negative publicity or hurt our ability to obtain physician adoption of its product or expand its business.

Risks Related to Our Stock

An active trading market for our common stock may never develop or be sustained, which may make it difficult to sell the shares of our common stock you purchase.

An active trading market for our common stock may not develop or continue or, if developed, may not be sustained, which would make it difficult for you to sell your shares of our common stock at an attractive price (or at all). The market price of our common stock may decline below your purchase price, and you may not be able to sell your shares of our common stock at or above the price you paid for such shares (or at all).

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

If Nasdaq delists our shares of common stock from trading on its exchange for failure to meet Nasdaq’s listing standards, we and our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The price of our common stock may be volatile.

The price of our common stock may fluctuate due to a variety of factors, including:

●	changes in the industries in which our and our customers operate;

●	variations in its operating performance and the performance of its competitors in general;

●	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	publication of research reports by securities analysts about us or our competitors or our industry;

●	the public’s reaction to our press releases, our other public announcements and its filings with the SEC;

●	Our failure or the failure of its competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

●	additions and departures of key personnel;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving Gemini;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our common stock available for public sale; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our common stock regardless of our operating performance.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common stock.

Securities research analysts may establish and publish their own periodic projections for Gemini. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

The future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of Gemini’s Common Stock.

Sales of a substantial number of shares of Gemini’s Common Stock in the public market could occur at any time. If Gemini’s stockholders sell, or the market perceives that Gemini’s stockholders intend to sell, substantial amounts of Gemini’s Common Stock in the public market, the market price of Gemini’s Common Stock could decline.

Pursuant to the Registration Rights Agreement entered into in connection with the Business Combination, certain stockholders of FSDC and Old Gemini can each demand that Gemini register their registrable securities under certain circumstances and each also have piggyback registration rights for these securities. The registration of these securities permit the public sale of such securities, subject to certain contractual restrictions imposed by the Registration Rights Agreement and the Merger Agreement. The presence of these additional shares of Common Stock trading in the public market may have an adverse effect on the market price of Gemini’s securities.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.

We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors, and consultants under our stock incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends on our common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiary to us and such other factors as our board of directors may deem relevant. In addition, the terms of our existing financing arrangements restrict or limit our ability to pay cash dividends. Accordingly, we may not pay any dividends on our common stock in the foreseeable future.

Future offerings of debt or equity securities by us may adversely affect the market price of our common stock.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our common stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.

Issuing additional shares of our common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing and nature of our future offerings.

Gemini expects to incur significant additional costs as a result of being a public company, which may adversely affect its operating results and financial condition.

Gemini expects to incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the SEC and Nasdaq. Its management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Gemini expects these rules and regulations are expected to increase its accounting, legal and financial compliance costs and make some activities more time-consuming and costly. In addition, Gemini will incur additional costs associated with its public company reporting requirements and Gemini expects those costs to increase in the future. For example, Gemini will be required to devote significant resources to complete the assessment and documentation of its internal control system and financial process under Section 404, including an assessment of the design of its information systems associated with its internal controls.

To date, Gemini has not conducted a review of its internal control for the purpose of providing the reports required by these rules. During its review and testing, Gemini may identify deficiencies and be unable to remediate them before Gemini must provide the required reports. Furthermore, if Gemini fails to remediate its existing material weakness in its internal control over financial reporting or if new material weaknesses are identified or arise in the future, Gemini may not detect errors on a timely basis and its financial statements may be materially misstated. Gemini or its independent registered public accounting firm may not be able to conclude on an ongoing basis that Gemini has effective internal control over financial reporting, which could harm its operating results, cause investors to lose confidence in its reported financial information and cause the trading price of its stock to fall. In addition, as a public company Gemini will be required to timely file accurate quarterly and annual reports with the SEC under the Exchange Act. Any failure to report its financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of its shares from Nasdaq or other adverse consequences. Gemini will incur significant costs to remediate any material weaknesses Gemini identifies through these efforts. The increased costs will increase its net loss and may require us to reduce costs in other areas of its business or increase the prices of its products or services. Gemini also expects these rules and regulations to make it more expensive for us to maintain directors’ and officers’ liability insurance and Gemini may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for Gemini to attract and retain qualified persons to serve on its board of directors, its board committees, or as executive officers. Gemini cannot predict or estimate the amount of additional costs Gemini may incur or the timing of such costs.

New laws and regulations, as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act, the Dodd-Frank Act and rules adopted by the SEC and Nasdaq, would likely result in increased costs as Gemini responds to their requirements, which may adversely affect its operating results and financial condition.

Anti-takeover provisions contained in the Charter and the Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Gemini is also subject to anti-takeover provisions under Delaware law, which could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock held by Gemini’s stockholders. These provisions provide for, among other things:

●	a classified board with a three-year staggered term;

●	the ability of Gemini’s board of directors to issue one or more series of “blank check” preferred stock;

●	certain limitations on convening special stockholder meetings;

●	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at Gemini’s annual meetings; and

●	amendment of certain provisions of the organizational documents only by the affirmative vote of at least two-thirds of Gemini’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire Gemini, even if the third party’s offer may be considered beneficial by many of Gemini’s stockholders. As a result, Gemini’s stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, Gemini may experience negative reactions from the financial markets, including negative impacts on the price of Gemini Common Stock. These provisions could also discourage proxy contests and make it more difficult for Gemini’s stockholders to elect directors of their choosing and to cause Gemini to take other corporate actions that Gemini’s stockholders desire.

The Bylaws provide that the Court of Chancery of the State of Delaware and the federal district courts of the District of Massachusetts will be the exclusive forums for substantially all disputes between Gemini and its stockholders, which could limit Gemini’s stockholders’ ability to obtain a favorable judicial forum for disputes with Gemini or its directors, officers, or employees.

The By-laws provide that the Court of Chancery of the State of Delaware is the exclusive forum for:

●	any derivative action or proceeding brought on its behalf;

●	any action asserting a breach of fiduciary duty;

●	any action asserting a claim against Gemini arising under the DGCL, the Charter, or the By-laws;

●	any action to interpret, apply, enforce or determine the validity of the Charter or the By-laws; and

●	any action asserting a claim against Gemini that is governed by the internal-affairs doctrine.

This exclusive-forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or the Securities Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the By-laws provides that the federal district courts of the District of Massachusetts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Gemini or its directors, officers, or other employees, which may discourage lawsuits against Gemini and its directors, officers, and other employees. If a court were to find either exclusive-forum provision in the By-laws to be inapplicable or unenforceable in an action, it may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm Gemini’s business.

If the Business Combination does not qualify as a tax-free reorganization under Section 368(a) of the Code, Gemini Equityholders may incur a substantially greater U.S. federal income tax liability as a result of the Business Combination.

We intend for the Business Combination to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. However, we have not obtained a ruling from the Internal Revenue Service, or IRS, with respect to the tax consequences of the Business Combination and there can be no assurance that the our position would be sustained by a court if challenged by the IRS. Accordingly, if the IRS or a court determines that the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and is therefore fully taxable for U.S. federal income tax purposes, Gemini Equityholders generally would recognize taxable gain or loss on their receipt of Merger Consideration in connection with the Business Combination.

USE OF PROCEEDS

All of the shares of common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

DIVIDEND POLICY

We have not paid any cash dividends on our shares of Common Stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statements of operations for the years ended December 31, 2019 and 2020 included in “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes filed on our annual report on Form 10-K. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of FSDC and Old Gemini, including the accompanying notes, which are included elsewhere in this prospectus.

The Business Combination is accounted for as a reverse capitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, FSDC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Gemini will represent a continuation of the financial statements of Old Gemini with the Business Combination being treated as the equivalent of Old Gemini issuing stock for the net assets of FSDC, accompanied by a recapitalization. The net assets of FSDC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Old Gemini.

Statement of Operations - Year Ended December 31, 2020	FSDC (Historical)	Gemini (Historical)	Pro Forma
Total operating expenses	$817	$34,040	$34,857
Loss from operations	(817)	(34,040)	(34,857)
Net loss	(812)	(40,837)	(44,481)
Basic and diluted net loss per share - Class A	-	(7.19)	(1.03)
Basic and diluted net loss per share - Class B	(0.25)	-	-

Statement of Operations - Year Ended December 31, 2019	FSDC (Historical)	Gemini (Historical)	Pro Forma
Total operating expenses	$-	$41,225	$41,225
Loss from operations	-	(41,225)	(41,225)
Net loss	-	(41,400)	(41,400)
Basic and diluted net loss per share	-	(8.01)	(0.96)

Balance Sheet - As of December 31, 2020	FSDC (Historical)	Gemini (Historical)	Pro Forma
Total current assets	$1,338	$5,065	$198,906
Total assets	122,093	8,319	199,523
Total current liabilities	598	24,876	12,066
Total liabilities	4,824	30,180	17,370
Total convertible preferred stock	-	80,449	-
Class A common stock subject to redemption	112,269	-	-
Total stockholders' equity (deficit)	5,000	(102,310)	182,153

Business

Overview

We are a clinical-stage precision medicine company developing novel therapeutic compounds to treat genetically defined, age-related macular degeneration (AMD). Our lead product candidate, GEM103, is a recombinant form of the human complement factor H protein (CFH) and is designed to address complement hyperactivity and overall dysregulation caused by loss of function mutations thus restoring retinal health in patients with AMD. Native CFH serves multiple functions in maintaining retinal health including regulating lipid metabolism in the retina, protecting the retina against lipid and protein by-products of oxidative stress, and regulating the complement system, which is part of the innate immune system. This multifaceted regulation plays an integral role in engagement and maintenance of complement-mediated immune responses that are involved in pathogen defense and cellular debris clearance.

Since inception in 2015, we have devoted substantially all our efforts and financial resources to organizing and staffing our company, business planning, raising capital, discovering product candidates and securing related intellectual property rights and conducting research and development activities for our product candidates. We do not have any products approved for sale, and we have not generated any revenue from product sales. We may never be able to develop or commercialize a marketable product.

Our lead product candidate, GEM103, is in Phase 2a clinical development and our other product candidates and research initiatives are in preclinical or earlier stages of development. Our ability to generate revenue from product sales sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our product candidates. We have not yet successfully completed any pivotal clinical trials, nor have we obtained any regulatory approvals, manufactured a commercial-scale drug, or conducted sales and marketing activities. Through December 31, 2020, we had received gross proceeds of $76.0 million from the sale of our preferred stock, gross proceeds of $16.9 million from borrowings under convertible promissory notes and $10.0 million from our term loan facility with Silicon Valley Bank, (“SVB”).

We believe GEM103 is capable of down-regulating hyperactive complement activity while maintaining a healthy environment for the cellular architecture supporting retinal function in patients with AMD. We believe that this differentiated approach to controlling complement dysregulation will allow us to more broadly address AMD pathology and potentially treat AMD. In September 2020, we commenced a Phase 2a clinical trial of GEM103 in patients with dry AMD carrying mutations in the CFH gene. Topline data including safety, tolerability and relevant biomarkers of complement activation from this Phase 2a clinical trial are expected in the first half of 2021. GEM103 has been granted Fast Track designation by the United States Food and Drug Administration, or FDA.

Augmenting CFH activity represents a unique approach to address imbalances in the immune system in a broad array of complement-mediated inflammatory diseases. We aspire to lead the next generation of complement therapeutics by focusing on restoring native regulation of complement activation, as opposed to broadly inhibiting complement using engineered molecules. Restoration of terminal complement pathway regulation avoids the unintended consequences of broad complement inhibition, which can result in safety issues and a reduced therapeutic index. Integration of genetic, biological, and clinical information has identified high-risk, genetically defined subpopulations present within the current broadly defined AMD cohort. In particular, loss of function variants in the gene that encodes CFH can reduce complement regulation and/or adversely affect retinal homeostasis, both of which strongly correlate with an increased risk for developing AMD. We can identify, functionally evaluate and characterize the proteins generated by these genetic variants and define their roles in disease pathogenesis using custom genetic assays and functional assays, novel biomarkers, and our CLARITY natural history clinical trials. In the CLARITY natural history studies, we are evaluating clinical stage and extent of retinal disease as measured by precise imaging methods and have incorporated novel biomarker assessments when possible to evaluate the impact of the specific CFH variants in disease pathogenesis and progression.

AMD is a disease primarily affecting the macula, the central portion of the retina responsible for high acuity vision, and is the number one cause of irreversible blindness in the United States and Europe. AMD has generally been characterized as either “wet” or “dry,” definitions driven by clinical presentation rather than underlying biology. In dry AMD, the center of the retina slowly degenerates leading to loss of photoreceptors over time. In wet AMD, choroidal vessels grow aberrantly and invade the retina (referred to as choroidal neovascularization, or CNV) rapidly degrading central vision. There are approximately 16 million AMD patients in the United States, of whom approximately 90%, or approximately 15 million, have dry AMD. Of these, approximately six million carry a variant in the CFH gene which leads to loss of function in the CFH protein. In these patients, CFH protein is generally expressed at normal levels but the genetic mutations result in functional insufficiency in the CFH expressed. For wet AMD, drugs targeting one of the central proteins in CNV pathogenesis, vascular endothelial growth factor (VEGF), have proven effective in its management. No treatment is currently available for the approximately 15 million patients with early, intermediate, or advanced dry AMD.

GEM103 has been evaluated in a Phase 1 clinical trial of CFH-variant related dry AMD patients. Single rising doses of GEM103, administered intravitreally, maintained supraphysiologic CFH levels for more than 28 days, with no adverse drug reactions and no ocular inflammation. In several subjects, dosing also resulted in reductions in a biomarker of complement activity, consistent with the GEM103 mechanism of action. GEM103 is now being evaluated in a multiple ascending dose Phase 2a clinical trial in similar genetically defined patients to further evaluate safety, tolerability, and effects on relevant complement activation biomarkers. In addition, GEM103 is being evaluated in a Phase 2a clinical trial as an add-on to anti-VEGF therapy for the treatment of wet AMD patients at risk for progressive vision loss due to macular atrophy.

We are led by experts with decades of collective experience in drug research, development, manufacturing, commercialization and collaborative alliances. Our board of directors, including Dr. Stephen Squinto and Mr. David Lubner, are leaders in research and development in the complement system. We have assembled a management team, led by our Chief Executive Officer, Mr. Jason Meyenburg, whose members have extensive experience in successfully developing, manufacturing and commercializing transformative therapies at companies including Alexion Pharmaceuticals, Inc., Orchard Therapeutics plc, Merrimack Pharmaceuticals, Inc., Intellia Therapeutics, Inc., Merck & Co., Inc., ViroPharma Incorporated (acquired by Shire plc.), Achillion Pharmaceuticals, Inc. (acquired by Alexion Pharmaceuticals, Inc.) and CSL Behring. Our management team’s wide-ranging expertise in rare diseases, complement therapeutics, immunology, genetics/gene therapy and protein biochemistry provide a singular vision for redefining AMD and linked disorders through precision medicine to address serious unmet medical needs.

Our Pipeline

Below is summary of our current product candidate pipeline.

In the table above, IND enabled means we have completed the necessary nonclinical studies, including without limitation ADME and toxicology, as well as formulation and manufacturing development necessary to seek the permission of regulatory authorities to begin human clinical testing.

GEM103

We are developing GEM103 initially for the treatment of dry AMD in patients with loss of function mutations in CFH. As a complement pathway regulatory protein, GEM103 is expected to restore appropriate complement function by ameliorating the detrimental effects of excessive complement activation, including inappropriate cell lysis and exaggerated immune responses, while simultaneously preserving the beneficial roles of CFH, including clearance of extracellular debris and repair of oxidative damage.

The mechanism of action of GEM103 stands in contrast to that of broad complement pathway inhibitors developed to date which indiscriminately block both the detrimental and beneficial effects of complement activation. To our knowledge, GEM103 is the first recombinant, native complement modulator being evaluated in human clinical trials.

We also plan to advance GEM103 through studies in a selected population of patients suffering from wet AMD who have been treated with an anti-VEGF therapy approved by the FDA, to evaluate the impact on VEGF-inhibition-related macular atrophy. On February 1, 2021, we announced that we had commenced a 2a clinical trial in this population and expect to have topline safety and tolerability data from this trial in the second half of 2021.

Our Strategy

We aspire to develop the next generation of complement therapeutics by precisely focusing on genetically defined patient populations through restoration of their physiologic CFH function which cannot be addressed by indiscriminate complement inhibitors.

Key elements of our strategy include:

●	Replace current complement inhibition orthodoxy with an approach that leverages knowledge of patient underlying genetic predispositions and normalizes complement hyperactivity while retaining functions that are essential for maintaining retinal tissue homeostasis. We believe our differentiated approach focused on complement regulation through the administration of GEM103 will provide therapeutics that not only address complement dysfunction in AMD but will also address other critical pathological mechanisms like chronic inflammation underlying AMD progression. We believe complement regulation has the potential to yield significant benefits over current development-stage therapies that are focused solely on what is effectively complete inhibition of the different pathways of the complement system.

●	Redefine AMD as a disease of genetic subtypes that can be addressed by specific therapeutic strategies tailored to the genetic defect. Our philosophy is that the best way to identify drug targets is to understand the genetic variants that lead to increased risk of disease. In AMD, we believe that genetic analyses implicate an important role for variants in the gene that encodes for CFH in a large subset of patients. AMD represents a large market opportunity consisting of patients with differentiated genetic subtypes. We are initially focused on treating the approximately six million patients with CFH loss of function mutations.

●	Advance our lead program, GEM103, through clinical development and if approved, into commercialization to address significant unmet need in dry AMD. Dry AMD, which often ultimately leads to blindness and for which there are no currently approved treatment options, affects approximately 16 million patients in the United States, of which approximately six million have associated loss of function variants of CFH. GEM103, recombinant CFH, is the first complement pathway modulator under development to potentially regulate complement in patients with dry AMD. GEM103 is now being evaluated in a multiple ascending dose Phase 2a clinical trial in a genetically defined population suffering from dry AMD and carrying mutations in the gene for CFH. We expect top line data on safety, tolerability and effect on complement related biomarkers from this trial in the first half of 2021. The data from this trial will inform dose selection and potential clinical endpoints for an end of Phase 2 meeting with regulatory authorities at which we plan to seek alignment on a pivotal development pathway.

●	Evaluate strategic business development opportunities to maximize the value of our discovery and development assets. We believe that our differentiated approach holds the potential to target a number of well-characterized genetic mutations across multiple disease areas. We are therefore exploring opportunities to follow complement biology dysregulation and address other unmet disease needs outside the eye. We may seek to selectively enter into strategic business development transactions to leverage complementary capabilities and maximize the long-term value of our research and development portfolio.

Introduction to AMD

AMD is a progressive and irreversible disorder of the macula. The macula is the central portion of the retina in the eye and is responsible for both high acuity vision and color perception. AMD may affect vision in one or both eyes and in later stages results in progressive and chronic degeneration of the macula, leading to irreversible vision loss. AMD is a disease associated with advanced age, typically with onset occurring after the age of 50 and slowly progressing over many years. Retinal degeneration from dry AMD is a gradual process characterized by increasing drusen deposition and other extracellular debris accumulation around retinal pigment epithelium (RPE), complement hyperactivity and subsequent loss of photoreceptor cells in the retina in proximity to the degenerated RPE. Eventually, geographic atrophy (GA) occurs when regions of the macula are replaced by scar tissue. Common symptoms of dry AMD include blurry vision, loss of night vision and loss of central vision, making activities of daily living such as reading, driving and even recognizing faces progressively more difficult. With vision being central to independent living, AMD has a large and growing societal impact as the population ages.

Dry AMD, like many complex diseases, results from the interactions between environmental and genetic risk factors. However, unlike many late-onset conditions, approximately 70% of attributable risk for advanced AMD is explained by genetic risk. Factors such as aging, smoking, diet and UV light exposure confer the strongest non-genetic risks. Research over the last decade has uncovered multiple genetic variants which can increase the risk of developing advanced AMD by up to 30-fold, including many of the loci within the complement system. One such genetic locus that occurs with high frequency and strongly increases the risk of dry AMD is the CFH gene. We are developing GEM103, a recombinant human CFH molecule, to address the dysregulation resulting from loss of function variants in these patients and also to restore retinal homeostasis disrupted by CFH dysfunction.

Drugs targeting VEGF, one of the key endogenous proteins driving neovascularization, have proven to be successful in the treatment of wet AMD; however, no treatment is currently available for the remaining majority of patients with dry AMD or geographic atrophy (GA). Current standard-of-care for dry AMD is limited to over-the-counter vitamin and antioxidant supplements, and, in the absence of available therapeutic interventions, physicians can only regularly monitor a patient’s progression toward GA, vision loss, and ultimately blindness. There are a number of therapies in development for dry AMD and GA. Zimura, a C5 inhibitor being developed by IVERIC bio, Inc., is in pivotal clinical trials. Apellis Pharmaceuticals, Inc., is developing pegcetacoplan in Phase 3 clinical trials to target complement at the level of C3. Lampalizumab, a complement factor D inhibitor which had been developed by F. Hoffmann-La Roche AG failed to meet its endpoint in its Phase 3 clinical trials. As presented publicly by that sponsor, lampalizumab failed to adequately inhibit factor D and did not have an effect on complement biomarkers of interest as assayed post hoc from in-trial aqueous humor samples. Other approaches for the treatment of dry AMD are under investigation and in earlier stages of development such as programs from Gyroscope Therapeutics Limited and NGM Biopharmaceuticals.

Our Approach

We believe that a precision medicine approach exemplified by those applied to treat cancer and cystic fibrosis, where molecular definitions of disease supplant clinical descriptions or pathological diagnoses, can also be applied to AMD. Precision medicine is intended to more accurately diagnose patients and precisely match therapies to the underlying genetic drivers of disease. Our goal is to do the same for AMD by pioneering precision medicine in ophthalmology. Many well-powered and robust studies have demonstrated the significant role that genetics plays in the development of AMD and lay the groundwork for a precision approach in this large population with few options for treatment.

CLARITY Natural History Studies

In December 2018 we initiated CLARITY, a set of natural history studies designed to observe and help better understand how specific genetic variants affect the development of dry AMD. CLARITY combined in vivo and in vitro experiments to aid in identification of therapeutic candidates for indications within AMD and linked diseases. CLARITY was the largest study, to date, that screened dry AMD patients for high-risk genotypes to gain longitudinal clinical information.

The CLARITY studies were designed to identify and characterize disease progression in subjects with non-central GA secondary to dry AMD who are carriers of high-risk genetic variants. This analysis is designed to explore the relationship among genotype, visual function, and disease progression. For this purpose, we have developed a custom genetic test which screens dozens of genetic loci with coverage across all known high-risk genetic variants associated with dry AMD. In CLARITY, we have genetically screened more than 500 patients enabling identification of subjects for our development programs and serving to provide additional information on the impact of genetics on disease progression. Subjects who met genetic variant requirements were invited to consent to longitudinal follow up and 112 are currently being followed. An additional 121 patients with identified CFH variants either did not consent to longitudinal follow up but asked to be considered for interventional studies or failed screening. The studies are collecting data on demographics, medical history, visual function testing, anatomic ocular assessments, multi-modal ocular imaging, quality of life metrics and ocular fluid biomarkers in those who opted for prospective follow up. The study has also further served to confirm the frequency of pathological genotypic mutations of interest in the dry AMD population.

CLARITY has confirmed previously published results that approximately 40% of patients with dry AMD have a loss of function variant in the CFH gene. The variants result in the expression of a CFH protein which is impaired in its ability to regulate complement in the eye and/or its ability to promote broader retinal health and homeostasis. Within this 40% of the population with loss of function variants in CFH, 90% of those, (or 37% of all patients with dry AMD) carry one common homozygous variant, 402H, while the remaining 3% of all patients have a collection of heterozygous rare and ultra-rare variants in CFH. The latter commonly result in a high risk of atypically early onset of dry AMD including onset in the late 30 and early 40 years of age.

Results from CLARITY screening described above confirm other third-party Genome-Wide Association Studies (GWAS) studies elucidating the role of genetics in AMD. One of the major signals in these GWAS studies is the association of specific gene variants in the general population with the development of dry AMD. Subsequent studies have shown the enrichment of these same variants in patients with dry AMD and have linked them to a substantially increased risk for developing this disease.

CFH, Complement and the Ocular Compartment

The immune system is composed of two distinct responses, innate and adaptive. The complement system, as part of the innate immune system, plays an integral role in maintaining immune-surveillance and homeostasis in the ocular microenvironment. The complement system is the first line of defense against infection and can effectively clear invading microorganisms well before activation of the adaptive immune system. Even apart from this sentinel function, localized complement activation occurs normally within the ocular compartment and is critical to maintaining retinal health, including participating in clearing of cell debris within the retinal cell layers. Complement dysfunction within the ocular compartment results in a diseased eye.

Complement components constitute a complex network of about 30 circulating or membrane-associated proteins, organized into hierarchal proteolytic cascades. The complement system can be activated by three different pathways: the classical pathway, the lectin pathway, and the alternative pathway. The alternative pathway is constitutively activated and is highly regulated on host cells to limit damage while being amplified on non-host or severely damaged cells to provide protection from pathogens and to help clear unwanted material. CFH provides critical functionality for retinal health. CFH binds to markers on the surface of the body’s own cells to protect these cells from aberrant or excessive complement activity. CFH also facilitates microbial clearance and other critical activities such as phagocytosis and lipid clearance. In the absence of sufficient levels of functional CFH protein, cells may be permanently and terminally damaged.

CFH is a key protein that is responsible for self-surface recognition as well as maintaining a well-balanced immune response by regulating the activation of the complement system. CFH functions physiologically to restore retinal health by both downregulating inappropriate cell lysis and facilitating clearance of extracellular debris and repair of oxidative damage which results from multiple sources. Immunohistochemical analyses have shown that many complement components, including CFH, are molecular constituents of drusen, a type of cell debris which is a clinical hallmark of dry AMD. Continuous control of the alternative pathway by CFH is necessary due to the amplifying properties of the alternative pathway and its potential to provoke unneeded inflammatory response if not properly controlled. This control is best achieved by maintaining regulatory function of the complement system by augmenting CFH activity and thereby inhibiting detrimental effects of the overly active complement system.

Our Clinical Development Program

GEM103

Overview

GEM103 is a full length, recombinantly produced human CFH protein which provides a functional level of active CFH in AMD patients with loss of function mutations in the gene encoding CFH. GEM103 imparts physiologic regulation of the complement pathway driving the complement system toward equilibrium in patients where there is incomplete regulation due to insufficient functional CFH protein. This is a unique approach to address over-activation of the innate immune system.

Preclinical and Clinical Development

A series of preclinical studies have been performed to demonstrate the pharmacokinetic and pharmacodynamic performance of GEM103. In preclinical pharmacokinetic studies, we observed that GEM103 was detected in all assayed ocular compartments, including aqueous humor, vitreous humor and the retina. Of note GEM103 was distributed to the retina following intravitreal injection in non-human primate radio-labeled distribution studies. Our study shows that after an intravitreal injection of radio-labelled GEM103, the protein is detected in the aqueous humor as well as into the retina, which is the site of action for the protein, for an extended period of time following a single dose.

Actions of endogenous CFH include inhibition of the complement activation cascade while permitting clearance of foreign material, cellular debris and pathogens in the eye. In in vitro, cell-based assays, GEM103 was shown to inhibit hyperactive terminal complement activity demonstrating a more potent but comparable maximal ability to inhibit cellular lysis when compared to a broad inhibitor of C3. In addition, we observed the necessary phagocytic activity required to clear lipid and other forms of debris is maintained by GEM103, while it is impaired by a broad inhibitor of C3, a potentially undesirable consequence of current approaches that results in complete suppression of complement activity.

In our Phase 1 clinical trial, single ascending doses of GEM103 were administered via intravitreal injection (IVT) to dry AMD patients enriched for genetic variants of interest with greater than 50% visual acuity loss and central GA. GEM103 was well-tolerated across a range of single doses from 50 to 500 µg/eye in a 50 µL preparation delivered intravitreally, without any dose limiting toxicity or inflammation or anti-drug induced antibody, confirmed by an independent safety review committee. Serial aqueous humor sampling was performed to gather pharmacokinetic and pharmacodynamic data. Administration of GEM103 resulted in dose related increases in CFH concentrations that remained supraphysiological at all dose levels, with patients treated with dose of 100 µg or greater having supraphysiologic levels of CFH over the observation period of at least 28 days.

As an exploratory assessment of pharmacodynamic effect, measurement of complement biomarkers was performed on aqueous humor samples obtained from patients at various timepoints after receiving a single dose of GEM103. In several subjects, GEM103 administration was associated with a subsequent reduction of Ba, a complement biomarker of alternate pathway activation and inflammation as evaluated from serial aqueous humor sampling. These exploratory observations are consistent with the mechanism of action of CFH as a regulator of complement function in the eye.

GEM103 is now being evaluated in a multiple ascending dose Phase 2a clinical trial of a genetically enriched patient population carrying mutation(s) in the gene for CFH and suffering from dry AMD. Safety, tolerability, pharmacokinetics and exploratory biomarker responses based upon serially obtained aqueous humor samples will be obtained. Topline data from this trial is expected in the first half of 2021. The data from this trial will inform dose selection for an end of Phase 2 meeting with regulatory authorities as we plan to seek alignment on a pivotal development pathway.

Based on the results from our Phase 1 clinical trial, we plan to study both the 250 µg and 500 µg IVT doses, administered monthly in this Phase 2a multiple dose study to inform pivotal dose selection. We believe the following items observed in our Phase 1 clinical trial will be further elucidated with multiple dosing in the Phase 2a clinical trial:

●	Pharmacokinetics: Aqueous humor sampling showed sustained supraphysiological levels of CFH at all doses tested at one week post single dose administration. In addition, there was a dose-dependent increase in CFH concentrations noted at one week post dose, which remained above physiologic CFH levels for at least 28 days for doses at or above 100 µg levels. Monthly IVT doses will be administered in Phase 2a, beginning with 250 µg and escalating to the 500 µg dose level thereafter. Pharmacokinetics will be monitored monthly.

●	Pharmacodynamics: Aqueous humor samples were tested for specific biomarkers including Ba (a marker of the amplification loop) and C3a (a marker of C3 activation and a potent anaphylatoxin contributing to chronic inflammation) to assess the ability of GEM103 to regulate the amplification loop of the alternative pathway (AP) of complement activity. Decreases in Ba levels were measured in several subjects after a single dose. The duration and magnitude of changes in biomarkers and observed PK will be measured in the Phase 2a clinical trial to inform our discussions with regulatory agencies on a pivotal study design.

●	Clinical effect: Observation of subjects in Phase 1 clinical trial was of short duration and not powered for efficacy. In line with tolerability, visual acuity was maintained, there was no ocular inflammation observed and there was no occurrence of CNV. The multiple dose Phase 2a study will be open-label. Data including measures of visual acuity and GA area will be measured at baseline and for the duration of the study in both the study and fellow eyes. Evaluation of clinical efficacy (slowing of the rate of GA progression) is anticipated to require subsequent randomized, controlled clinical trials. Safety and tolerability, including the avoidance of CNV induction, will be assessed in the ongoing Phase 2a clinical trial.

We are also advancing GEM103 as add-on therapy in patients suffering from wet AMD who have been treated with anti-VEGF therapy, as development of macular atrophy in that setting has been associated with a relative insufficiency in CFH. We plan to update the GEM103 IND, submitting our Phase 1/2a clinical trial to the FDA in 4Q2020, and anticipate topline data from this trial in the second half of 2021.

Our AAV-CFH program is complementary to our GEM103 program, as AAV-CFH is a construct that will express GEM103 continuously at a therapeutic level. Our AAV-CFH program is directly informed by GEM103 in terms of patients, genetics, clinical biomarkers and trial design. With our AAV-CFH program we believe we will be able to intervene in specific genetically identified patient populations (intermediate AMD — before geographic atrophy is detectable) with a single dose of AAV-CFH.

Additional Programs

Factor H Potentiating Antibody

In addition to AMD, there are other systemic conditions that have complement dysregulation as part of the underlying disease pathologies. Many of these conditions affect the renal system and include rare diseases such as atypical Hemolytic Syndrome, C3 Glomerulopathy as well as more common disorders like IgA Nephropathy. Many of these diseases have genetic risk factors that include CFH dysregulation and other complement regulatory proteins like the CFH-related proteins. We have developed a factor H potentiating antibody that enhances the activity of endogenous CFH, effectively increasing the effective functional concentration of CFH. We have pre-clinical data supporting improvement of clinical benefit in animal models mimicking these conditions of complement dysregulation. We are completing pharmacology studies and expect to have a clinical candidate in the second half of 2021.

Manufacturing

We do not currently own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates. Although we intend to rely on third-party contract manufacturers to produce our product candidates, we have recruited personnel with experience to manage the third-party contract manufacturers producing our product candidates and other product candidates or products that we may develop in the future.

Our lead product candidate, GEM103, is a recombinant version of the endogenous CFH protein that is found most widely in our ‘intent to treat’ population. Specifically, it contains the amino acids V62, Y402 and E936 which are those most frequently found in the Caucasian population.

The process for manufacturing GEM103 consists of a cell line, and associated cell culture and purification processes to achieve stringent purity criteria in line with a product candidate dosed intravitreally.

We currently engage third-party manufacturers to provide clinical supplies of GEM103 and a different third-party manufacturer to provide fill-finish services for GEM103. We currently have sufficient supplies of GEM103 on hand for our current clinical trial needs.

Sales and Marketing

We hold worldwide commercialization rights to each of our product candidates.

We plan to build focused capabilities to commercialize development programs for certain indications where we believe that the medical specialists for the indications are sufficiently concentrated to allow us to effectively promote the product with a targeted sales team. In other indications, we may seek to enter into collaborations that we believe may contribute to our ability to advance development and ultimately commercialize our product candidates.

We may also seek to enter into collaborations where we believe that realizing the full commercial value of our development programs will require access to broader geographic markets or the pursuit of broader patient populations or indications.

Research Collaboration and License Agreement

On April 1, 2017, we entered into a Research Collaboration and License Agreement with Sanquin Blood Supply Foundation (“Sanquin”) (the “2017 License Agreement”) to develop antibodies that bind and enhance the activity of CFH. From the effective date of the 2017 License Agreement until the end of April 2019, the parties engaged in a research program based on an agreed upon research plan. The research program was overseen by a joint steering committee, comprised of two members from each of Gemini and Sanquin, with each party having one vote with respect to decisions within the purview of the joint steering committee. If the joint steering committee was unable to resolve any issues unanimously, then such disputes were subject to a dispute resolution procedures. We funded Sanquin’s research during the term of the research program.

Following the conclusion of the research program, we have sole responsibility for the development of licensed products for the treatment and prevention of diseases in humans. Sanquin granted us an exclusive royalty-bearing license, with the right to sublicense through multiple tiers, to Sanquin’s patent rights, including patent rights generated during the research program and a non-exclusive license, with the right to sublicense through multiple tiers, to Sanquin’s background know-how and materials, in each case to research, develop, commercialize, make, use, sell, offer for sale and import or otherwise exploit licensed products. We are required to use commercially reasonable efforts to conduct development and commercialization of licensed products in accordance with an agreed upon development plan.

As consideration for the license, we paid Sanquin a one-time, non-refundable upfront payment of $100,000. We are required to make milestone payments to Sanquin upon achievement of certain development and commercial milestones (i.e., once net sales targets exceed certain thresholds) totalling up to an aggregate amount of $29.0 million. We are also required to pay Saquin a low double digit percentage of any non-royalty sublicensing income received and are required to make minimum royalty payments to Sanquin on each anniversary date of the effective date of the 2017 License Agreement. We are required to make royalty payments of between 1.25% and 2.50% of net product sales if commercialization is achieved, subject to offset by minimum royalty payments due and up to 50% reduction for royalty stacking.

The 2017 License Agreement shall terminate on a country-by-country and licensed product-by-licensed product basis upon the latest of (i) expiration of the last valid claim of a Saquin patent that covers such licensed product, (ii) seven years after the first commercial sale of such licensed product, or (iii) the date on which there is no longer any marketing exclusivity for such licensed product. The 2017 License Agreement may be terminated by either party (i) upon 90 days written notice in the event of the other party’s uncured breach of the 2017 License Agreement, or (ii) the other party files for bankruptcy protection, makes an assignment for the benefit of its creditors, or files a petition for bankruptcy or insolvency that is not dismissed in 90 days. We have the right to terminate the 2017 License Agreement at any time upon 90 days prior written notice, and Sanquin has the right to terminate the 2017 License Agreement if we fail to meet our diligence obligations under the 2017 License Agreement.

Intellectual Property

Our success depends in part upon our ability to protect our core technology and intellectual property. To protect our intellectual property rights, we rely on patents, trademarks, copyrights and trade secret laws, confidentiality procedures, and employee disclosure and invention assignment agreements. Our intellectual property is critical to our business and we strive to protect it through a variety of approaches, including by obtaining and maintaining patent protection in the United States and internationally for our product candidates, novel biological discoveries, and other inventions that are important to our business. For our product candidates, we generally intend to pursue patent protection covering compositions of matter, methods of making and methods of use, including combination therapies. As we continue the development of our product candidates, we intend to identify additional means of obtaining patent protection that would potentially enhance commercial success, including through claims covering additional methods of use and biomarkers and complementary diagnostic and/or companion diagnostic related claims.

As of March 15, 2021, we own or exclusively license approximately 45 patents and pending patent applications in the U.S. and foreign jurisdictions, including three granted U.S. and foreign patents, and 40 pending U.S. non-provisional and foreign patent applications and two pending U.S. provisional patent applications.

Our patent portfolio relating to GEM103 includes three patent families owned by us, one pending as an application under the Patent Cooperation Treaty, or PCT, and two pending as U.S. provisional patent applications. The PCT application is directed to methods of treating patients who carry certain CFH genetic mutations with GEM103. The statutory expiration for any U.S. and foreign patents issuing from this family is 2040. One provisional patent application is directed to methods of treatment in certain other patient populations with GEM103. Also disclosed in this application are dosage regimens for using GEM103. The statutory expiration for any U.S. and foreign patents issuing from this family is 2041. The other provisional patent application is directed to the GEM103 composition and methods of manufacturing it. The statutory expiration for any U.S. and foreign patents issuing from this family is 2041.

Our patent portfolio relating to our factor H potentiating antibody program includes one patent family owned by us and two patent families that we exclusively license from Sanquin Blood Supply Foundation. The two in-licensed families are directed to antibodies that bind the same region of the factor H protein as our current product candidate. The first in-licensed family includes one granted U.S. patent, one granted European patent, one granted Mexican patent, and pending patent applications in Australia, Brazil, Canada, China, Israel, Japan, and the Republic of Korea. The European and Mexican patents cover our current product candidate and are expected to expire in 2035. The statutory expiration for any other patents issuing from this family is also 2035. The second in-licensed family is pending in Australia, Brazil, Canada, China, Europe, Israel, Japan, the Republic of Korea, Mexico and the United States. The statutory expiration for any patents issuing from this family is 2039. The patent family owned by us is directed to the specific product candidate currently under development. This family is pending as an application under the Patent Cooperation Treaty, or PCT, and applications in Argentina and Taiwan. The statutory expiration for any patents issuing from this family is 2040.

In addition to patents, we rely upon unpatented trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. However, trade secrets and know-how can be difficult to protect. We seek to protect our proprietary information, in part, by executing confidentiality agreements with our collaborators and scientific advisors, and non-solicitation, confidentiality, and invention assignment agreements with our employees and consultants. We have also executed agreements requiring assignment of inventions with selected scientific advisors and collaborators. The confidentiality agreements we enter into are designed to protect our proprietary information and the agreements or clauses requiring assignment of inventions to us are designed to grant us ownership of technologies that are developed through our relationship with the respective counterparty. We cannot guarantee, however, that we have executed such agreements with all applicable counterparties, such agreements will not be breached, or that these agreements will afford us adequate protection of our intellectual property and proprietary rights. For more information, see “Risk factors — Risks related to our intellectual property.”

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our technologies, knowledge, experience and scientific resources provide us with competitive advantages, we face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions and governmental agencies and public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future.

The biotechnology and pharmaceutical industries, including the genetic medicines field, are characterized by rapidly changing technologies, competition and a strong emphasis on intellectual property. We are aware of several companies focused on developing precision medicines in various indications as well as several companies developing gene therapies addressing methods for modifying genes and regulating gene expression. We may also face competition from large and specialty pharmaceutical and biotechnology companies, academic research institutions, government agencies and public and private research institutions with genetic medicine and other therapeutic approaches.

We consider our most direct competitors with respect to GEM103 for the treatment of AMD to be Apellis Pharmaceuticals, Inc. which has a fully enrolled phase 3 clinical trial for the study of geographic atrophy for its C3 inhibitor, and IVERIC bio, which is conducting a pivotal study in geographic atrophy for its C5 inhibitor. Other approaches are under investigation and in earlier stages of development.

Government Regulation

The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of biologics such as those we are developing. We, along with our vendors, collaboration partners, contract research organizations, or CROs, and contract manufacturers, will be required to navigate the various preclinical, clinical, manufacturing and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our product candidate. The process of obtaining regulatory approvals of drugs and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.

In the United States, where we are initially focusing our product development, the FDA regulates biologics under the Federal Food, Drug and Cosmetic Act, or FDCA, and the Public Health Service Act, or PHSA, and their implementing regulations. Biologics are also subject to other federal, state and local statutes and regulations. Our product candidates are early-stage and have not been approved by the FDA for marketing in the United States.

The process required by the FDA before our product candidates are approved for therapeutic indications and may be marketed in the United States generally involves the following:

●	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with Good Laboratory Practice, or GLP, requirements;

●	submission to the FDA of an investigational new drug application, or IND, which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

●	approval by an Institutional Review Board, or IRB, or independent ethics committee at each clinical trial site before each trial may be initiated;

●	performance of adequate and well-controlled clinical trials in accordance with Good Clinical Practice, or GCP requirements and other clinical trial-related regulations to establish the safety, purity and potency of the proposed biological product candidate for its intended purpose;

●	preparation and submission to the FDA of a Biologics License Application, or BLA, after completion of all pivotal trials;

●	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

●	satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the product will be produced to assess compliance with current Good Manufacturing Practice requirements, or cGMPs, to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency;

●	potential FDA audit of the clinical trial sites that generated the data in support of the BLA;

●	payment of user fees for FDA review of the BLA; and

●	FDA review and approval of the BLA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the biologic in the United States.

Preclinical and clinical trials for biologics

Before testing any drug or biologic in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulations and requirements, including GLP requirements for safety and toxicology studies. The results of the preclinical studies, together with manufacturing information and analytical data must be submitted to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational product to humans, and it must become effective before clinical trials may begin. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks, and imposes a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Some long-term preclinical testing may continue after the IND is submitted. Accordingly, submission of an IND may or may not result in FDA authorization to begin a trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development of a product candidate, and the FDA must grant permission, either explicitly or implicitly by not objecting, before each clinical trial can begin.

The clinical stage of development involves the administration of the product candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirements that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters and criteria to be used in monitoring safety and evaluating effectiveness. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable related to the anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative, and must monitor the clinical trial until completed. The FDA, the IRB, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trials to public registries. Information about applicable clinical trials, including clinical trials results, must be submitted within specific timeframes for publication on the www.clinicaltrials.gov website.

While we plan to conduct any international clinical trials under foreign equivalents to INDs in the future, a sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. The FDA will accept a well-designed and well-conducted foreign clinical study not conducted under an IND if the study was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials to evaluate therapeutic indications to support BLAs for marketing approval are typically conducted in three sequential phases, which may overlap.

●	Phase 1 — Phase 1 clinical trials involve initial introduction of the investigational product into healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, evaluate the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

●	Phase 2 — Phase 2 clinical trials typically involve administration of the investigational product to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

●	Phase 3 — Phase 3 clinical trials typically involve administration of the investigational product to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of a BLA.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of a BLA.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators fifteen days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human participants exposed to the biologic and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the biological characteristics of the product candidate and finalize a process for manufacturing the drug product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and manufacturers must develop, among other things, methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life and to identify appropriate storage conditions for the product candidate.

BLA Submission and Review by the FDA

We intend to seek data exclusivity or market exclusivity for our product candidates. Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. A BLA is a request for approval to market a new biologic for one or more specified indications. The BLA must include all relevant data available from pertinent pre-clinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety, purity and potency of the investigational product to the satisfaction of the FDA. FDA approval of a BLA must be obtained before a biologic may be marketed in the United States.

In addition, under the Pediatric Research Equity Act, or PREA, a BLA or supplement to a BLA must contain data to assess the safety and effectiveness of the biological product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The Food and Drug Administration Safety and Innovation Act requires that a sponsor who is planning to submit a marketing application for a biological product that includes a new clinically active component, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan (PSP) within sixty days after an end-of-Phase 2 meeting or as may be agreed between the sponsor and FDA. Unless otherwise required by regulation, PREA does not apply to any biological product for an indication for which orphan designation has been granted.

The FDA reviews all submitted BLAs before it accepts them for filing, and may request additional information rather than accepting the BLA for filing. The FDA must make a decision on accepting a BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the BLA. The FDA reviews a BLA to determine, among other things, whether the product is safe, pure and potent and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity. Under the goals and polices agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of an original BLA and respond to the applicant, and six months from the filing date of an original BLA filed for priority review. The FDA does not always meet its PDUFA goal dates for standard or priority BLAs, and the review process is often extended by FDA requests for additional information or clarification.

Further, under PDUFA, as amended, each BLA must be accompanied by a user fee, and the sponsor of an approved BLA is also subject to an annual program fee. FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions may be available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA may refer an application for a biologic to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.

The FDA also may require submission of a Risk Evaluation and Mitigation Strategy, or REMS, as a condition for approving the BLA to ensure that the benefits of the product outweigh its risks. The REMS could include medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries, or other risk-minimization tools.

After evaluating the BLA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter will usually describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response Letter without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the Complete Response Letter, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications.

Even if the FDA approves a product, depending on the specific risk(s) to be addressed, the FDA may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a product’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Expedited development and review programs for biologics

The FDA maintains several programs intended to facilitate and expedite development and review of new drugs and biologics to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include Fast Track designation, Breakthrough Therapy designation, priority review and Accelerated Approval.

A new biologic is eligible for Fast Track designation if it is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address unmet medical needs for such disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. Fast Track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development, in addition to the potential for rolling review once a marketing application is filed, meaning that the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

In addition, a new drug or biological product may be eligible for Breakthrough Therapy designation if it is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the biologic, alone or in combination with or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough Therapy designation provides all the features of Fast Track designation in addition to intensive guidance on an efficient development program beginning as early as Phase 1, and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.

Any product submitted to the FDA for approval, including a product with Fast Track or Breakthrough Therapy designation, may also be eligible for additional FDA programs intended to expedite the review and approval process, including priority review and Accelerated Approval. A product is eligible for priority review if it is intended to treat a serious or life-threatening disease or condition, and if approved, would provide a significant improvement in safety or effectiveness. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (compared with ten months under standard review).

A product intended to treat serious or life-threatening diseases or conditions may receive Accelerated Approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than on irreversible morbidity or mortality which is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.

Accelerated Approval is usually contingent on a sponsor’s agreement to conduct additional post-approval studies to verify and describe the product’s clinical benefit. The FDA may withdraw approval of a drug or biologic approved under Accelerated Approval if, for example, the sponsor fails to conduct the confirmatory trials in a timely manner or the confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, unless otherwise informed by the FDA, the FDA currently requires, as a condition for Accelerated Approval, that all advertising and promotional materials that are intended for dissemination or publication within 120 days following marketing approval be submitted to the agency for review during the pre-approval review period, and that after 120 days following marketing approval, all advertising and promotional materials must be submitted at least 30 days prior to the intended time of initial dissemination or publication.

Fast Track designation, Breakthrough Therapy designation, priority review and Accelerated Approval do not change the scientific or medical standards for approval or the quality of evidence necessary to support approval but may expedite the development or review process.

Post-approval requirements for biologics

Drugs and biologics manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, reporting of adverse experiences with the product, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe approved products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, including not only by Company employees but also by agents of the Company or those speaking on the Company’s behalf, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties, including liabilities under the False Claims Act where products carry reimbursement under federal health care programs. Promotional materials for approved biologics must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the product, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new BLA or BLA supplement, which may require the development of additional data or preclinical studies and clinical trials.

The FDA may impose a number of post-approval requirements as a condition of approval of a BLA. For example, the FDA may require post-market testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

In addition, drug and biologics manufacturers and their subcontractors involved in the manufacture and distribution of approved products are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP, which impose certain procedural and documentation requirements upon us and our contract manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. Failure to comply with statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, product seizures, injunctions, civil penalties or criminal prosecution. There is also a continuing, annual program fee for any marketed product.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, requirements for post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

●	safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

●	mandated modification of promotional materials and labeling and issuance of corrective information;

●	fines, warning letters, or untitled letters;

●	holds on clinical trials;

●	refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of product approvals;

●	product seizure or detention, or refusal to permit the import or export of products;

●	injunctions or the imposition of civil or criminal penalties; and

●	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs.

Orphan Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan drug designation, or ODD, to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with either a patient population of fewer than 200,000 individuals in the United States, or a patient population greater of than 200,000 individuals in the United States when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States of that drug or biologic. ODD must be requested before submitting a BLA. After the FDA grants ODD, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA.

If a product that has received ODD and subsequently receives the first FDA approval for a particular clinically active component for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same indication for seven years from the approval of the BLA, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of ODD are tax credits for certain research and a waiver of the BLA application user fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received ODD. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Biosimilars and Exclusivity

The Affordable Care Act, signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and regulatory interpretation of the BPCIA remain subject to significant uncertainty.

Other regulatory matters

Manufacturing, sales, promotion and other activities of product candidates following product approval, where applicable, or commercialization are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, which may include the Centers for Medicare & Medicaid Services, or CMS, other divisions of the Department of Health and Human Services, or HHS, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.

Employees

As of the date of this prospectus, we had 28 full-time or part-time employees, including three employees with M.D. degrees and eight employees with Ph.D. degrees. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider the relationship with our employees to be good.

Facilities

Our facilities consist of office space of approximately 11,894 square feet in Cambridge, Massachusetts under a lease that expires in May 2023, subject to the right to extend the term for one additional three (3) year term. We believe that our current facilities are sufficient for our current needs.

Legal Proceedings

We are not currently subject to any material legal proceedings.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GEMINI

The following discussion and analysis of Old Gemini’s financial condition and results of operations should be read in conjunction with Old Gemini’s financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to Old Gemini plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors”, Old Gemini actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the sections titled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Old Gemini forward-looking statements. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements” included in our proxy statement/prospectus on Form S-4 Registration No. 333-249785), which was declared effective on January 19, 2021 (the “Business Combination Registration Statement”). Old Gemini does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Unless otherwise indicated or the context otherwise requires, references in this Management’s Discussion & Analysis of Financial Condition and Results of Operations of Gemini section to “Gemini,” “we,” “us,” “our” and other similar terms refer to Old Gemini (as defined below) prior to the Business Combination (as defined below) and to Gemini and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

We are a clinical-stage precision medicine company developing novel therapeutic compounds to treat genetically defined, age-related macular degeneration (“AMD”). Our lead product candidate, GEM103, is a recombinant form of the human complement factor H protein (“CFH”) and is designed to address complement hyperactivity and overall dysregulation caused by loss of function mutations thus restoring retinal health in patients with AMD. Native CFH serves multiple functions in maintaining retinal health, including regulating lipid metabolism in the retina, protecting the retina against lipid and protein by-products of oxidative stress, and regulating the complement system, which is part of the innate immune system. This multifaceted regulation plays an integral role in engagement and maintenance of complement-mediated immune responses that are involved in pathogen defense and cellular debris clearance.

Since inception in 2015, we have devoted substantially all our efforts and financial resources to organizing and staffing our company, business planning, raising capital, discovering product candidates and securing related intellectual property rights and conducting research and development activities for our product candidates. We do not have any products approved for sale, and we have not generated any revenue from product sales. We may never be able to develop or commercialize a marketable product.

Our lead product candidate, GEM103, is in Phase 2a clinical development and our other product candidates and research initiatives are in preclinical or earlier stages of development. Our ability to generate revenue from product sales sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our product candidates. We have not yet successfully completed any pivotal clinical trials, nor have we obtained any regulatory approvals, manufactured a commercial-scale drug, or conducted sales and marketing activities. Through December 31, 2020, we had received gross proceeds of $76.0 million from the sale of our preferred stock, gross proceeds of $16.9 million from borrowings under convertible promissory notes and $10.0 million from our term loan facility with Silicon Valley Bank, (“SVB”).

Business Combination

On October 15, 2020, FS Development Corporation, a Delaware Corporation (“FSDC”), entered into an agreement and plan of merger (the “Merger Agreement”) among it, FSG Merger Sub Inc., Old Gemini and the Shareholders Representative named therein. On February 5, 2021, FSDC consummated the previously announced merger and other transactions contemplated by the Merger Agreement (the “Business Combination”). As a result of the Business Combination, FSDC was renamed Gemini Therapeutics, Inc., and Old Gemini became a wholly-owned subsidiary of Gemini. In connection with the Business Combination, the stockholders of Old Gemini exchanged their interests in Gemini for shares of Common Stock. In addition, Old Gemini’s existing equity incentive plan was terminated; awards issued under Old Gemini’s existing equity incentive plan continue in full force and effect on the same terms and conditions as were previously applicable to such awards, subject to adjustments to the exercise price and number of shares of common stock issuable upon exercise based on the final conversion ratio calculated in accordance with the Merger Agreement. Lastly, in connection with the Business Combination, certain investors purchased an aggregate of $95.1 million of Common Stock in a private placement of public equity (the “PIPE Financing”). We received net proceeds of approximately $199.5 million consisting of proceeds of the PIPE Financing and proceeds remaining in FSDC’s trust account. Gemini will continue to operate under the Old Gemini management team, led by chief executive officer Jason Meyenburg.

Risks & liquidity

To date, we have not had any products approved for sale and have not generated any revenue from product sales and do not expect to do so for several years, if at all. All of our programs are still in preclinical or clinical development. Our ability to generate product revenue will depend on the successful development and eventual commercialization of one or more of our product candidates.

We have incurred significant operating losses since inception. Our net losses were $41.4 million and $40.8 million for the years ended December 31, 2019 and 2020, respectively. As of December 31, 2020, we had an accumulated deficit of $112.8 million. We expect to continue to incur net losses for the foreseeable future and expect our research and development expenses and general and administrative expenses to continue to increase. We expect that our expenses and capital requirements will increase substantially in connection with our ongoing development activities, particularly if and as we:

●	continue development activities for GEM103, our first product candidate being tested in AMD, including the completion of our Phase 2a clinical trial in geographic atrophy, the ongoing Phase 2a clinical trial in patients with macular atrophy receiving anti-VEGF therapy and the initiation of a Phase 2b clinical trial in geographic atrophy;

●	continue research and development activities allowing us to nominate our CFH potentiating antibody as a product candidate;
●	continue research and development activities allowing us to nominate our CFH AAV as a product candidate;

●	initiate additional clinical trials and preclinical studies for our other current and future product candidates;
●	maintain, expand and protect our intellectual property portfolio;
●	hire additional clinical, quality control, medical, scientific and other technical personnel to support our clinical and research operations;

●	seek regulatory approvals for any product candidates that successfully complete clinical trials;

●	undertake any pre-commercialization activities to establish sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval;

●	expand our infrastructure and facilities to accommodate a growing employee base; and

●	add operational, financial and management information systems and personnel, including personnel to support our research and development programs and any future commercialization efforts.

Furthermore, as a result of the Business Combination, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of private and public equity offerings, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. To the extent that we raise additional capital through the sale of private or public equity or convertible debt securities, existing ownership interests will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of the holders of our common stock. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations or other strategic transactions with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable to us. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates or delay our pursuit of potential in-licenses or acquisitions.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

We have incurred significant operating losses since our inception and as of December 31, 2020, had an accumulated deficit of $112.8 million and have not yet generated revenues. In addition, we expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future. We believe that our cash resources, inclusive of the funds received upon the closing of the Business Combination, will enable us to fund our operating expenses and capital expenditure requirements into 2023. Our belief with respect to our ability to fund operations is based on estimates that are subject to risks and uncertainties. If actual results are different from our estimates, we may need to seek additional funding sooner that would otherwise be expected. There can be no assurance that we will be able to obtain additional funding on acceptable terms, if at all. Our future viability beyond that point is dependent on our ability to raise additional capital to finance our operations. For additional information on the Business Combination, please read Note 16, Subsequent Events, to the financial statements included elsewhere in this prospectus.

COVID-19 pandemic

In March 2020, the WHO declared the COVID-19 outbreak a pandemic. The COVID-19 outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. The future progression of the outbreak and its effects on our business and operations are uncertain.

We and our third-party contract manufacturers (“CMOs”), contract research organizations (“CROs”) and clinical sites may experience disruptions in supply of product candidates and/or procuring items that are essential for our research and development activities, including raw materials used in the manufacturing of our product candidates, medical and laboratory supplies used in our clinical trials or preclinical studies or animals that are used for preclinical testing, in each case, for which there may be shortages because of ongoing efforts to address the outbreak.

Additionally, we have enrolled, and will seek to enroll, patients in our clinical trials at sites located both in the United States and internationally. Most of our clinical trial sites are in areas affected by COVID-19 and, as a result, our trials are being impacted. We cannot predict how long or impactful these delays may be on our clinical trials. In addition, even if sites are initiating and actively recruiting, we may face difficulties recruiting or retaining patients in our clinical trials if patients are affected by the virus or are unable to or are fearful of visiting or traveling to our clinical trial sites because of the outbreak. Prolonged delays or closure to enrollment in our trials or patient discontinuations could have a material adverse impact on our clinical trial plans and timelines. In addition, our ability to collect and verify data requested of patients enrolled in our clinical trials during this pandemic is being impacted to varying degrees by COVID-19. Clinical trial data collection continues for each of our clinical trials but at a slower pace, and with challenges and interruptions in data collection, including, in some instances, disruption of collection of complete study data. This could have a material adverse impact on our data quality and analysis. In addition, clinical trial sites may be unable or unwilling to initiate a new trial if factors relevant to the pandemic render this impracticable.  These COVID-19 related issues may prolong the time required to conduct our ongoing clinical trials and/or impact the quality of the data obtained from one or more of these studies.

To date, our financial condition and operations have not been significantly impacted by the COVID-19 pandemic. However, we cannot at this time predict the specific extent, duration or full impact that the COVID-19 pandemic will have on our financial condition and operations, including ongoing and planned clinical trials and other operations required to support those clinical trials and research and development activities to advance our pipeline. The impact of the COVID-19 pandemic on our financial performance will depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions. These developments and the impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, our results and operations may be materially adversely affected and may affect our ability to raise capital.

Term loan

On February 8, 2019, we entered into a term loan facility of up to $10.0 million (the “Term Loan”) with Silicon Valley Bank (“SVB”). The proceeds were used for general corporate and working capital purposes. Concurrent with the Term Loan, we issued SVB warrants to purchase 70,000 shares of our Series A preferred stock at an exercise price of $1.19. At the closing of the Business Combination, these warrants were automatically exercised for 15,257 shares of Common Stock. As of December 31, 2019 and 2020, the Company had $10.0 million in principal outstanding under the Term Loan.

The Term Loan is governed by a loan and security agreement, dated February 8, 2019, between Gemini and SVB (the “SVB Loan Agreement”). The SVB Loan Agreement provided for two separate tranches under which we could borrow. The first tranche for $7.5 million was available as single term loan advance until January 31, 2020. The second tranche was also available until January 31, 2020 as single term loan advance for $2.5 million and required that we meet a certain milestone event. On April 18, 2019, we borrowed $7.5 million under the first tranche, and on December 17, 2019, we borrowed $2.5 million under the second tranche having satisfied the milestone requirement.

The Term Loan matures on January 1, 2023 and accrues interest at a floating rate per annum equal to the greater of 3.75% or the prime rate minus 1.5% (1.75% as of December 31, 2020). The Term Loan provides for monthly interest-only payments until February 2021. Thereafter, payments are payable in equal monthly installments of principal, plus all accrued and unpaid interest. We may prepay the Term Loan in whole upon 5 days’ prior written notice to SVB. Any such prepayment of the Term Loan is subject to a prepayment charge as follows: for a prepayment made on or prior to February 8, 2020, 2.0% of the then outstanding principal amount; for a prepayment made after February 8, 2020, but on or prior to February 8, 2021, 1.0% of the then outstanding principal amount; and for a prepayment made after February 8, 2021 but prior to the loan maturity date, 0.5% of the then outstanding principal balance. Amounts outstanding during an event of default are payable upon SVB’s demand and will accrue interest at an additional rate of 5.0% per annum of the past due amount outstanding.

At the end of the loan term (whether at maturity, by prepayment in full or otherwise), we are required to pay a final end of term charge to SVB in the amount of 4.0% of the aggregate original principal amount advanced by SVB.

Convertible promissory notes

On August 21, 2020, we entered into a purchase agreement with existing investors to issue $14.0 million in convertible promissory notes, (the “Notes”). The Notes accrue simple interest at 8% per annum and mature on February 21, 2021. The Notes served as a bridge loan prior to the PIPE Financing in connection with the proposed merger of Old Gemini and FSDC. The Notes were intended to automatically convert into common stock shares issued in the PIPE Financing at a per share conversion price equal to the lowest per share price paid for such shares of common stock in the PIPE Financing. Per the terms of the Merger Agreement, the Notes were amended to allow for the principal and interest to be converted into Series B Preferred Stock at the per share conversion price of $1.3513 prior to the closing of the Business Combination. On February 5, 2021, the Notes converted into 10,741,883 shares of Series B Preferred Stock at a per share conversion price of $1.3513.

Financial Operations Overview

Revenue

We have not generated any revenue since inception and do not expect to generate any revenue from the sale of products in the near future, if at all. If our development efforts are successful and we commercialize our products, or if we enter into collaboration or license agreements with third parties, we may generate revenue in the future from product sales, as well as upfront, milestone and royalty payments from such collaboration or license agreements, or a combination thereof.

Operating expenses

Research and development expenses

Research and development expenses consist primarily of costs incurred for research activities, including drug discovery efforts and the development of our product candidates. We expense research and development costs as incurred, which include:

●	expenses incurred to conduct the necessary preclinical studies and clinical trials required to obtain regulatory approval;

●	expenses incurred under agreements with CROs that are primarily engaged in the oversight and conduct of our drug discovery efforts and preclinical studies, clinical trials and CMOs that are primarily engaged to provide preclinical and clinical drug substance and product for our research and development programs;

●

other costs related to acquiring and manufacturing materials in connection with our drug discovery efforts and preclinical studies and clinical trial materials, including manufacturing validation batches, as well as investigative sites and consultants that conduct our clinical trials, preclinical studies and other scientific development services;

●	payments made in cash or equity securities under third-party licensing, acquisition and option agreements;

●	employee-related expenses, including salaries and benefits, travel and stock-based compensation expense for employees engaged in research and development functions;

●	costs related to compliance with regulatory requirements; and

●	allocated facilities-related costs, depreciation and other expenses, which include rent and utilities.

We recognize external development costs as incurred. Any advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are expensed as the related goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered. We estimate and accrue for the value of goods and services received from CROs and other third parties each reporting period based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs.

We do not track our research and development expenses on a program-by-program basis. Our direct external research and development expenses consist primarily of external costs, such as fees paid to outside consultants, CROs, CMOs and research laboratories in connection with our preclinical development, process development, manufacturing and clinical development activities. We do not allocate employee costs, costs associated with our discovery efforts, laboratory supplies, and facilities, including depreciation or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. We use internal resources primarily to conduct our research and discovery as well as for managing our preclinical development, process development, manufacturing and clinical development activities. These employees work across multiple programs and, therefore, we do not track their costs by program.

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, we expect that our research and development expenses will increase substantially over the next several years as we continue our existing, and commence additional, planned clinical trials for GEM103, as well as conduct other preclinical and clinical development, including submitting regulatory filings for our other product candidates. We also expect our discovery research efforts and related personnel costs will increase and, as a result, we expect our research and development expenses, including costs associated with stock-based compensation, will increase above historical levels. In addition, we may incur additional expenses related to milestone and royalty payments payable to third parties with whom we may enter into license, acquisition and option agreements to acquire the rights to future product candidates.

At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of any of our product candidates or when, if ever, material net cash inflows may commence from any of our product candidates. The successful development and commercialization of our product candidates is highly uncertain. This uncertainty is due to the numerous risks and uncertainties associated with product development and commercialization, including the uncertainty of the following:

●	the scope, progress, outcome and costs of our preclinical development activities, clinical trials and other research and development activities;

●	establishing an appropriate safety and efficacy profile with IND enabling studies;

●	successful patient enrollment in and the initiation and completion of clinical trials;

●	the timing, receipt and terms of any marketing approvals from applicable regulatory authorities including the FDA and non-U.S. regulators;

●	the extent of any required post-marketing approval commitments to applicable regulatory authorities;
●	establishing clinical and commercial manufacturing capabilities or making arrangements with third-party manufacturers in order to ensure that we or our third-party manufacturers are able to make product successfully;

●	development and timely delivery of clinical-grade and commercial-grade drug formulations that can be used in our clinical trials and for commercial launch;

●	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

●	significant and changing government regulation;

●	launching commercial sales of our product candidates, if and when approved, whether alone or in collaboration with others; and

●	maintaining a continued acceptable safety profile of our product candidates following approval, if any, of our product candidates.

A change in any of these variables with respect to any of our programs would significantly change the costs, timing and viability associated with that program.

General and administrative expenses

General and administrative expenses consist primarily of employee-related expenses, including salaries and related benefits, travel and stock-based compensation for personnel in executive, business development, finance, human resources, legal, information technology and administrative functions. General and administrative expenses also include direct and allocated facility-related costs as well as insurance costs and professional fees for legal, patent, consulting, investor and public relations, accounting and audit services. We expense general and administrative costs as incurred.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support the continued development of our product candidates. We also anticipate that we will incur significantly increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company. We also expect to incur additional intellectual property-related expenses as we file patent applications to protect innovations arising from our research and development activities. Additionally, if and when we believe a regulatory approval of a product candidate appears likely, we anticipate an increase in payroll and other employee-related expenses as a result of our preparation for commercial operations, especially as it relates to the sales and marketing of that product candidate.

Other income (expense)

Interest expense

Interest expense consists of interest accrued on our term loan entered into on February 8, 2019 and the Notes, including the accretion of the beneficial conversion feature discount recognized on the issuance date of the Notes.

Interest income

Interest income consists of income earned on our cash, cash equivalents and restricted cash.

Change in fair value of warrant liability

In February 2019, in conjunction with our term loan, we issued warrants to purchase 70,000 shares of our Series A preferred stock. We account for, and classify, these warrants as a liability on our balance sheet because the warrants are freestanding financial instruments. We remeasure this liability to fair value at each reporting date and recognize changes in the fair value of the warrant liability in our statements of operations. At the closing of the Business Combination, these warrants were automatically exercised for 15,257 shares of Common Stock.

Provision for income taxes

We have not recorded any significant amounts related to income tax expense, we have not recognized any reserves related to uncertain tax positions, nor have we recorded any income tax benefits for the majority of our net losses we have incurred to date or for our research and development tax credits.

We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or our tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of existing assets and liabilities and for loss and credit carryforwards, which are measured using the enacted tax rates and laws in effect in the years in which the differences are expected to reverse. The realization of our deferred tax assets is dependent upon the generation of future taxable income, the amount and timing of which are uncertain. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2019, and 2020, we continue to maintain a full valuation allowance against all of our net deferred tax assets based on our evaluation of all available evidence. We file income tax returns in the U.S. federal tax jurisdiction and state jurisdictions and may become subject to income tax audit and adjustments by related tax authorities. Our tax return period for U.S. federal income taxes for the tax years since 2017 remain open to examination under the statute of limitations by the Internal Revenue Service and state jurisdictions. We record reserves for potential tax payments to various tax authorities related to uncertain tax positions, if any. The nature of uncertain tax positions is subject to significant judgment by management and subject to change, which may be substantial. These reserves are based on a determination of whether and how much a tax benefit taken by us in our tax filings or positions is more likely than not to be realized following the resolution of any potential contingencies related to the tax benefit. We develop our assessment of uncertain tax positions, and the associated cumulative probabilities, using internal expertise and assistance from third-party experts. As additional information becomes available, estimates are revised and refined. Differences between estimates and final settlement may occur resulting in additional tax expense. Potential interest and penalties associated with such uncertain tax positions is recorded as a component of our provision for income taxes. To date, no amounts are being presented as an uncertain tax position.

Results of operations

The following table summarizes our results of operations for the years ended December 31, 2019 and 2020 (in thousands):

	Year Ended December 31,
	2019	2020	Change
Operating expenses:
Research and development	$34,472	$28,170	$(6,302)
General and administrative	6,753	5,870	(883)
Total operating expenses	41,225	34,040	(7,185)
Loss from operations	(41,225)	(34,040)	7,185
Other income (expense):
Interest expense	(350)	(6,826)	(6,476)
Interest income	177	37	(140)
Change in fair value of warrant liability	(2)	(8)	(6)
Net loss and comprehensive loss	$(41,400)	$(40,837)	$563

Research and development expenses

Research and development expenses were $34.5 million for the year ended December 31, 2019, compared to $28.2 million for the year ended December 31, 2020. The decrease of $6.3 million was primarily due to a decrease in external research and development costs because of our strategic decision to focus our product development efforts on GEM103. In addition, we slowed our research and development spending due to the impact of COVID-19 and reduced employee headcount year over year as a result of our initiative to preserve cash. We do not currently track expenses on a program-by-program basis.

General and administrative expenses

General and administrative expenses were $6.8 million for the year ended December 31, 2019, compared to $5.9 million for the year ended December 31, 2020. The decrease of $0.9 million was primarily due to a year over year reduction in employee headcount and employee-related expenses such as travel and benefits as a result of our initiative to preserve cash as well as a reduction in and related expenses such as travel and benefits due to the impact of COVID-19.

Interest expense

Interest expense was $0.4 million for the year ended December 31, 2019, compared to $6.8 million for the year ended December 31, 2020. The increase of $6.5 million is primarily due to the interest expense recognized on the Notes, which includes $5.9 million from the accretion of the beneficial conversion feature discount recognized on the issuance date of the Notes.

Interest income

Interest income was $0.2 million for the year ended December 31, 2019, compared to less than $0.1 million for the year ended December 31, 2020. The decrease in interest income primarily relates to lower cash balances and lower interest rates during the year ended December 31, 2020 compared to the year ended December 31, 2019.

Change in fair value of warrant liability

The change in fair value of warrant liability reflects a de minimis reduction of the fair value of the Series A preferred stock warrant.

Liquidity and capital resources

Sources of liquidity and capital

Since inception, we have not generated any revenue from any product sales or any other sources and have incurred significant operating losses and negative cash flows from our operations. We have not yet commercialized any of our product candidates and do not expect to generate revenue from sales of any product candidates for several years, if at all. We have funded our operations to date primarily with proceeds from the sale of preferred stock, borrowings under convertible promissory notes and borrowings under loan agreements. Through December 31, 2020, we have received gross cash proceeds of $76.0 million from sales of our preferred stock, gross cash proceeds of $16.9 million from borrowings under convertible promissory notes and $10.0 million of cash proceeds from our term loan with SVB. In connection with the closing of the Business Combination, we received net proceeds of approximately $199.5 million.

As of December 31, 2020, we had cash and cash equivalents of $4.5 million. We have incurred operating losses and experienced negative operating cash flows since inception, and we anticipate that we will continue to incur losses for at least the foreseeable future. Our net losses totaled $41.4 million and $40.8 million for the years ended December 31, 2019 and 2020, respectively. As of December 31, 2020, we had an accumulated deficit of $112.8 million.

Continued cash generation is highly dependent on our ability to finance our operations through a combination of equity offerings, debt financings, collaboration arrangements and strategic transactions. Due to our significant research and development expenditures, we have experienced periods of negative cash flows from operations as we have yet to generate any revenue. For the year ended December 31, 2020, we experienced a loss from operations and negative cash flows from operations. We anticipate to incur operating losses and negative cash flows from operations for the foreseeable future, particularly as we move forward with our clinical-stage programs. We do not expect to generate revenue from product sales for several years, if at all.

Until required for use in our business, we typically invest our cash in investments that are highly liquid, readily convertible to cash with original maturities of 90 days or less at the date of purchase. We attempt to minimize the risks related to our cash and cash equivalents by maintaining balances in accounts only with accredited financial institutions and, consequently, we do not believe we are subject to unusual credit risk beyond the normal credit risk associated with ordinary commercial banking relationships.

Cash flows

The following table summarizes our cash flows for the years ended December 31, 2019 and 2020 (in thousands):

	Year Ended December 31,
	2019	2020
Net cash used in operating activities	$(38,530)	$(32,708)
Net cash used in investing activities	(233)	(22)
Net cash provided by financing activities	23,221	34,247
Net (decrease) increase in cash, cash equivalents and restricted cash	$(15,542)	$1,517

Operating activities

We do not generate any cash inflows from our operating activities. Our cash flows from operating activities are significantly influenced by our use of cash for operating expenses and working capital requirements to support the business. We have historically experienced negative cash flows from operating activities as we invested in developing our platform, drug discovery efforts and related infrastructure.

During the year ended December 31, 2019, we used cash in operating activities of $38.5 million, reflecting a net loss of $41.4 million, partially offset by an increase in accounts payable and accrued expenses.

During the year ended December 31, 2020, we used cash in operating activities of $32.7 million, reflecting a net loss of $40.8 million, offset by non-cash charges of $7.8 million and a net change of $0.3 million in our operating assets and liabilities. The non-cash charges primarily consist of $5.9 million accretion of the discount on the Notes, $1.0 million of stock-based compensation expense and $0.6 million of non-cash interest expense. The net change in our operating assets and liabilities was primarily due to a decrease in prepaid expenses and other current assets, partially offset by an increase in deferred offering costs.

Investing activities

During the year ended December 31, 2019 and 2020, we used cash in investing activities of $0.2 million and less than $0.1 million, respectively, consisting primarily of purchases of laboratory equipment.

Financing activities

During the year ended December 31, 2019, net cash provided by financing activities was $23.2 million, consisting primarily of $13.3 million of proceeds from the issuance of our Series B preferred stock and $10.0 million of gross proceeds from our term loan.

During the year ended December 31, 2020, net cash provided by financing activities was $34.2 million, consisting primarily of $20.1 million of proceeds from the issuance of our Series B preferred stock and $14.0 million of proceeds from the issuance of the Notes.

Funding requirements

Our primary use of cash is to fund operating expenses, primarily related to our research and development activities. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable, accrued expenses and prepaid expenses.

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance the preclinical activities and clinical trials of our product candidates. In addition, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company. The timing and amount of our operating expenditures will depend largely on our ability to:

●	advance preclinical development of our early-stage programs and clinical trials of our product candidates;

●	manufacture, or have manufactured on our behalf, our preclinical and clinical drug material and develop processes for late stage and commercial manufacturing;

●	seek regulatory approvals for any product candidates that successfully complete clinical trials;

●	establish a sales, marketing, medical affairs and distribution infrastructure to commercialize any product candidates for which we may obtain marketing approval and intend to commercialize on our own;

●	hire additional clinical, quality control and scientific personnel;

●	expand our operational, financial and management systems and increase personnel, including personnel to support our clinical development, manufacturing and commercialization efforts and our operations as a public company;

●	obtain, maintain, expand and protect our intellectual property portfolio;

●	manage the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights, including enforcing and defending intellectual property related claims; and

●	manage the costs of operating as a public company.

Identifying potential product candidates and conducting preclinical studies and clinical trials is a time consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that we do not expect to be commercially available for many years, if ever. Accordingly, we will need to obtain substantial additional funds to achieve our business objectives.

As of December 31, 2020, we had cash and cash equivalents of $4.5 million. We believe that our cash and cash equivalents as well as the net proceeds received of approximately $199.5 million following the closing of the Business Combination on February 5, 2021, will enable us to fund our operating expenses and capital expenditure requirements into 2023. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect.

Until such time as we can generate substantial product revenue, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts, or grant rights to develop and market drug candidates that we would otherwise prefer to develop and market ourselves.

For additional information on risks associated with our substantial capital requirements, please read the section titled “Risk Factors” included in the Business Combination Registration Statement.

Working capital

Because of the numerous risks and uncertainties associated with research, development and commercialization of biologic product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on and could increase significantly as a result of many factors, including:

●	the scope, progress, results and costs of researching and developing our product candidates, and conducting preclinical and clinical trials;

●	the costs, timing and outcome of regulatory review of our product candidates;

●	the costs, timing and ability to manufacture our product candidates to supply our clinical and preclinical development efforts and our clinical trials;

●	the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

●	the costs of manufacturing commercial-grade product and necessary inventory to support commercial launch;

●	the ability to receive additional non-dilutive funding, including grants from organizations and foundations;

●	the revenue, if any, received from commercial sale of our products, should any of our product candidates receive marketing approval;

●	the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining, expanding and enforcing our intellectual property rights and defending intellectual property-related claims;

●	our ability to establish and maintain collaborations on favorable terms, if at all; and

●	the extent to which we acquire or in-license other product candidates and technologies.

Contractual obligations and commitments

The following table summarizes our contractual obligations as of December 31, 2020 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods (in thousands):

			Less than	1 to 3	4 to 5	More than
		Total	1 year	years	years	5 years
Long-term debt obligations	(i)	$10,000	$5,000	$5,000	$-	$-
Operating lease obligations	(ii)	2,447	958	1,489	-	-
License fee obligations	(iii)	1,100	220	440	440	-
Other long-term obligations	(iv)	400	-	400	-	-
Total		$13,947	$6,178	$7,329	$440	$-

(i)	We have borrowed $10.0 million under our term loan facility with SVB. The term loan matures on January 1, 2023 and accrues interest at a floating rate per annum equal to the greater of 3.75% or the prime rate minus 1.5%. Our $14.0 million of Convertible Notes are excluded from the preceding table as the Convertible Notes converted to Series B Preferred Stock on February 5, 2021 and do not impact our liquidity or cash flows.

(ii)	We have an operating lease agreement for our office and laboratory space.

(iii)	We are required to make license fee payments to our licensors. See Financial Statements, Note 13, Commitments and Contingencies, for additional details regarding our payment obligations to these licensors.

(iv)	At the end of the SVB loan term, we are required to pay a final end of term charge to SVB in the amount of 4.0% of the aggregate original principal amount borrowed.

We enter into contracts in the normal course of business with CMOs, CROs and other third parties for the manufacture of our product candidates and to support clinical trials and preclinical research studies and testing. These contracts are generally cancelable at any time by us following a certain period after notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation. These payments are not included in the preceding table as the amount and timing of such payments are unknown or uncertain as of December 31, 2020.

Contract research and manufacturing organizations

We recorded accrued expenses of approximately $3.1 million in our balance sheet for expenditures incurred by CROs and CMOs as of December 31, 2020.

Tax-related obligations

To date, we have not recognized any reserves related to uncertain tax positions. As of December 31, 2020, we had no accrued interest or penalties related to uncertain tax positions.

Critical accounting policies and significant judgments and estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Accrued research and development expenses

As part of the process of preparing our financial statements, we are required to estimate our accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with our applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. The majority of our service providers invoice us in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. We make estimates of our accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of the estimates with the service providers and make adjustments if necessary. Examples of estimated accrued research and development expenses include fees paid to:

●	vendors, including research laboratories, in connection with preclinical development activities;

●	CROs and investigative sites in connection with preclinical studies and clinical trials; and

●	CMOs in connection with drug substance and drug product formulation of preclinical studies and clinical trial materials.

We base our expenses related to preclinical studies and clinical trials on our estimates of the services received and efforts expended pursuant to quotes and contracts with multiple research institutions and CROs that supply, conduct and manage preclinical studies and clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or the prepaid expense accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, our estimated accruals have not differed materially from actual costs incurred.

Stock-based compensation

Prior to the closing of the Business Combination, we measured all stock-based awards granted to employees, directors and non-employees based on their fair value on the date of the grant and recognize the corresponding compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are accounted for as they occur. We granted stock options and restricted stock awards that are subject to either service or performance-based vesting conditions. Compensation expense related to awards to employees and non-employees with performance-based vesting conditions is recognized based on the grant date fair value over the requisite service period using the accelerated attribution method to the extent achievement of the performance condition is probable. We estimated the probability that certain performance criteria will be met and do not recognize compensation expense until it is probable that the performance-based vesting condition will be achieved.

Prior to the closing of the Business Combination, we classified stock-based compensation expense in our statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Prior to the closing of the Business Combination, we estimated the fair value of each stock option grant using the Black-Scholes option-pricing model, which uses as inputs the fair value of our common stock and assumptions we make for the volatility of our common stock, the expected term of our stock options, the risk-free interest rate for a period that approximates the expected term of our stock options and our expected dividend yield.

Determination of the fair value of common stock

Prior to the closing of the Business Combination, there was no public market for our common stock and, therefore, the estimated fair value of our common stock was determined by our most recently available third-party valuations of common stock. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using an option pricing method, or OPM, or a hybrid method, both of which used market approaches to estimate our enterprise value. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock. The hybrid method is a probability-weighted expected return method, or PWERM, where the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of our common stock based upon an analysis of our future values, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. These third-party valuations were performed at various dates, which resulted in valuations of our common stock of $0.28 per share as of July 31, 2017, $0.31 per share as of August 28, 2018, $0.41 per share as of November 2, 2018, $0.47 per share as of September 26, 2019, $0.55 per share as of January 21, 2020, and $1.66 per share as of September 20, 2020.

In addition to considering the results of these third-party valuations, our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

●	the prices at which we sold shares of preferred stock and the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant;

●	the progress of our research and development programs, including the status and results of preclinical studies and clinical trials for our product candidates;

●	our stage of development and commercialization and our business strategy;
●	external market conditions affecting the biopharmaceutical industry and trends within the biopharmaceutical industry;

●	our financial position, including cash on hand, and our historical and forecasted performance and results of operations;

●	the lack of an active public market for our common stock and our preferred stock;

●	the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale of Gemini in light of prevailing market conditions; and

●	the analysis of IPOs and the market performance of similar companies in the biopharmaceutical industry.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

Once a public trading market for our common stock has been established for a sufficient period of time subsequent to the closing of the Business Combination, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.

Off-balance sheet arrangements

We do not have during the years presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently issued accounting pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our financial statements included elsewhere in this prospectus.

Quantitative and qualitative disclosures about market risks

We are exposed to market risk in the ordinary course of our business. These risks primarily relate to changes in interest rates.

Our cash and cash equivalents as of December 31, 2020 consisted of cash and a money market fund account. Because of the short-term nature of our money market fund, a sudden change in market interest rates would not be expected to have a material impact on our financial position or results of operations.

As of December 31, 2020, the principal amount of our term loan was $10.0 million. The following table is an estimate of our interest expense based upon our floating rate term loan that could result from hypothetical interest rate changes, based on debt levels as of December 31, 2020:

Hypothetical Change in Interest Rates (i)	Annual Impact to Interest Expense
1-percent increase	$100,000 increase
1-percent decrease	No Impact

(i)	We pay a floating rate per annum equal to the greater of 3.75% or the prime rate minus 1.5%. See Note 6 to our financial statements for further information.

We are not currently exposed to significant market risk related to changes in foreign currency exchange rates; however, we have contracted with and may continue to contract with foreign vendors. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Inflation would generally affect us by increasing our cost of labor and clinical trial costs. We do not believe that inflation had a material effect on our business, financial condition or results of operations during the years ended December 31, 2019 and 2020.

Emerging growth company and smaller reporting company status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We may take advantage of these exemptions until we are no longer an emerging growth company under Section 107 of the JOBS Act, which provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. We have elected to avail ourselves of the extended transition period and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards the same time that they become applicable to other public companies that are not emerging growth companies, unless we choose to early adopt a new or revised accounting standard.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceed $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Unless otherwise indicated or the context otherwise requires, references in this section to “Gemini,” “we,” “us,” “our” and other similar terms refer to Old Gemini and its subsidiaries prior to the Business Combination and to Gemini and its consolidated subsidiaries after giving effect to the Business Combination.

Registration Rights Agreement.

On the Closing Date, Gemini, Old Gemini, the FSDC Investors and the Major Gemini Investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the FSDC Investors and the Major Gemini Investors (collectively, the “Investors”) are granted certain registration rights with respect to registrable securities (as defined in the Registration Rights Agreement) held by them.

In particular, the Registration Rights Agreement provides for the following registration rights:

●	Demand registration rights. At any time after the Closing Date, and following the expiration of any lock-up to which an Investor may be subject, Gemini will be required, upon the written request of either (i) FSDC Investors holding a majority of the Registrable Securities held by all FSDC Investors or (ii) Major Gemini Investors holding a majority of the Registrable Securities held by all Major Gemini Investors, to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) on Form S-1 or any similar long-form registration statement or, if then available, on Form S-3, and use reasonable best efforts to effect the registration of all or part of their registrable securities requested to be included in such registration by the Investors.

●	Shelf registration rights. Gemini will be required, to file a shelf registration statement pursuant to Rule 415 of Securities Act as soon as practicable after the Closing Date and use reasonable best efforts to effect the registration of all of the registrable securities then held by Investors that are not covered by an effective registration statement as of the date that is 30 days after the Closing Date. At any time Gemini has an effective shelf registration statement, if the Company shall receive a request from Investors holding registrable securities with an estimated market value of at least $5,000,000, to effect an underwritten shelf takedown, Gemini shall use its reasonable best efforts to as expeditiously as possible to effect the underwritten shelf takedown.

●	Limits on demand registration rights and shelf registration rights. Gemini shall not be obligated to effect: (a) more than one (1) demand registration or underwritten shelf takedown during any six-month period; (b) any demand registration at any time there is an effective resale shelf registration statement on file with the SEC; (c) more than two underwritten demand registrations in respect of all registrable securities held by the FSDC Investors, including those made under a shelf registration statement, or (d) more than two underwritten demand registrations in respect of all registrable securities held by the Major Gemini Investors, including those made under a shelf registration statement.

●	Piggyback registration rights. At any time after the first anniversary of the Closing Date, if Gemini proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the Investors are entitled to include their registrable securities in such registration statement, subject to customary cut-back rights.

●	Expenses and indemnification. All fees, costs and expenses of underwritten registrations will be borne by Gemini and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Registration Rights Agreement contains customary cross-indemnification provisions, under which Gemini is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to Gemini, and holders of registrable securities are obligated to indemnify Gemini for material misstatements or omissions attributable to them.

●	Registrable securities. Securities of Gemini shall cease to be registrable securities upon the earlier of (i) tenth anniversary of the Closing Date and (ii) the date as of which (1) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, or (2) such securities shall have been transferred pursuant to Rule 144 of the Securities Act, or with respect to any Investor, securities of such Investor shall cease to be registrable securities, on the earlier of (x) the date such Investor ceases to hold at least 1% of the registrable securities or (y) if such Investor is an individual and such Investor is a director or an executive officer of Old Gemini or FSDC as of immediately prior to the consummation of the Merger, the date when such Investor is permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale.

●	Lockup. Each Investor shall not transfer any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock for one hundred eighty (180) days following the Closing Date. The foregoing notwithstanding, each executive officer and director of the Company shall be permitted to establish a plan to acquire and sell shares of Common Stock pursuant to Rule 10b5-1 under the Exchange Act; provided, however, no sale of shares under any such plan shall be made prior to the expiration of the one hundred eighty (180) day lock-up period.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Voting Agreement.

On the Closing Date, Gemini, the Sponsor and the Major Gemini Investors (collectively, the “Voting Parties”) entered into a Voting Agreement, pursuant to which each Voting Party agrees to vote all voting securities of Gemini that it owns from time to time and that it may vote in an election of the Company’s directors (collectively, “Voting Shares”) in accordance with the provisions of the Voting Agreement, whether at a regular or special meeting of stockholders.

Pursuant to the Voting Agreement, the post-Closing Board shall be comprised of seven directors, which must include Jason Meyenburg, Dr. Jim Tananbaum and Dr. Carl Gordon, divided into three classes, designated Class I, II and III, with Class I consisting of two directors, Class II consisting of three directors and Class III consisting of two Directors. Jean George and Dr. Carl Gordon shall constitute the initial members of Class I and shall be nominated in Class I, the members of which shall have an initial term that expires at the annual meeting of stockholders of Gemini held in 2021; David Lubner, Dr. Tuyen Ong and Jason Rhodes shall constitute the initial members of Class II and shall be nominated in Class II, the members of which shall have an initial term that expires at the annual meeting of stockholders of Gemini held in 2022; and Jason Meyenburg and Dr. Jim Tananbaum shall constitute the initial members of Class III and shall be nominated in Class III, the members of which shall have an initial term that expires at the annual meeting of stockholders of Gemini held in 2023.

Pursuant to the Voting Agreement, until the earlier of (i) fifth anniversary of the Closing Date or (ii) the date on which Sponsor owns less than 1,217,563 shares of Common Stock, at each annual or special meeting of stockholders of Gemini, Sponsor shall have the right to designate for election as a member of the Board, and the Board (including any committee thereof) shall nominate (and recommend for election and include such recommendation in a timely manner in any proxy statement or other applicable announcement to Gemini’s stockholders), one individual to serve as a Class III Director. If Sponsor ceases to be entitled to nominate any directors, then such directors shall be nominated by the Board and approved by the holders of the outstanding shares of Common Stock.

Pursuant to the Voting Agreement, Old Gemini shall have the authority to appoint four directors to the Board, with such procedures as are determined by Old Gemini’s Board.

All directors elected pursuant to the terms of the Voting Agreement shall be removed from the Board only upon the vote or written consent of the Voting Party that is entitled to nominate, appoint or elect such director. Upon any decrease in the rights of any such Voting Party to nominate, appoint or elect any director, the applicable Voting Party shall promptly cause the removal or resignation of an applicable directors if requested by the Board. Upon any individual elected to serve as a director pursuant to the Voting Agreement ceasing to be a member of the Board, whether by death, resignation or removal or otherwise, only the Voting Party that was entitled to nominate, appoint or elect such individual shall have the right to fill any resulting vacancy in the Board; provided that such Voting Party still has the right to nominate, appoint or elect the applicable director.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by the full text of the Voting Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Lockup Agreement

On the Closing Date, Gemini and certain of its stockholders and optionholders (the “Stockholders Parties”) entered into a Lockup Agreement pursuant to which such Stockholder Parties agreed not to transfer any shares of Common Stock or options to purchase Common Stock received as Merger consideration (the “Covered Equity Interest”) for a period of 180 days following the Closing Date. Notwithstanding the foregoing, any Stockholder Party that is an executive officer or director shall be allowed to establish a 10b5-1 trading plan during the lockup period, provided that no trades are made under the plan during the 180 day lock-up period.

The foregoing description of the Lockup Agreement does not purport to be complete and is qualified in its entirety by the full text of the Lockup Agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Certain Relationships and Related Person Transactions - FSDC

On June 30, 2020, the Sponsor purchased an aggregate 2,928,750 Founders Shares for a total purchase price of $25,000, or approximately $0.009 per share. In July 2020, the Sponsor transferred 30,000 Founders Shares to each of Mr. Carey, Dr. Dubin and Dr. Pakianathan. On August 11, 2020, FSDC effected a 1:1.05 stock split of FSDC Class B Common Stock, resulting in the Sponsor holding 2,928,750 Founders Shares and there being an aggregate of 3,018,750 Founders Shares outstanding. The number of Founders Shares outstanding was determined based on the expectation that the total size of the FSDC IPO would be a maximum of 12,075,000 FSDC Class A shares if the underwriters’ over-allotment option would be exercised in full, and therefore that such Founders Shares would represent 20% of the issued and outstanding shares of common stock (excluding the Private Placement Shares) after such offering.

The Sponsor purchased 441,500 Private Placement Shares at a price of $10.00 per share, or $4,415,000 in the aggregate, in a private placement that closed simultaneously with the FSDC IPO.

Until the Closing, FSDC utilized office space at 600 Montgomery Street, Suite 4500, San Francisco, California 94111 from the Sponsor. Following the closing of the FSDC IPO, FSDC paid the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of its management team pursuant to the terms of an administrative services agreement between FSDC and the Sponsor.

The Sponsor and FSDC’s executive officers and directors were reimbursed for any out-of-pocket expenses incurred in connection with activities on FSDC’s behalf, in connection with the completion of an initial business combination, such as identifying potential target businesses and performing due diligence on suitable business combinations. FSDC’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, officers, directors or its or their affiliates.

The Sponsor loaned FSDC $200,000 to be used for a portion of the expenses of the FSDC IPO. These loans were non-interest bearing, unsecured and were due at the earlier of December 31, 2020 or the closing of the FSDC IPO. These loans were fully repaid by FSDC on August 14, 2020.

In connection with the Business Combination, as part of the PIPE Financing, an affiliate of Sponsor had entered into a subscription agreement to purchase 1,500,000 shares of Common Stock at a purchase price of $10 per share in a private placement. In connection with the Closing, the affiliate of Sponsor assigned to the Sponsor its obligation to purchase its shares under the subscription agreement so that the Sponsor purchased such shares.

On August 11, 2020, FSDC entered into a registration rights agreement (the “prior registration rights agreement”) with respect to the Founders Shares and Private Placement Shares. The holders of these securities were entitled to make up to three demands, excluding short form demands, that FSDC register such securities. In addition, the holders had certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of FSDC’s initial business combination. FSDC bears the expenses incurred in connection with the filing of any such registration statements. As part of the prior registration rights agreement, certain holders of registrable securities agreed to a lock-up period of one year from the Closing of the Business Combination.

In connection with the Closing of the Business Combination, the FSDC Investors and certain other stockholders entered into the Registration Rights Agreement with FSDC and Gemini that replaced the prior registration rights agreement.

In connection with the execution of the Merger Agreement, the FSDC Investors entered into support agreements with FSDC, Old Gemini and Sponsor. Under such support agreements, each such stockholder agreed to vote, at any meeting of the stockholders of FSDC , and in any action by written consent of the stockholders of FSDC, all of such stockholder’s Class B Common Stock of FSDC (i) in favor of (A) the Merger Agreement, (B) certain proposals requiring approval by the stockholders of the Company in connection with Business Combination, and (C) the transactions contemplated by the Merger Agreement and the Company Support Agreement, and (ii) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and the approval of such stockholder proposals. In addition, such support agreements prohibit each such stockholder from, among other things, selling, assigning or transferring any Class B Common Stock of FSDC held by such stockholder or taking any action that would prevent or disable such stockholder from performing its obligations under the support agreement.

In addition, in connection with the Closing of the Merger, the Sponsor and certain other stockholders entered into a Voting Agreement with Gemini. For more information on the Voting Agreement, see “Certain Relationships and Related Person Transactions - Voting Agreement.”

Certain Relationships and Related Person Transactions – Old Gemini Series A Preferred Stock Financing

On March 30, 2018, Old Gemini held the second closing of its Series A Preferred Stock financing, pursuant to its Series A Preferred Stock Purchase Agreement, as amended (the “Series A Purchase Agreement”), at which Old Gemini issued 9,243,696 shares of its Series A Preferred Stock for a per share price of $1.19, for aggregate gross proceeds in the amount of $11.0 million. On November 2, 2018, Old Gemini held the third closing of its Series A Preferred Stock financing, pursuant to the Series A Purchase Agreement, at which Old Gemini issued 16,386,555 shares of its Series A Preferred Stock for a per share price of $1.19, for aggregate gross proceeds in the amount of $19.5 million. The following holders of more than 5% of Old Gemini’s capital stock participated in the second closing and third closing of the Series A Preferred Stock financing.

Name of 5% Gemini Stockholder	Number of Series A Preferred Stock Purchased – Second Closing	Aggregate Purchase Price – Second Closing	Number of Series A Preferred Stock Purchased – Third Closing	Aggregate Purchase Price – Third Closing
Entities affiliated with Lightstone Ventures(1)	3,081,232	$3,666,666.08	5,462,185	$6,500,000.15
Orbimed Private Investments VI, LP	3,081,232	$3,666,666.08	5,462,185	$6,500,000.15
Atlas Venture Fund X, L.P.	3,081,232	$3,666,666.08	5,462,185	$6,500,000.15

(1)	Includes Lightstone Ventures, L.P., which purchased 2,711,792 shares at the second closing and 4,807,269 shares at the third closing and Lightstone Ventures (A), L.P., which purchased 369,440 shares at the second closing and 654,916 shares at the third closing.

Series B Preferred Stock Financing

On September 26, 2019, Old Gemini held the initial closing of its Series B Preferred Stock financing, pursuant to its Series B Preferred Stock Purchase Agreement (the “Series B Purchase Agreement”), at which Old Gemini issued 9,916,375 shares of its Series B Preferred Stock for a per share price of $1.3513, for aggregate gross proceeds in the amount of $13.4 million. On January 21, 2020, Old Gemini held the second closing of its Series B Preferred Stock financing, pursuant to the Series B Purchase Agreement, at which Old Gemini issued 14,874,563 shares of its Series B Preferred Stock for a per share price of $1.3513, for aggregate gross proceeds in the amount of $20.1 million. The following holders of more than 5% of Old Gemini’s capital stock participated in the initial closing and second closing of the Series B Preferred Stock financing. At the Closing, the ancillary documents to the Series B Financing were terminated.

Name of 5% Gemini Stockholder	Number of Series B Preferred Stock Purchased – Initial Closing	Aggregate Purchase Price – Initial Closing	Number of Series B Preferred Stock Purchased – Second Closing	Aggregate Purchase Price – Second Closing
Entities affiliated with Lightstone Ventures(1)	1,924,073	$2,600,000	2,886,109	$3,899,999.09
OrbiMed Private Investments VI, LP	2,960,112	$3,999,999.35	4,440,168	$5,999,999.02
Atlas Venture Fund X, L.P.	2,072,078	$2,799,999.00	3,108,118	$4,199,999.85
Wu Capital Investment LLC(2)	2,960,112	$3,999,999.35	4,440,168	$5,999,999.02

(1)	Includes Lightstone Ventures, L.P., which purchased 976,931 shares at the initial closing, Lightstone Ventures (A), L.P., which purchased 133,112 shares at the initial closing and Lightstone Singapore L.P., which purchased 814,030 shares at the initial closing and all of the shares at the second closing.

(2)	Shares initially purchased by Wu Capital LLC and subsequently transferred to Wu Capital Investment LLC.

Convertible Note Financing

On August 21, 2020, Old Gemini issued convertible promissory notes for aggregate gross proceeds of $14,000,000 (the “Notes”), at a closing held pursuant to a convertible note purchase agreement among Old Gemini and certain investors. The following holders of more than 5% of Old Gemini’s capital stock participated in the note financing. The Notes accrue simple interest at 8% per annum and mature on February 21, 2021. Prior to the Closing, all principal and accrued interest under the Notes converted into shares of Old Gemini’s Series B Preferred Stock.

Name of 5% Gemini Stockholder	Principal Amount of Note Purchased
Lightstone Singapore L.P.	$3,000,000
OrbiMed Private Investments VI, LP	$4,887,000
Atlas Venture Opportunity Fund I, L.P.	$4,361,000
Wu Capital Investment LLC	$1,752,000

Gemini Accounting Services

On April 17, 2020, Old Gemini engaged Danforth Advisors, an accounting and finance advisory company managed by Gregg Beloff, Gemini’s former Interim Chief Financial Officer. Through February 28, 2021, Old Gemini has paid $768,658 to Danforth Advisors in exchange for professional services related to accounting, finance and other administrative functions.

Policies for Approval of Related Party Transactions

Gemini’s board of directors reviews and approves transactions with directors, officers and holders of 5% or more of its capital stock and their affiliates, each a related party. Prior to the Business Combination, the material facts as to the related party’s relationship or interest in the transaction are disclosed to its board of directors prior to their consideration of such transaction, and the transaction is not considered approved by Gemini’s board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

Policies and Procedures for Related Person Transactions

At the Closing, Gemini adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which Gemini or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of Gemini’s officers or one of Gemini’s directors;

●	any person who is known by Gemini to be the beneficial owner of more than five percent (5%) of its voting stock;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

The audit committee of Gemini’s board of directors will have the responsibility for reviewing and approving any related person transactions. In reviewing any related person transaction, the audit committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to Gemini than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the related person transaction.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The following sets forth certain information, as of the date of this prospectus, concerning the directors and officers of Gemini.

Name	Age	Position
Jason Meyenburg	44	President, Chief Executive Officer and Director
Brian Piekos	46	Chief Financial Officer
Scott Lauder, Ph.D.	57	Chief Technology Officer
Marc Uknis, M.D.	56	Chief Medical Officer
Jean George(1)	62	Director
Carl Gordon, Ph.D., CFA	55	Director
David Lubner(1)	56	Director
Tuyen Ong, M.D., MRCOphth(1)	45	Director
Jason Rhodes(1)	51	Director
Jim Tananbaum(2)	57	Director

(1)	Gemini Designee

(2)	Sponsor Designee

Jason Meyenburg has served as our Chief Executive Officer since September 2019. Previously, from March 2018 to September 2019, Mr. Meyenburg served as Chief Commercial Officer of Orchard Therapeutics plc, a publicly-traded biotechnology company. Before that, Mr. Meyenburg served as the Chief Commercial Officer of Sucampo Pharmaceuticals, Inc. from April 2017 to March 2018. Prior to that, Mr. Meyenburg served as the Chief Commercial Officer of Vtesse, Inc., which became a wholly-owned subsidiary of Sucampo in April 2017, from December 2016 to April 2017. Additionally, from January 2003 to February 2016, Mr. Meyenburg held roles of increasing responsibility at Alexion Pharmaceuticals, Inc., a publicly-traded biotechnology company, including most recently as the Senior Vice President of Commercial Operations for the Americas. Mr. Meyenburg holds an M.B.A. from Duke University and a B.S. in Biochemistry from University of Maryland. We believe that Mr. Meyenburg is qualified to serve as a member of our board of directors because of his commercial experience in the life sciences industry.

Brian Piekos has served as our Chief Financial Officer since February 2021. Prior to joining us, Mr. Piekos was most recently Executive Vice President, Chief Financial Officer and Treasurer of AMAG Pharmaceuticals, Inc., from September 2015 to November 2020. Prior to joining AMAG, he held leadership roles in Corporate Finance, Tax and Treasury at Cubist Pharmaceuticals, Inc. from August 2010 to February 2015. Mr. Piekos began his career as a healthcare investment banker at Needham & Company and Leerink Partners, now SVB Leerink. Mr. Piekos earned his MBA from the Simon Business School at the University of Rochester. He obtained an M.S. in molecular biology from the University of Massachusetts Medical School and a B.A. in biochemistry from Ithaca College.

Scott Lauder, Ph.D. has served as our Chief Technology Officer since November 2017. Previously, from October 2016 to October 2017, Dr. Lauder served as our Senior Vice President of Process Development and Manufacturing. Prior to that, from July 2013 to October 2016, Dr. Lauder served as the Vice President of Process Sciences and Clinical Manufacturing for Merrimack Pharmaceuticals, Inc., a publicly-traded pharmaceutical company. Dr. Lauder holds a Ph.D. in Biochemistry from Northwestern University and a B.Sc. in Microbiology from the University of Manitoba.

Marc Uknis, M.D. has served as our Chief Medical Officer since March 2020. Previously, in 2020, Dr. Uknis served as Vice President and Head of Clinical Development, Safety and Pharmacoviligance/Risk Management at Alexion Pharmaceuticals, Inc., a publicly-traded biotechnology company. Prior to that, Dr. Uknis served as Vice President and Head of Clinical Development, Safety and Pharmacoviligance/Risk Management at Achillion Pharmaceuticals, Inc., a publicly-traded biotechnology company, from June 2018 until its acquisition by Alexion Pharmaceuticals, Inc. in January 2020. Prior to that, Dr. Uknis served as Senior Director, Therapeutic Area Lead, Solid Organ and Cellular Transplant Research and Development at CSL Behring from October 2015 to June 2018. Prior to that, Dr. Uknis served as Director, Clinical Development: Global Lead, Transplant Medicine R&D at ViroPharma Incorporated from October 2007 to October 2015. Dr. Uknis holds a M.D. from Temple University and a B.A. in Biology from Temple University.

Jean George has served as a member of our Board since April 2016. Since February 2002, she has been a Managing Director at Advanced Technology Ventures, a venture capital fund, where she currently serves as the East Coast lead partner for healthcare investments. Since March 2012, Ms. George has served as Managing Director at Lightstone Ventures, a venture capital firm. Ms. George currently serves as a member of the board of directors of the public company, Calithera Biosciences. During the past five years, Ms. George served as a member of the board of directors of Zeltiq Aesthetics from 2005 to 2015, Catabasis Pharma from 2010 to 2018 and Acceleron Pharma from 2005 to 2020. Ms. George holds an M.B.A. from Simmons College Graduate School of Management and a B.S. in biology from the University of Maine. We believe that Ms. George is qualified to serve on our board of directors due to her extensive investment and financial experience.

Carl L. Gordon, Ph.D., CFA has served as a member of our board of directors since April 2016. Dr. Gordon is a founding member, Managing Partner, and Co-Head of Global Private Equity at OrbiMed Advisors LLC, an investment firm. Dr. Gordon currently serves on the boards of directors of Adicet Bio, Inc., Keros Therapeutics Inc., ORIC Pharmaceuticals Inc., Turning Point Therapeutics, Inc., and Prevail Therapeutics, Inc., as well as several private companies. Dr. Gordon previously served on the boards of directors of several biopharmaceutical companies, including Alector Inc., Arsanis, Inc. (which merged with X4 Pharmaceuticals, Inc.), Acceleron Pharma Inc., ARMO Biosciences, Inc., Intellia Therapeutics, Inc., Passage Bio Inc., Selecta Biosciences, Inc., and SpringWorks Therapeutics Inc. Dr. Gordon received a B.A. in chemistry from Harvard College, a Ph.D. in molecular biology from the Massachusetts Institute of Technology, and he was a Fellow at The Rockefeller University. We believe that Dr. Gordon is qualified to serve on our board of directors due to his scientific expertise, extensive business experience, and experience in venture capital and the life science industry.

David C. Lubner has been a member of our Board since April 2020. From January 2016, until its acquisition by UCB S.A. in April 2020, Mr. Lubner served as the Executive Vice President and Chief Financial Officer of Ra Pharmaceuticals, Inc., a publicly-traded biotechnology company. Before that, Mr. Lubner served as a member of the senior management team of Tetraphase Pharmaceuticals, Inc, from 2006 through 2015. From 2010 to 2015, Mr. Lubner served as Senior Vice President and the Chief Financial Officer of Tetraphase, where he led financial operations and was responsible for corporate finance activities. From 1999 to 2005, he served as the Chief Financial Officer of PharMetrics Inc., a pharmacy and medical claims data informatics company, which was acquired by IMS Health in 2015. Prior to joining PharMetrics, Mr. Lubner served as Vice President and Chief Financial Officer of ProScript, Inc. where Velcade® (bortezomib), a therapy widely used for treatment of the blood cancer, multiple myeloma, was discovered, from 1996 to 1999. Mr. Lubner is also a member of the board of directors of Dyne Therapeutics, Inc., a biotechnology company, Therapeutics Acquisition Corporation (d/b/a as Research Alliance Corp. I.), a blank check company focused on the healthcare industry. Mr. Lubner also serves on the boards of directors of several private companies and was previously a member of the board of directors of Nightstar Therapeutics plc, (formerly Nasdaq: NITE), focused on the development of one-time retinal gene therapies for patients suffering from rare inherited retinal diseases, acquired by Biogen in June 2019. Mr. Lubner is a member of the American Institute of CPAs and a Certified Public Accountant in the Commonwealth of Massachusetts. Mr. Lubner received his B.S. in business administration from Northeastern University and M.S. in taxation from Bentley University. We believe that Mr. Lubner is qualified to serve on our board of directors based on his extensive senior executive experience and his biotechnology company board experience.

Tuyen Ong, M.D., MRCOphth., has served as a member of our Board since August 2020. Dr. Ong is a board-certified ophthalmologist and biotechnology/pharmaceutical industry management executive. He currently serves as Senior Vice President and Head of Biogen Ophthalmology Franchise at Biogen. Dr. Ong served as Chief Development Officer at Nightstar Therapeutics up until its acquisition by Biogen in June 2019. During which time he was involved with the company’s public listing on the Nasdaq, corporate and gene therapy strategy, investor and M&A activities. Dr. Ong brings over 20 years of clinical and drug development experience from both large pharma and biotech, working in the fields of ophthalmology, genetic and rare disease at PTC Therapeutics Inc., Bausch and Lomb Inc. (acquired by Valeant Pharmaceuticals International, Inc.), and Pfizer. Dr. Ong holds an M.D. from the University College London and an M.B.A. from New York University Stern School of Business. He is a member of the Royal College of Ophthalmologists and a Churchill Fellow.

Jason Rhodes has been a member of our Board since April 2016 and a partner at Atlas Ventures since 2014. Mr. Rhodes also served as the founding President and Chief Executive Officer of Dyne Therapeutics, Inc. from December 2017 to November 2018. From 2010 to 2014, Mr. Rhodes was employed at Epizyme, Inc., a biotechnology company, where he most recently served as President and Chief Financial Officer. Mr. Rhodes serves as a member of the board of directors of Dyne Therapeutics, Inc., Replimune Group, Inc., Generation Bio Co. and several private companies, and previously served as a director at Bicycle Therapeutics, Inc. from 2016 to 2020. Mr. Rhodes earned a B.A. in history from Yale University and an M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Mr. Rhodes is qualified to serve on our board of directors based on his extensive leadership experience, his biotechnology company board experience and his experience investing in life science companies.

Jim Tananbaum has been a director since June 2020. Prior to the Closing, Dr. Tananbaum also served as the President and Chief Executive Officer of FSDC since June 2020. Dr. Tananbaum is also the chief executive officer of Foresite Capital, a U.S.-focused healthcare investment firm, which he founded in 2011. Prior to founding Foresite Capital, Dr. Tananbaum served as Co-Founder and Managing Director of Prospect Venture Partners L.P. II and III, healthcare venture partnerships, from 2000 to 2010. Dr. Tananbaum was also the Founder of GelTex, Inc. in 1991, an intestinal medicine pharmaceutical company acquired by Sanofi-Genzyme, and Theravance, Inc. in 1997 (now Theravance Biopharma, Inc., a diversified biopharmaceutical company focused on organ-selective medicines, and Innoviva, Inc., a respiratory-focused healthcare asset management company partnered with Glaxo Group Limited). Dr. Tananbaum received a B.S. and a B.S.E.E. from Yale University in Applied Math and Computer Science, and an M.D. and an M.B.A. from Harvard University. Dr. Tananbaum’s qualifications to serve on our board of directors include his scientific, financial and strategic business development expertise gained as a physician, founder of two life science companies and venture capital investor focused on life science companies.

Classified Board of Directors

Gemini’s board of directors consists of seven members following the Closing of the Business Combination. In accordance with the filed Charter, immediately after the Closing, the board of directors was divided into three classes. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. The directors are divided among the three classes as follows:

●	the Class I directors will be Jean George and Dr. Carl Gordon their terms will expire at the annual meeting of stockholders to be held in 2021;

●	the Class II directors will be David Lubner, Dr. Tuyen Ong, and Jason Rhodes, and their terms will expire at the annual meeting of stockholders to be held in 2022; and

●	the Class III directors will be Jason Meyenburg and Dr. Jim Tananbaum, and their terms will expire at the annual meeting of stockholders to be held in 2023.

Gemini expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

The rules of the Nasdaq require that a majority of the our Board be independent. An “independent director” is defined generally as a person other than an executive officer or employee of us or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director. The Board has determined that each individual who serves on the Board, other than Mr. Meyenburg and Dr. Tananbaum, qualifies as an independent director under Nasdaq listing standards.

Committees of the Board of Directors

Gemini’s board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. The charters for each of these committees will be available on Gemini’s website at www.geminitherapeutics.com. Information contained on or accessible through Gemini’s website is not a part of this prospectus, and the inclusion of such website address in this prospectus is an inactive textual reference only.

Audit Committee

Gemini’s audit committee consists of Dr. Carl Gordon, David Lubner and Jason Rhodes. The Board has determined each member of the audit committee is independent under the listing standards of the Nasdaq Stock Market, or the Listing Standards, and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of the audit committee is David Lubner. The Board has determined that David Lubner is an “audit committee financial expert” within the meaning of SEC regulations. The Board has also determined that each member of the audit committee has the requisite financial expertise required under the applicable requirements of the Nasdaq Stock Market. In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit Gemini’s financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing policies on risk assessment and risk management;

●	reviewing related party transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes Gemini’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee consists of Jean George, Dr. Tuyen Ong, and Dr. Jim Tananbaum. The Board has determined each member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Board has determined each member of the compensation committee, other than Dr. Jim Tananbaum, is independent under the Listing Standards. The Listing Standards provide that, under limited and exceptional circumstances, a director who is not a current officer or employee (or a family member of an officer or employee) of our company, but who does not otherwise meet the independence criteria, (i) may serve as a member of compensation committee if such membership is in the best interests of our company and our shareholders and (ii) such member does not serve longer than two years. The Board has elected to rely on this limited exception in appointing Dr. Jim Tananbaum as a member of the compensation committee. In making this election, the Board considered Dr. Tananbaum’s extensive experience in the life sciences industry and the marketplace for life science executives in making this decision. The chairperson of the compensation committee is Dr. Tuyen Ong. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.

Specific responsibilities of the compensation committee will include:

●	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

●	reviewing and recommending to our board of directors the compensation of our directors;

●	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;

●	administering our stock and equity incentive plans;

●	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

●	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

●	reviewing and establishing general policies relating to compensation and benefits of our employees; and

●	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Jean George, Jason Rhodes and Dr. Jim Tananbaum. The Board has determined each member of the nominating and corporate governance committee, other than Dr. Jim Tananbaum, is independent under the Listing Standards. The Listing Standards provide that, under limited and exceptional circumstances, a director who is not a current officer or employee (or a family member of an officer or employee) of our company, but who does not otherwise meet the independence criteria, (i) may serve as a member of nominating and corporate governance committee if such membership is in the best interests of our company and our shareholders and (ii) such member does not serve longer than two years. The Board has elected to rely on this limited exception in appointing Dr. Jim Tananbaum as a member of the nominating and corporate governance committee. In making this election, the Board considered Dr. Tananbaum’s extensive experience in the life sciences industry and in serving on the board of directors of numerous organizations. The chairperson of our nominating and corporate governance committee is Jean George.

Specific responsibilities of our nominating and corporate governance committee include:

●	identifying, evaluating and selecting, or recommending that our board of directors approve, nominees for election to our board of directors;

●	evaluating the performance of our board of directors and of individual directors;

●	reviewing developments in corporate governance practices;

●	evaluating the adequacy of our corporate governance practices and reporting;

●	reviewing management succession plans; and

●	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee will also have the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee will be responsible for periodically evaluating our company’s corporate governance policies and systems in light of the governance risks that our company faces and the adequacy of our company’s policies and procedures designed to address such risks. Our compensation committee will assess and monitor whether any of our compensation policies and programs is reasonably likely to have a material adverse effect on our company.

Code of Business Conduct and Ethics

Gemini has adopted a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on Gemini’s website at www.geminitherapeutics.com. Information contained on or accessible through such website is not a part of this prospectus, and the inclusion of the website address in this prospectus is an inactive textual reference only. Gemini intends to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.

EXECUTIVE COMPENSATION OF GEMINI

Executive compensation overview

Historically, our executive compensation program has reflected our growth and development-oriented corporate culture. To date, the compensation of our Chief Executive Officer and President and our other executive officers identified in the 2020 Summary Compensation Table below, who we refer to as the named executive officers, has consisted of a combination of base salary, bonuses and long-term incentive compensation in the form of restricted common stock awards and incentive stock options. Our named executive officers who are full-time employees, like all other full-time employees, are eligible to participate in our retirement and health and welfare benefit plans. As we transition from a private company to a publicly traded company, we will evaluate our compensation values and philosophy and compensation plans and arrangements as circumstances merit. At a minimum, we expect to review executive compensation annually with input from a compensation consultant. As part of this review process, we expect the board of directors and the compensation committee to apply our values and philosophy, while considering the compensation levels needed to ensure our executive compensation program remains competitive with our peers. In connection with our executive compensation program, we will also review whether we are meeting our retention objectives and the potential cost of replacing a key employee.

Gemini’s named executive officers are Jason Meyenburg, its President and Chief Executive Officer, Dr. Scott Lauder, its Chief Technology Officer, and Dr. Marc Uknis, its Chief Medical Officer, each of whom is an executive officer of Gemini. The following table presents information regarding the total compensation awarded to, earned by, and paid to our named executive officers for services rendered to us in all capacities for 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Jason Meyenburg	2020	437,800	42,500	1,541,002	—	49,992	(3)	2,071,294
Chief Executive Officer and President
Dr. Marc Uknis	2020	328,542	—	1,225,039	—	3,144	(4)	1,556,725
Chief Medical Officer
Dr. Scott Lauder	2020	355,000	117,800	136,517	—	7,500	(4)	616,817
Chief Technology Officer

(1)	The amounts reported in this column represent annual payments made to our named executive officers in cash in March 2020 for performance in 2019.

(2)	The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of stock options awarded during 2020 computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 10 to Gemini’s financial statements appearing elsewhere in this prospectus regarding assumptions underlying the valuation of equity awards.

(3)	Consists of payment for a living expense allowance to facilitate Mr. Meyenburg’s relocation to Cambridge, Massachusetts pursuant to the term of his offer letter agreement with Gemini.

(4)	Represents Gemini’s portion of the executive’s 401k plan contribution.

Narrative to summary compensation table

Base salaries

We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. At the Closing, the new employment agreements for each of Mr. Meyenburg, Dr. Uknis and Dr. Lauder became effective. Pursuant to the new employment agreements, the annual base salaries for each of Mr. Meyenburg, Dr. Uknis and Dr. Lauder are $515,000, $415,000 and $411,650, respectively.

Bonuses

We pay cash bonuses to reward our executives for their performance over the fiscal year, based on goals established by our board of directors. Pursuant to the new employment agreements, the target bonus for Mr. Meyenburg was equal to 50% percent of his base salary. The target bonus for Dr. Lauder was 40% percent of his base salary. The target bonus for Dr. Uknis was 40% percent of his base salary.

Equity compensation

Although we do not yet have a formal policy with respect to the grant of equity incentive awards to our executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. During the year ended December 31, 2020, we granted options to purchase shares of our common stock to Mr. Meyenburg, Dr. Uknis and Dr. Lauder, as described in more detail in the “Outstanding equity awards at 2020 fiscal year-end” table.

Employment arrangements and severance agreements with our named executive officers

We entered into new employment agreements with each of our named executive officers in connection with the Closing, the material terms of which summarized below.

Employment Arrangements and Severance Agreements with Gemini’s Named Executive Officers

We entered into a new employment agreement with Mr. Meyenburg on January 21, 2021, which became effective as of the Closing and replaces Mr. Meyenburg’s earlier employment agreement. Pursuant to this agreement we employ Mr. Meyenburg as our President and Chief Executive Officer. The employment agreement also provides for Mr. Meyenburg to serve as a member of our board of directors for as long as he is employed as our Chief Executive Officer. The employment of Mr. Meyenburg is “at will” and the agreement endures until terminated by either party.

Mr. Meyenburg’s current annual base salary is $515,000, which is subject to periodic review and adjustment. Pursuant to the employment agreement, Mr. Meyenburg is eligible to participate in an annual bonus program as may be established from time to time by our board of directors or compensation committee. Under such bonus programs, Mr. Meyenburg is eligible to receive an annual bonus targeted 50% of his annual base salary. The actual amount of the bonus is determined by the board of directors based on its assessment of the performance of Mr. Meyenburg and that of the Company against pre-established goals determined by our board of directors.

At such time as requested by the compensation committee of the board or the board of directors, following the ending of the COVID-19 pandemic, Mr. Meyenburg must be present in the Company’s offices for three to four days per week. Mr. Meyenburg is entitled to a living expense allowance (as such term is defined in his employment agreement).

In the event Mr. Meyenburg’s employment is terminated without cause or he resigns for good reason, in either event within the twelve month period immediate following a Change in Control (as such term is defined in his employment agreement), subject to his execution and non-revocation of a separation agreement, including a general release of claims in our favor, Mr. Meyenburg is entitled to (a) a lump sum in cash equal to the sum of one times the sum of one and half times (i) Mr. Meyenburg’s then current Base Salary plus (ii) Mr. Meyenburg’s Target Bonus for the then-current year; (b) any then outstanding time-based equity awards shall accelerate and become fully vested as of the later of (i) the date of termination or (ii) the effective date of the separation agreement and release; and (c) monthly COBRA premiums paid by us until the earlier of: (i) the eighteen (18) month anniversary of the date of termination; (ii) the date Mr. Meyenburg becomes eligible for health insurance through another employer, or (iii) the cessation of Mr. Meyenburg’s continuation rights under COBRA.

In addition, in the event Mr. Meyenburg’s employment is terminated without cause or he resigns for good reason at any time, subject to his execution and non-revocation of a separation agreement, including a general release of claims in our favor (and, in Gemini’s sole discretion, a one-year post-employment noncompetition agreement), Mr. Meyenburg is entitled to the following termination payments: (a) continuation of base salary for twelve months, which we refer to as the Salary Continuation Period (provided, that in the event that Mr. Meyenburg is entitled to any payments pursuant to his Employee Confidentiality, Assignment and Noncompetition Agreement with us, such base salary continuation payments in any calendar year will be reduced by the amount that Mr. Meyenburg is paid in the same calendar year pursuant to the restrictive covenant agreement); and (b) if Mr. Meyenburg elects to continue his health benefits through COBRA, continued group health benefits with the cost of monthly COBRA premiums shared in the same relative proportion as in effect on his termination date until the earlier of: until the earlier of: (i) the twelve (12) month anniversary of the date of termination; (ii) the date Mr. Meyenburg becomes eligible for health insurance through another employer, or (iii) the cessation of Mr. Meyenburg’s continuation rights under COBRA. Payment of the severance payments under the offer letter agreement shall cease in the event that Mr. Meyenburg breaches his obligations under the Employee Confidentiality, Assignment and Noncompetition Agreement entered into with us.

Mr. Meyenburg has also agreed to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for twelve months following termination of his employment.

Employment Agreement with Dr. Uknis

We entered into an employment agreement with Dr. Uknis dated December 24, 2020, which became effective as of the Closing, and replaces Dr. Uknis’ earlier employment agreement. Pursuant to the employment agreement Dr. Uknis serves as our Chief Medical Officer. The employment of Dr. Uknis is “at will” and the agreement endures until terminated by either party.

Dr. Uknis’s current annual base salary is $415,000, which is subject to periodic review and adjustment. Under the terms of the employment agreement, Dr. Uknis is eligible to participate in any annual bonus programs as may be established from time to time by our board of directors or compensation committee. Under such bonus programs, Dr. Uknis is eligible to receive an annual bonus targeted at 40% of his annual base salary. At such time as requested by the compensation committee of the board or the board of directors, following the ending of the COVID-19 pandemic, Dr. Uknis must be present in the Company’s offices for three to four days per week. Once Dr. Uknis is required to relocate to the Boston area, Dr. Uknis is entitled to a living expense allowance (as such term is defined in his employment agreement).

In the event Dr. Uknis’s employment is terminated without “cause” (as such term is defined in his employment agreement) or he resigns for “good reason” (as such term is defined in his employment agreement), subject to his execution and non-revocation of a separation agreement and general release of claims in our favor, Dr. Uknis is entitled to the following: (a) continuation of base salary for nine months, which we refer to as the Salary Continuation Period, (b) a pro rata portion of the Target Bonus (as such term is defined in his employment agreement); and (c) monthly COBRA premiums paid by us until the earlier of: (i) the end of the Salary Continuation Period; (ii) the date Dr. Uknis becomes eligible for health insurance through another employer, or (iii) the cessation of Dr. Uknis’s continuation rights under COBRA.

In the event Dr. Uknis’s employment is terminated without cause or he resigns for good reason, in either event within the twelve month period immediate following a Change in Control (as such term is defined in his employment agreement), subject to his execution and non-revocation of a separation agreement, including a general release of claims in our favor, Dr. Uknis is entitled to (a) a lump sum in cash equal to the sum of one times the sum of (i) Dr. Uknis’s then current Base Salary plus (ii) Dr. Uknis’s Target Bonus for the then-current year; (b) any then outstanding time-based equity awards shall accelerate and become fully vested as of the later of (i) the date of termination or (ii) the effective date of the separation agreement and release; and (c) monthly COBRA premiums paid by us until the earlier of: (i) the twelve (12) month anniversary of the date of termination; (ii) the date Dr. Uknis becomes eligible for health insurance through another employer, or (iii) the cessation of Dr. Uknis’s continuation rights under COBRA.

Dr. Uknis has agreed to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for twelve months following termination of his employment.

Employment agreement with Dr. Lauder

We entered into an employment agreement with Dr. Lauder dated January 11, 2021, which became effective as of the Closing, and replaces Dr. Lauder’s prior employment agreement. Pursuant to the agreement, Dr. Lauder serves as our Chief Technology Officer. The employment of Dr. Lauder is “at will” and the agreement endures until terminated by either party.

Dr. Lauder’s current annual base salary is $411,650, which is subject to periodic review and adjustment. Under the terms of the employment agreement, Dr. Lauder is eligible to participate in any annual bonus programs as may be established from time to time by our board of directors or compensation committee. Under such bonus programs, Dr. Lauder is eligible to receive an annual bonus targeted at 40% of his annual base salary.

In the event Dr. Lauder’s employment is terminated without “cause” (as such term is defined in his employment agreement) or he resigns for “good reason” (as such term is defined in his employment agreement), subject to his execution and non-revocation of a separation agreement and general release of claims in our favor, Dr. Lauder is entitled to the following: (a) continuation of base salary for nine months, which we refer to as the Salary Continuation Period, (b) a pro rata portion of the Target Bonus (as such term is defined in his employment agreement); and (c) monthly COBRA premiums paid by us until the earlier of: (i) the end of the twelve (12) month anniversary of the date of termination (as such term is defined in his employment agreement); (ii) the date Dr. Lauder becomes eligible for health insurance through another employer, or (iii) the cessation of Dr. Lauder’s continuation rights under COBRA.

In the event Dr. Lauder’s employment is terminated without cause or he resigns for good reason, in either event within the twelve month period immediate following a Change in Control (as such term is defined in his employment agreement), subject to his execution and non-revocation of a separation agreement, including a general release of claims in our favor, Dr. Lauder is entitled to (a) a lump sum in cash equal to the sum of one times the sum of (i) Dr. Lauder’s then current Base Salary plus (ii) Dr. Lauder’s Target Bonus for the then-current year; (b) any then outstanding time-based equity awards shall accelerate and become fully vested as of the later of (i) the date of termination or (ii) the effective date of the separation agreement and release; and (c) monthly COBRA premiums paid by us until the earlier of: (i) the twelve (12) month anniversary of the date of termination; (ii) the date Dr. Lauder becomes eligible for health insurance through another employer, or (iii) the cessation of Dr. Lauder’s continuation rights under COBRA.

Dr. Lauder has agreed to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for twelve months following termination of his employment.

The foregoing description of the employment agreements with each of Mr. Meyenburg, Dr. Uknis and Dr. Lauder does not purport to be complete and is qualified in its entirety by the terms and conditions of the employment agreements, which are filed herewith as Exhibits 10.9, 10.10 and 10.11, respectively, and incorporated herein by reference.

Outstanding equity awards at 2020 fiscal year-end

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2020. Unless otherwise noted, all equity awards set forth in the table below were granted under our 2017 Plan.

	Option awards						Stock awards
Name	Vesting commencement date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)
Jason Meyenburg	9/23/2019	(2)	840,698	1,849,541	0.47	11/12/2029	—		—
	3/11/2020	(2)	—	595,700	0.55	3/11/2030	—		—
	10/16/2020	(2)	—	1,178,043	1.66	10/16/2030	—		—

Dr. Marc Uknis	3/16/2020	(2)	—	1,093,980	1.66	10/16/2030	—		—

Dr. Scott Lauder	11/5/2017	(3)	235,206	78,400	0.28	8/28/2028	—		—
	3/11/2020	(2)	—	75,000	0.55	3/11/2030
	10/16/2020	(2)	—	96,971	1.66	10/16/2030
	—		—	—	—	—	46,250	(4)	$76,775

(1)	Based on the fair market value of our common stock as of December 31, 2020 of $1.66 as determined by the Gemini board of directors, after consideration of relevant factors, including third-party valuation report.

(2)	The shares underlying this stock option vest over four years with 25% of the shares vesting on the first anniversary of the vesting commencement date, and the remaining shares vesting in 36 equal monthly installments thereafter, subject to the executive’s continued service. In the event that the executive’s employment is terminated without cause or he resigns for good reason within 12 months following a “sale event” (as such term is defined in the 2017 Plan), the vesting of this stock option will fully accelerate.

(3)	The shares underlying this stock option vest in 16 equal quarterly installments over the four years following vesting commencement date, subject to Dr. Lauder’s continued service, subject to full acceleration on a change of control.

(4)	Represents a restricted stock award granted on October 26, 2016 for a total of 480,000 shares under our 2015 Plan. The remaining unvested shares vest in two quarterly installments of 23,125 through May 16, 2021, subject to full acceleration on a change of control.

Employee benefit and equity compensation plans

The Equity Incentive Plan was adopted by the Board on October 15, 2020 and became effective on February 4, 2021. The Equity Incentive Plan replaced the 2017 Plan as Old Gemini’s board of directors has determined not to make additional awards under that plan following the consummation of the Business Combination. The Equity Incentive Plan allows us to make equity-based incentive awards to our officers, employees, directors and consultants. The Board anticipates that providing such persons with a direct stake in Gemini will assure a closer alignment of the interests of such individuals with those of Gemini and its stockholders, thereby stimulating their efforts on Gemini’s behalf and strengthening their desire to remain with Gemini.

We have initially reserved shares of Common Stock (the “Initial Limit”) for the issuance of awards under our Equity Incentive Plan This limit is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Our Equity Incentive Plan provides that the number of shares reserved and available for issuance thereunder will automatically increase on January 1, 2022 and each January 1 thereafter by 4% of the number of shares of common stock outstanding on the immediately preceding December 31 or such lesser number of shares determined by the administrator of the Equity Incentive Plan.

The shares we issue under our Equity Incentive Plan will be authorized but unissued shares or shares that we reacquire. The shares of Common Stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, or are otherwise terminated (other than by exercise) under our Equity Incentive Plan will be added back to the shares of Common Stock available for issuance under our Equity Incentive Plan. The maximum aggregate number of shares of Common Stock that may be issued in the form of incentive stock options under the Equity Incentive Plan shall not exceed the Initial Limit. Based upon a price per share of $10.00, the maximum aggregate market value of the Common Stock that could potentially be issued under the Equity Incentive Plan as of the Closing is $42,643,410.

The grant date fair value of all awards made under our Equity Incentive Plan and all other cash compensation paid by us to any non-employee director in any calendar year shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable non-employee director is initially elected or appointed to the board.

Our Equity Incentive Plan will be administered by our compensation committee. Our compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of our Equity Incentive Plan. The administrator may delegate to a committee consisting of one or more officers the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines.

Persons eligible to participate in our Equity Incentive Plan are those full or part-time officers, employees, non-employee directors, and consultants of Gemini as selected from time to time by our compensation committee in its discretion. Following the Closing, approximately 42 individuals will be eligible to participate in the Equity Incentive Plan, which includes approximately 5 officers, 26 employees who are not officers, 6 non-employee directors, and consultants.

Our Equity Incentive Plan permits the granting of both options to purchase Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the Equity Incentive Plan will be non-qualified options if they do not qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Gemini and its subsidiaries. Non-qualified options may be granted to any persons eligible to awards under the Equity Incentive Plan. The exercise price of each option will be determined by the administrator but may not be less than 100% of the fair market value of the Common Stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by our administrator and may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options. The exercise price of a stock option may not be reduced after the date of the option grant without stockholder approval, other than to appropriately reflect changes in our capital structure.

Upon exercise of options, the option exercise price may be paid in cash, by certified or bank check or other instrument acceptable to the administrator or by delivery (or attestation to the ownership) of shares of Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, non-qualified options may be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

Our compensation committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to cash or shares of Common Stock equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of our Common Stock on the date of grant. The term of each stock appreciation right will be fixed by our compensation committee and may not exceed ten years from the date of grant. Our compensation committee will determine at what time or times each stock appreciation right may be exercised.

Our compensation committee may award restricted shares of Common Stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. Our compensation committee may also grant shares of Common Stock that are free from any restrictions under our Equity Incentive Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Common Stock.

Our compensation committee may grant cash bonuses under our Equity Incentive Plan to participants, subject to the achievement of certain performance goals.

Our Equity Incentive Plan provides that upon the effectiveness of a “sale event,” as defined in our Equity Incentive Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under our Equity Incentive Plan. To the extent that awards granted under our Equity Incentive Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, such awards shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all awards with time-based vesting conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and exercisable or nonforfeitable in connection with a sale event in the compensation committee’s discretion or to the extent specified in the relevant award certificate. In the event of such termination, Gemini may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share consideration payable in the sale event and the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share consideration payable in such sale event, such option or stock appreciation right shall be cancelled for no consideration). Gemini shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share consideration payable in such sale event multiplied by the number of vested shares under such award.

Our board of directors may amend or discontinue our Equity Incentive Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to our Equity Incentive Plan require the approval of our stockholders.

No awards may be granted under our Equity Incentive Plan after the date that is ten years from the effective date of our Equity Incentive Plan. No awards under our Equity Incentive Plan have been made prior to the date hereof.

401(k) Plan

We maintain a tax-qualified retirement plan, or the 401(k) Plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis.

Director compensation

The following table presents the total compensation for each person (i) who served as a non-employee member of our board of directors during 2020, (ii) who will serve as a director of Gemini following the Closing, and (iii) received compensation for such service during the fiscal year ended December 31, 2020. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards to, or pay any other compensation to any of the non-employee members of our board of directors who will serve as a director of Gemini following the Closing. Jason Meyenburg, our President and Chief Executive Officer, did not receive any compensation for his service as a member of our board of directors during 2020. Mr. Meyenburg’s compensation for service as an employee for fiscal year 2020 is presented in “Executive compensation — 2020 Summary compensation table.”

Director compensation table — 2020

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)
David Lubner	$24,375	$258,619	$282,994
Dr. Tuyen Ong	11,358	258,619	269,977

(1)	The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of share- based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718. See Note 10 to Gemini’s financial statements appearing at the end of this prospectus regarding assumptions underlying the valuation of equity awards.

Non-Employee director compensation policy

Following the Transactions, pursuant to our non-employee director compensation policy, which is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors, each director who is not an employee will be paid cash compensation for serving on the Board, with such compensation to be paid on a quarterly basis in arrears:

Annual Retainer
Board of Directors	$35,000
Board of Directors Chair	$65,000
Audit Committee Chair	$15,000
Audit Committee Member	$7,500
Compensation Committee Chair	$10,000
Compensation Committee Member	$5,000
Nominating and Corporate Governance Committee Chair	$8,000

In addition, each non-employee elected or appointed to the Board following the Closing will be granted a one-time stock option award to purchase a number of shares of Common Stock equal to 0.08% of the total shares outstanding on the date of such director’s election or appointment to the Board, which will vest in equal monthly installments over three years, subject to continued service through such vesting dates (such grants will be made no earlier than following the effectiveness of the filing with the SEC of a registration statement on Form S-8 covering the Common Stock). On the date of each annual meeting of stockholders of our company, each non-employee director will be granted an annual stock option award to purchase a number of shares of Common Stock equal to 0.04% of the total shares outstanding, which will vest in full of the earlier to occur of the first anniversary of the date of grant or the next annual meeting, subject to continued service as a director through such vesting date.

Compensation Risk Assessment

Gemini believes that although a portion of the compensation provided to its executive officers is performance- based, Gemini’s executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily because its compensation programs are designed to create a greater focus on long-term value creation while balancing the need to meet shorter-term goals. The framework and goals of its annual performance-based incentive plan are consistent for all employees with a maximum cap for all payouts. Further all compensation decisions for its officers are approved by the compensation committee, while the chief executive officer’s compensation requires further approval by its board of directors.

In addition, following this transaction, the compensation committee will be responsible for reviewing and approving the design, goals and payouts under its annual bonus plan and equity incentive program for its named executive officers. The compensation committee directly engages an independent compensation consultant who advises on market competitive and best practices, as well as any potential risks related to its compensation programs. This includes pay mix, compensation vehicles, pay for performance alignment, performance measures and goals, payout maximums, vesting periods and compensation committee oversight and independence. Based on all the factors mentioned, Gemini believes its compensation policies, programs and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

DESCRIPTION OF GEMINI’S SECURITIES

The following summary of certain provisions of our securities does not purport to be complete and is subject to the Charter, the Bylaws and the provisions of applicable law. Copies of the Charter and the Bylaws are attached to this prospectus as Exhibits 3.1 and 3.2, respectively.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 260,000,000 shares, consisting of 250,000,000 shares of Common Stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value. As of the date of this prospectus 42,998,664 shares of Common Stock and no shares of preferred stock are outstanding.

Common Stock

The Charter provides the following with respect to the rights, powers, preferences and privileges of the Common Stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of Gemini’s directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by Gemini’s board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Common Stock unless the shares of Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of Gemini’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Common Stock will be entitled to receive an equal amount per share of all of Gemini’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the Common Stock.

Preferred Stock

Gemini’s board of directors has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Gemini Preferred Stock could have the effect of decreasing the trading price of Gemini Common Stock, restricting dividends on the capital stock of Gemini, diluting the voting power of the Gemini Common Stock, impairing the liquidation rights of the capital stock of Gemini, or delaying or preventing a change in control of Gemini.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Voting Agreement, the number of directors of the Gemini board of directors shall be fixed solely and exclusively by resolution duly adopted from time to time by the Gemini board of directors, but shall initially consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors, Class II consisting of three (3) directors and Class III consisting of two (2) directors

Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the Gemini Board.

Except as the DGCL or the Voting Agreement may otherwise require and subject to the rights, if any, of the holders of any series of Gemini Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Gemini board of directors, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of Gemini Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock (as defined below) of Gemini then entitled to vote at an election of directors. Any such director proposed to be removed from office is entitled to advance written notice as described in the Certificate of Incorporation. Subject to the terms and conditions of the Voting Agreement, in case the Gemini board of directors or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by Gemini, subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of Gemini Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the Gemini Preferred Stock.

For more information on the Voting Agreement, see “Certain Relationships and Related Person Transactions.”

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-Takeover Provisions

Charter and By-laws

Among other things, the Charter and By-laws:

●	permit Gemini’s board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

●	provide that the authorized number of directors may be changed only by resolution of Gemini’s board of directors;

●	provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only with cause by the holders of at least 66 2/3% of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

●	provide that Special Meetings of Gemini’s stockholders may be called Gemini’s board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors;

●	provide that Gemini’s board of directors will be divided into three classes of directors, with the classes to be as nearly equal as possible, and with the directors serving three-year terms, therefore making it more difficult for stockholders to change the composition of our board of directors; and

●	not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The combination of these provisions will make it more difficult for the existing stockholders to replace Gemini’s board of directors as well as for another party to obtain control of Gemini by replacing Gemini’s board of directors. Because Gemini’s board of directors has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for Gemini’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of Gemini’s board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce Gemini’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Gemini’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

Delaware Anti-Takeover Law

Gemini has opted out of Section 203 of the DGCL. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of company’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation limits the liability of the directors of Gemini to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Gemini or any of its subsidiaries or was serving at Gemini’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 10 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Bylaws require, to the fullest extent permitted by law, unless Gemini consents in writing to the selection of an alternative forum, that derivative actions brought in the name of Gemini, actions against directors, officers and employees for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, actions to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws and actions asserting a claim against Gemini governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits Gemini by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

In addition, the Bylaws require that, unless Gemini consents in writing to the selection of an alternative forum, the United States District Court for the District of Massachusetts shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. Gemini has chosen the United States District Court for the District of Massachusetts as the exclusive forum for such Securities Act causes of action because Gemini’s principal executive offices are located in Cambridge, Massachusetts.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of the Common Stock as of March 15, 2021:

●	each person who is known to be the beneficial owner of more than 5% of Gemini’s outstanding Common Stock immediately following the consummation of the Transactions;

●	each of Gemini’s current executive officers and directors;

●	all executive officers and directors of Gemini as a group following the consummation of the Transaction.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants (as applicable) that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, Gemini believes that all persons named in the table have sole voting and investment power with respect to all Common Stock beneficially owned by them. Unless otherwise noted, the business address of each of the executive officers and directors of Gemini is 300 One Kendall Square, 3rd Floor, Cambridge, MA 02139. The percentage of shares beneficially owned if based on 42,998,664 shares of Common Stock outstanding after giving effect to the Transactions.

Name and Address of Beneficial Owner	Number of Shares	%
Directors and Officers:
Jason Meyenburg(1)	270,020	*
Brian Piekos	-
Scott Lauder(2)	169,230	*
Marc Uknis(3)	64,589	*
Jean George	-
Carl Gordon	-
David Lubner(4)	13,635
Tuyen Ong	-
Jason Rhodes	-
Jim Tananbaum(5)	4,870,250	11.3
All Directors and Executive Officers as a group (10 individuals)	5,376,806	12.5
Five Percent Holders:
FS Development Holdings, LLC(5)	4,870,250	11.3
Orbimed Private Investments VI, LP(6)	5,826,224	13.5
Entities affiliated with Atlas Ventures(7)	5,254,365	12.2
Entities affiliated with Lightstone Ventures(8)	4,836,106	11.2
Entities affiliated with Fidelity(9)	2,500,000	5.	8

*	Less than one percent.

(1)	Represents shares of Common Stock that are exercisable as of March 15, 2021 or will become exercisable within 60 days of such date.

(2)	Represents shares issued as Merger consideration and shares of Common Stock that are exercisable as of March 15, 2021 or will become exercisable within 60 days of such date.

(3)	Represents shares of Common Stock that are exercisable as of March 15, 2021 or will become exercisable within 60 days of such date.

(4)	Represents shares of Common Stock that are exercisable as of March 15, 2021 or will become exercisable within 60 days of such date.

(5)	FS Development Holdings, LLC is the record holder of 4,870,250 shares reported herein, including 1,500,000 shares issued in the PIPE Financing. Foresite Capital Management V, LLC (“FCM V”), is the general partner of Foresite Capital Fund V LP (“FCM V LP”) and Foresite Capital Opportunity Management V, LLC (“FCOM V”) is the general partner of Foresite Capital Opportunity Fund V, L.P. (“FCOM LP”), with FCM LP and FCOM LP being the sole members of FS Development Holdings, LLC. FCM V and FCOM V, as general managers of the sole members, have voting and investment discretion with respect to the common stock held of record by FS Development Holdings, LLC. Dr. Tananbaum, in his capacity as managing member of FCM V and FCOM V, may be deemed to have voting and investment discretion over these shares. Each of FCM V LP, FCOM LP, FCM V, FCOM V and Dr. Tananbaum disclaim beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(6)	Represents 5,316,224 shares issued as Merger Consideration to OrbiMed Private Investments VI, LP pursuant to the Agreement and Plan of Merger, dated as of October 15, 2020, by and among Gemini Therapeutics, Inc., FS Development Corp., FSG Merger Sub Inc. and Shareholder Representative Services LLC. Also represents 510,000 shares issued in the private placement of public securities (“PIPE”) investment. OrbiMed Capital GP VI LLC, or GP VI, is the general partner of OrbiMed Private Investments VI, LP, or OPI VI. OrbiMed Advisors LLC, or OrbiMed Advisors, is the managing member of GP VI. By virtue of such relationships, OrbiMed Advisors and GP VI may be deemed to have voting and investment power with respect to the shares held by OPI VI and as a result may be deemed to have beneficial ownership of these shares. OrbiMed Advisors exercises investment and voting power through a management committee comprised of Carl Gordon, Sven H. Borho, and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares held by OPI VI.

(7)	Represents 4,744,365 shares issued as Merger consideration (4,015,045 shares to Atlas Venture Fund X, L.P. (“Atlas Fund X”) and 729,320 shares to Atlas Venture Opportunity Fund I, L.P. (“Atlas Fund I”)) pursuant to the Agreement and Plan of Merger, dated as of October 15, 2020, by and among Gemini Therapeutics, Inc., FS Development Corp., FSG Merger Sub Inc. and Shareholder Representative Services LLC. Atlas Venture Associates X, L.P. is the general partner of Atlas Fund X, and Atlas Venture Associates X, LLC is the general partner of Atlas Venture Associates X, L.P. Each of Atlas Fund X, Atlas Venture Associates X, L.P., and Atlas Venture Associates X, LLC may be deemed to beneficially own the shares held by Atlas Fund X. Each of Atlas Venture Associates X, L.P. and Atlas Venture Associates X, LLC disclaim Section 16 beneficial ownership of the securities owned by Atlas Fund X, except to the extent of its pecuniary interest therein, if any. Atlas Venture Associates Opportunity I, L.P. is the general partner of Atlas Fund I, and Atlas Venture Associates Opportunity I, LLC, or AVAO, LLC, is the general partner of Atlas Venture Associates Opportunity I, L.P. Each of Atlas Fund I, Atlas Venture Associates Opportunity I, L.P. and AVAO, LLC may be deemed to beneficially own the shares held by Atlas Fund I. Each of Atlas Venture Associates Opportunity I, L.P. and AVAO LLC disclaim Section 16 beneficial ownership of the securities owned by Atlas Fund I, except to the extent of its pecuniary interest therein, if any. Also represents 510,000 shares issued in the private placement of public securities (“PIPE”) on February 5, 2021 to Atlas Venture Fund XII, L.P. (“Atlas Fund XII”). The general partner of Atlas Fund XII is Atlas Venture Associates XII, L.P. (“AVA XII LP”). Atlas Venture Associates XII, LLC (“AVA XII LLC”) is the general partner of AVA XII LP. Each of Atlas Fund XII, AVA XII LP, and AVA XII LLC may be deemed to beneficially own the shares held by Atlas Fund XII. Each of AVA XII LP and AVA XII LLC disclaim Section 16 beneficial ownership of the securities owned by Atlas Fund XII, except to the extent of its pecuniary interest therein, if any.

(8)	Represents 4,436,106 shares issued as Merger Consideration (1,308,198 shares to Lightstone Singapore, L.P. (“LV Singapore”), 375,040 shares to Lightstone Ventures (A), L.P. (“LV(A) LP”) and 2,752,868 shares to Lightstone Ventures, L.P. (“LV LP”)) pursuant to the Agreement and Plan of Merger, dated as of October 15, 2020, by and among Gemini Therapeutics, Inc., FS Development Corp., FSG Merger Sub Inc. and Shareholder Representative Services LLC. LSV Associates, LLC (LSV Associates) is the General Partner of LV Singapore, LV LP and LV(A) LP. As the individual general partners of LSV Associates, Michael A. Carusi, Jean M. George and Henry A. Plain Jr. share voting and dispositive power with respect to the shares held of record by LV Singapore, LV LP and LV(A) LP. Also represents 400,000 shares issued in the private placement of public securities (“PIPE”) on February 5, 2021. LSV Associates is the General Partner of LV Singapore, LV LP and LV(A) LP. As the individual general partners of LSV Associates, Michael A. Carusi, Jean M. George and Henry A. Plain Jr. share voting and dispositive power with respect to the shares held of record by LV Singapore, LV LP and LV(A) LP.

(9)	Represents shares issued in the PIPE Financing. Fidelity Management & Research Company, or Fidelity, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of such shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to an aggregate of 29,368,920 shares of common stock that were issued to the PIPE Investors in the PIPE Financing and to certain of our stockholders as consideration in connection with the Business Combination . The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, their permitted transferees and others who later come to hold any of the Selling Securityholders’ interest in the common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of common stock beneficially owned, the aggregate number of shares of common stock that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of common stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. The percentage of beneficial ownership of after the offered securities are sold is calculated based on 42,998,664 shares of common stock outstanding as of March 15, 2021.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such common stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Securities Beneficially Owned prior to the Offering	Securities Being Offered in the Offering	Securities Beneficially Owned After the Offered Securities are Sold
Selling Securityholder	Shares of Common Stock	Shares of Common Stock	Shares of Common Stock	%
Acorn Bioventures, L.P. (1)	100,000	100,000	-	-
Alyeska Master Fund, L.P. (2)	450,000	450,000	-	-
Artemis Partners Ltd. (3)	150,000	150,000	-	-
Funds associated with Atlas Venture* (4)	5,254,365	5,254,365	-	-
Averill Master Fund, Ltd. (5)	1,349,457	450,000	899,457	2.09%
Boxer Capital, LLC (6)	600,000	600,000	-	-
CVF 2018, LLC (7)	250,000	250,000	-	-
Funds Associated with DAFNA (8)	150,000	150,000	-	-
Funds Associated with Fidelity (9)	2,500,000	2,500,000	-	-
Funds associated with Franklin (10)	250,000	250,000	-	-
FS Development Holdings, LLC* (11)	4,870,250	4,870,250	-	-
Hawkes Bay Master Investors (Cayman) L.P. (12)	1,030,300	401,000	629,300	1.46%
Healthcare Innovation Investment Fund LLC* (13)	96,000	96,000	-	-
Funds associated with Salthill (14)	299,000	299,000	-	-
Funds associated with Lightstone Ventures* (15)	4,836,106	4,836,106	-	-
OrbiMed Private Investments VI, L.P.* (16)	5,826,224	5,826,224	-	-
Certain funds and accounts advised or subadvised by T. Rowe Price Associates, Inc. (17)	750,000	750,000	-	-
Wu Capital Investment LLC* (18)	2,045,975	2,045,975	-	-
Robert Carey (19)	30,000	30,000	-	-
Daniel Dubin (20)	30,000	30,000	-	-
Deepa Pakianathan (21)	30,000	30,000	-	-

*	These shares are subject to a contractual lockup for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions.”

(1)	The address of Acorn Bioventures, L.P. is 420 Lexington Avenue, Suite 2626, New York, NY 10170.

(2)	The address of Alyeska Master Fund, L.P. is 77 W. Wacker, Suite 700, Chicago, IL 60601.

(3)	The address of Artemis Partners Ltd. is Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

(4)	Consists of (i) 4,015,045 shares held of record by Atlas Venture Fund X, L.P., (ii) 729,320 shares held of record by Atlas Venture Opportunity Fund I, L.P. and (iii) 510,000 shares of common stock purchased in the PIPE Financing held by Atlas Venture Fund XII, L.P. 568,511 shares are held in escrow pursuant to the Merger Agreement until February 5, 2022, and therefore will not be available for sale until released. The address of funds associated with Atlas Venture is 300 Technology Sq., 8th Floor, Cambridge, MA 02139.

(5)	Consists of (i) 899,457 shares held of record and (ii) 450,000 shares of common stock purchased in the PIPE Financing. The address of Averill Master Fund, Ltd. is Survetta Capital Management, LLC, 540 Madison Avenue, 7th Floor, New York, NY 10022.

(6)	The address of Boxer Capital, LLC is 12860 El Camino Real, Suite 300, San Diego, CA 92130.

(7)	The address of CVF 2018, LLC is 222 N. LaSalle Street, Suite 2000, Chicago, IL 60601.

(8)	Consists of (i) 111,000 shares of common stock purchased in the PIPE Financing held by DAFNA LifeScience LP and (ii) 39,000 shares of common stock purchased in the PIPE Financing held by DAFNA LifeScience Select LP. The address of funds associated with DAFNA is 10990 Wilshire Blvd., Suite 1400, Los Angeles, CA 90024.

(9)	Consists of (i) 1,000,000 shares of common stock purchased in the PIPE Financing held by Fidelity Select Portfolios: Biotechnology Portfolio, (ii) 612,969 shares of common stock purchased in the PIPE Financing held by Fidelity Growth Company Commingled Pool, (iii) 658,627 shares of common stock purchased in the PIPE Financing held by Fidelity Mt. Vernon street Trust: Fidelity Growth Company Fund, (iv) 96,363 shares of common stock purchased in the PIPE Financing held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund and (v) 132,041 shares of common stock purchased in the PIPE Financing held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund. The address of funds associated with Fidelity is 245 Summer Street, Boston, MA 02066.

(10)	Consists of (i) 103,589 shares of common stock purchased in the PIPE Financing held by Franklin Strategic Series – Franklin Biotechnology Discovery Fund and (ii) 146,411 shares of common stock purchased in the PIPE Financing held by Franklin Templeton Investment Funds – Franklin Biotechnology Discovery Fund. The address of funds associated with Franklin is One Franklin Parkway, San Mateo, CA 94403.

(11)	Consists of (i) 3,370,250 shares held of record and (ii) 1,500,000 shares of common stock purchased in the PIPE Financing. The address of FS Development Holdings, LLC is 600 Montgomery Street, Suite 4500, San Francisco, CA 94111.

(12)	The address of funds associated with Hawkes Bay Master Investors (Cayman) L.P. is c/o Wellington Management Company 280 Congress Street, Boston, MA 02110.

(13)	The address of Healthcare Innovation Investment Fund LLC is 1 Federal Street, 37th Floor, Boston, MA 02210.

(14)	Consists of (i) 198,100 shares of common stock purchased in the PIPE Financing held by Salthill Investors (Bermuda) L.P. and (ii) 100,900 shares of common stock purchased in the PIPE Financing held by Salthill Partners, L.P. The address of funds associated with Salthill is c/o Wellington Management Company 280 Congress Street, Boston, MA 02110.

(15)	Consists of (i) 2,752,868 shares held of record by Lightstone Ventures, L.P., (ii) 375,040 shares held of record by Lightstone Ventures (A), L.P., (iii) 1,308,198 shares held of record by Lightstone Singapore, L.P., (iv) 44,000 shares of common stock purchased in the PIPE Financing held by Lightstone Ventures, L.P., (v) 6,000 shares of common stock purchased in the PIPE Financing held by Lightstone Ventures (A), L.P. and (vi) 350,000 shares of common stock purchased in the PIPE Financing held by Lightstone Singapore, L.P. 531,574 shares are held in escrow pursuant to the Merger Agreement until February 5, 2022, and therefore will not be available for sale until released. The address of funds associated with Lightstone Ventures is 500 Boylston St., Suite 1380, Boston, MA 02116.

(16)	Consists of (i) 5,316,224 shares held of record and (ii) 510,000 shares of common stock purchased in the PIPE Financing. 637,036 shares are held in escrow pursuant to the Merger Agreement until February 5, 2022, and therefore will not be available for sale until released. The address of OrbiMed Private Investments VI, L.P. is 601 Lexington Avenue, 54th Floor, New York, NY 10022.

(17)	Consists of (i) 636,471 shares of common stock purchased in the PIPE Financing held by T. Rowe Price Health Sciences Fund, Inc., (ii) 49,217 shares of common stock purchased in the PIPE Financing held by TD Mutual Funds – TD Health Sciences Fund, (iii) 25,933 shares of common stock purchased in the PIPE Financing held by VALIC Company I – Health Sciences Fund and (iv) 28,379 shares of common stock purchased in the PIPE Financing held by T. Rowe Price Health Sciences Portfolio. T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser or subadviser with power to direct investments and/or sole power to vote the securities owned by the T. Rowe Accounts as well as securities owned by certain other individual and institutional investors. For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of all of the PIPE Shares; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Investment Services, Inc. (“TRPIS”), a registered broker-dealer (and FINRA member), is a subsidiary of TRPA. TRPIS was formed primarily for the limited purpose of acting as the principal underwriter and distributor of shares of the funds in the T. Rowe Price fund family and complements the other services provided to shareholders of the T. Rowe Price funds. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The address of each entity is T. Rowe Price Associates, Inc., 100 East Pratt Street Baltimore, MD 21202.

(18)	Consists of (i) 1,905,975 shares held of record and (ii) 140,000 shares of common stock purchased in the PIPE Financing. 228,391 shares are held in escrow pursuant to the Merger Agreement until February 5, 2022, and therefore will not be available for sale until released. The address of Wu Capital Investment LLC is 1065 East Hillsdale Blvd., Suite 245, Foster City, CA 94404.

(19)	The address of Robert Carey is 401 N. Wabash Avenue, Unit 38A, Chicago, IL 60611.

(20)	The address of Daniel Dubin is 56 Radcliffe Road, Weston, MA 02493.

(21)	The address of Deepa Pakianathan is 145 Fallen Leaf Drive, Hillsborough, CA 94010.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares of common stock, which we refer to as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Internal Revenue Code of 1986, as amended (the “Code”)), including but not limited to:

●	financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the U.S.;

●	persons that actually or constructively own five percent or more of our voting shares;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

●	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

●	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock or less, in the case of a share of common stock, any prior distributions treated as a return of capital. In the case of any shares of common stock originally acquired as part of an investment unit, the acquisition cost for the share of common stock that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

●	a foreign corporation or

●	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION

We are registering the possible offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of up to an aggregate of 29,368,920 shares of our common stock that were issued to PIPE Investors in a private placement in connection with the closing of the Business Combination. We are also registering any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the Nasdaq;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the selling securityholders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

Our common stock is listed on Nasdaq under the symbol “GMTX”.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

ADDITIONAL INFORMATION

Legal Matters

The validity of the common stock to be issued in connection with this prospectus has been passed upon by Goodwin Procter LLP, Boston, Massachusetts.

Experts

The financial statements of FSDC as of December 31, 2020, and for the period from June 25, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of Gemini Therapeutics, Inc. as of December 31, 2020 and December 31, 2019, and for the years then ended included in this Prospectus and Registration Statement, have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Changes in Registrant’s Certifying Accountant.

WithumSmith+Brown, PC (“Withum”) served as independent registered public accounting firm of FSDC prior to the completion of the Transactions. Accordingly, Withum was informed that the Board approved Withum’s dismissal as Gemini’s independent registered public accounting firm once it completes the audit of FSDC for the fiscal year ended December 31, 2020 (the “Effective Dismissal Time”).

On February 5, 2021, the Board approved the engagement of Ernst & Young LLP (“E&Y”) as Gemini’s new independent registered public accounting firm effective as of the Effective Dismissal Time.

The report of Withum on the audited financial statements of FSDC for the period from June 25, 2020 (inception) through December 31, 2020 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with Withum’s audit for the period from June 25, 2020 (inception) through December 31, 2020, and their reviews of FSDC’s financial statements, there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused them to make reference thereto in their reports on the financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain a website at https://geminitherapeutics.com/. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

FS Development Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of FS Development Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from June 25, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from June 25, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2020.

New York, New York

March 29, 2021

FS DEVELOPMENT CORP.

BALANCE SHEET

December 31, 2020

Assets:
Current assets:
Cash	$1,212,084
Prepaid expenses	125,948
Total current assets	1,338,032
Cash equivalents held in Trust Account	120,754,533
Total Assets	$122,092,565

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$4,653
Accrued expenses	492,588
Franchise tax payable	100,324
Total current liabilities	597,565
Deferred underwriting commissions	4,226,250
Total liabilities	4,823,815

Commitments and Contingencies

Class A common stock, $0.0001 par value; 11,226,874 shares subject to possible redemption at $10.00 per share	112,268,740

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,289,626 shares issued and outstanding (excluding 11,226,874 shares subject to possible redemption)	129
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 3,018,750 shares issued and outstanding	302
Additional paid-in capital	5,812,074
Accumulated deficit	(812,495)
Total stockholders’ equity	5,000,010
Total Liabilities and Stockholders’ Equity	$122,092,565

The accompanying notes are an integral part of these financial statements.

FS DEVELOPMENT CORP.

STATEMENT OF OPERATIONS

For the Period from June 25, 2020 (inception) through December 31, 2020

General and administrative expenses	$716,705
Franchise tax expense	100,323
Operating Expenses	(817,028)
Interest earned on cash equivalents held in Trust Account	4,533
Loss before income tax expense	(812,495)
Income tax benefit	-
Net Loss	(812,495)

Weighted average shares outstanding of Class A common stock subject to redemption	12,075,000
Basic and diluted net income per share, Class A common stock subject to redemption	$0.00
Weighted average shares outstanding of Class B common stock and non-redeemable Class A common stock	3,257,081
Basic and diluted net loss per share, Class B common stock and non-redeemable Class A common stock	$(0.25)

The accompanying notes are an integral part of these financial statements.

FS DEVELOPMENT CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Period from June 25, 2020 (inception) through December 31, 2020

	Common Stock				Additional		Total
	Class A		Class B		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance - June 25, 2020 (inception)	-	$-	-	$-	$-	$-	$-
Issuance of Class B common stock to initial stockholders	-	-	3,018,750	302	24,698	-	25,000
Sale of units in initial public offering, gross	12,075,000	1,208	-	-	120,748,792	-	120,750,000
Offering costs	-	-	-	-	(7,108,755)	-	(7,108,755)
Sale of private placement warrants to Sponsor in private placement	441,500	44	-	-	4,414,956	-	4,415,000
Common stock subject to possible redemption	(11,226,874)	(1,123)	-	-	(112,267,617)	-	(112,268,740)
Net loss	-	-	-	-	-	(812,495)	(812,495)
Balance - December 31, 2020	1,289,626	$129	3,018,750	$302	$5,812,074	$(812,495)	$5,000,010

The accompanying notes are an integral part of these financial statements.

FS DEVELOPMENT CORP.

STATEMENT OF CASH FLOWS

For the Period from June 25, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(812,495)
Interest earned on cash equivalents held in Trust Account	(4,533)
Changes in operating assets and liabilities:
Prepaid expenses	(125,948)
Accounts payable	3,653
Franchise tax payable	100,324
Accrued expenses	422,588
Net cash used in operating activities	(416,411)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(120,750,000)
Net cash used in investing activities	(120,750,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from note payable to related party	200,000
Repayment of note payable to related party	(200,000)
Proceeds received from initial public offering, gross	120,750,000
Proceeds received from private placement	4,415,000
Offering costs paid	(2,811,505)
Net cash provided by financing activities	122,378,495

Net increase in cash	1,212,084

Cash - beginning of the period	-
Cash - end of the period	$1,212,084

Supplemental disclosure of noncash activities:
Offering costs included in accounts payable	$1,000
Offering costs included in accrued expenses	$70,000
Deferred underwriting commissions in connection with the initial public offering	$4,226,250
Initial value of Class A common stock subject to possible redemption	$113,053,770
Change in value of Class A common stock subject to possible redemption	$(785,030)

The accompanying notes are an integral part of these financial statements.

FS DEVELOPMENT CORP.

NOTES TO THE FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

FS Development Corp. (the “Company”) is a blank check company incorporated in Delaware on June 25, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from June 25, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is FS Development Holdings, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering became effective on August 11, 2020. On August 14, 2020, the Company consummated its Initial Public Offering of 12,075,000 shares of Class A common stock, including the issuance of 1,575,000 shares of Class A Common Stock as a result of the underwriter’s exercise in full of its over-allotment option, (each, a “Public Share” and collectively, the “Public Shares”) at $10.00 per share, generating gross proceeds of approximately $120.8 million, and incurring offering costs of approximately $7.1 million, inclusive of approximately $4.2 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 441,500 shares of Class A common stock (each, a “Private Placement Share” and collectively, the “Private Placement Shares”), at a price of $10.00 per Private Placement Share to the Sponsor, generating proceeds of approximately $4.4 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $120.8 million ($10.00 per share) of the net proceeds of the sale of the Public Shares in the Initial Public Offering and of the Private Placement Shares in the Private Placement were placed in a trust account (“Trust Account”) located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and are invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide the holders of the Company’s outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or August 14, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares on or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination

On February 5, 2021 (the “Closing Date”), subsequent to the end of the fiscal year ended December 31, 2020, the Company consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Agreement and Plan of Merger, dated as of October 15, 2020 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Gemini Therapeutics, Inc., a Delaware corporation (“Old Gemini”), Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative, agent and attorney-in-fact of the Company Securityholders (the “Stockholders’ Representative”), the Company and FSG Merger Sub Inc., a Delaware corporation (“Merger Sub”).

On the day prior to the Closing Date, Old Gemini changed its name to “Gemini Therapeutics Sub, Inc.” Pursuant to the Merger Agreement, on the Closing Date, (i) FSDC changed its name to “Gemini Therapeutics, Inc.” (together with its consolidated subsidiaries, “Gemini”), and (ii) Old Gemini merged with and into Merger Sub (the “Merger”), with Old Gemini as the surviving company in the Merger and, after giving effect to such Merger, Old Gemini becoming a wholly-owned subsidiary of Gemini.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (i) all shares of Old Gemini’s Series B Preferred Stock (including shares of Series B Preferred Stock issued upon conversion of outstanding convertible promissory notes), Series A Preferred Stock and Common Stock (collectively, “Old Gemini Stock”) issued and outstanding immediately prior to the Effective Time, whether vested or unvested, was converted into the right to receive their pro rata portion of the 17,942,274 shares of FSDC Class A Common Stock (the “Common Stock”) issued as Merger consideration (the “Merger Consideration”), provided that 2,150,000 shares of Common Stock are being held in escrow for a period of 12 months to satisfy any indemnification obligations of Old Gemini under the Merger Agreement; (ii) each option exercisable for Old Gemini Stock that was outstanding immediately prior to the Effective Time was assumed and continues in full force and effect on the same terms and conditions as were previously applicable to such options, subject to adjustments to exercise price and number of shares Common Stock issuable upon exercise based on the final conversion ratio calculated in accordance with the Merger Agreement, and (iii) 4,264,341 shares of Common Stock were reserved for issuance under the newly adopted 2021 Stock Option and Incentive Plan (the “2021 Plan”).

All references herein to the “Closing” refer to the closing of the transactions contemplated by the Merger Agreement (the “Transactions”), including the Merger and the transactions contemplated by the subscription agreements entered into by the Company and certain investors (the “PIPE Investors”) pursuant to which the PIPE Investors collectively committed to subscribe for, and did subscribe for, an aggregate of 9,506,000 shares of Common Stock for an aggregate purchase price of $95,060,000 (the “PIPE Investment”).

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars, in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2020, the Company had approximately $1.2 million in its operating bank account, approximately $5,000 of interest income available in the Trust Account to pay the Company’s franchise and income tax obligations and working capital of approximately $740,000. Further, the Company has incurred significant costs in pursuit of its acquisition plans.

The Company’s liquidity needs to date have been satisfied through the $25,000 capital contribution to purchase Founder Shares (as defined below) by the Sponsor, the loan proceeds under a promissory note of $200,000 from the Sponsor to cover the Company’s offering costs in connection with the Initial Public Offering, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The balance of the promissory note was fully repaid on August 14, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2—Basis of Presentation and Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $120,754,533 in cash equivalents held in the Trust Account as of December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in net gain from investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, accounts payable, accrued expenses and franchise tax payable approximate their fair values due to the short-term nature of the instruments.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the FASB ASC Topic 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering.” Offering costs consist of costs incurred in connection with the formation and preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged to additional paid-in capital upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 11,226,874 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Loss Per Common Share

Net loss per common share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding during the periods. The Company’s statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted for Class A common stock is calculated by dividing the net gain from investments held in the Trust Account of approximately $4,500, net of applicable franchise taxes of approximately $4,500 for the period from June 25, 2020 (inception) through December 31, 2020, by the weighted average number of shares of Class A common stock outstanding for the period. Net loss per common share, basic and diluted for Class B common stock for the period from June 25, 2020 (inception) through December 31, 2020 is calculated by dividing the general and administration expenses of approximately $717,000 and franchise taxes of approximately $95,000, resulting in a net loss of approximately $812,000, by the weighted average number of Class B common stock outstanding for the period.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.

Note 3—Initial Public Offering

On August 14, 2020, the Company consummated its Initial Public Offering of 12,075,000 Public Shares, including the issuance of 1,575,000 Public Shares as a result of the underwriter’s exercise in full of its over-allotment option, at $10.00 per share, generating gross proceeds of approximately $120.8 million, and incurring offering costs of approximately $7.1 million, inclusive of approximately $4.2 million in deferred underwriting commissions.

Note 4—Related Party Transactions

Founder Shares and Private Placement Shares

On June 30, 2020, the Sponsor purchased 2,875,000 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate price of $25,000. On July 24, 2020, the Sponsor transferred 30,000 Founder Shares to each of its independent director nominees at their original per-share purchase price, for an aggregate of 90,000 Founder Shares transferred. On August 11, 2020, the Company effected a 1:1.05 stock split of the Class B common stock, resulting in the Sponsor holding an aggregate of 2,928,750 Founder Shares and there being an aggregate of 3,018,750 Founder Shares outstanding. All shares and the associated amounts have been retroactively restated to reflect the aforementioned stock split. The Sponsor agreed to forfeit up to 393,750 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (excluding the Private Placement Shares). On August 14, 2020, the underwriter exercised the over-allotment option; thus, these Founder Shares were no longer subject to forfeiture.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 441,500 Private Placement Shares, at a price of $10.00 per Private Placement Share to the Sponsor, generating proceeds of approximately $4.4 million.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares or Private Placement Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their Class A common stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Stockholders with respect to any Founder Shares or Private Placement Shares. Notwithstanding the foregoing, if (1) the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares and Private Placement Shares will be released from the lock-up.

Related Party Loans

On June 30, 2020, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $200,000 under the Note, and fully repaid it on August 14, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into shares of Class A Common Stock of the post Business Combination entity at a price of $10.00 per share. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Forward Purchase Agreement

In connection with the execution of the Merger Agreement, an affiliate of the Sponsor entered into a subscription agreement to purchase 1,500,000 shares of Class A Common Stock at a purchase price of $10 per share in a private placement that would occur concurrently with the closing of the Merger (the “Closing”). In addition, the Initial Stockholders entered into the Parent Support Agreement in which they agreed to vote, the affiliate of the Sponsor has assigned to the Sponsor its obligation to purchase its shares under the subscription agreement so that the Sponsor will purchase 1,500,000 of such shares at the Closing. At the time of the Initial Public Offering, the Sponsor had originally indicated an interest to purchase up to $25.0 million of shares in connection with the initial business combination. This purchase of 1,500,000 shares represents the Sponsor’s allocation of shares in the PIPE Investment at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company, all of such holders’ Class A common stock and Class B common stock (i) in favor of the Merger Agreement, each of the Parent Proposals (as defined in the Merger Agreement) and the transactions contemplated by the Merger Agreement and the Parent Support Agreement, and (ii) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and the approval of the Parent Proposals. Also, in connection with the Closing, the Sponsor and certain other stockholders will enter into a Voting Agreement with the Company and the Initial Stockholders and certain other stockholders will enter into a Registration Rights Agreement with the Company that will replace the existing registration rights agreement in its entirety. See Note 8 for a discussion of certain agreements entered into, or to be entered into, in connection with the execution of the Merger Agreement.

Administrative Services Agreement

The Company has entered into an agreement that provides that, commencing on the date that the Company’s securities are first listed on Nasdaq and continuing until the earlier of the Company’s consummation of a Business Combination and the Company’s liquidation, the Company will pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team. The Company incurred approximately $50,000 in administrative expenses under the agreement, which is recognized in the accompanying statement of operations for the period from June 25, 2020 (inception) through December 31, 2020 within general and administrative expense.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates.

Note 5—Commitments and Contingencies

Registration Rights

The holders of Founder Shares and Private Placement Shares that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. In connection with the Closing, the Initial Stockholders and certain other stockholders will enter into a Registration Rights Agreement with us that will replace the existing registration rights agreement in its entirety. See Note 8.

Underwriting Agreement

The underwriter was entitled to an underwriting discount of $0.20 per share, or approximately $2.4 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per share, or approximately $4.2 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Stockholders’ Equity

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 12,516,500 Class A common stock outstanding, including 11,226,874 Class A common stock subject to possible conversion were classified as temporary equity in the accompanying balance sheet.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On June 30, 2020, the Company issued 2,875,000 shares of Class B common stock. On August 11, 2020, the Company effected a 1:1.05 stock split of the Class B common stock, resulting in an aggregate of 3,018,750 shares of Class B common stock outstanding, including an aggregate of up to 393,750 shares of Class B common stock that were subject to forfeiture by the Sponsor, to the Company by the Initial Stockholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Stockholders would collectively own 20% of the Company’s issued and outstanding common stock (excluding the Private Placement Shares) after the Initial Public Offering (excluding the Private Placement Shares). All shares and the associated amounts have been retroactively restated to reflect the aforementioned stock split. On August 14, 2020, the underwriter exercised the over-allotment option; thus, these Founder Shares were no longer subject to forfeiture.

Holders of record of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, with each share of common stock entitling the holder to one vote except as required by law.

The Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock issued and outstanding (excluding the Private Placement Shares) after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any private placement shares issued upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 7—Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the period from June 25, 2020 (inception) through December 31, 2020.

The income tax provision (benefit) consists of the following for the period from June 25, 2020 (inception) through December 31, 2020:

Current
Federal	$-
State	-
Deferred
Federal	(170,624)
State	-
Valuation allowance	170,624
Income tax provision	$-

The Company’s net deferred tax assets are as follows as of December 31, 2020:

Deferred tax assets:
Start-up/Organization costs	$150,508
Net operating loss carryforwards	20,116
Total deferred tax assets	170,624
Valuation allowance	(170,624)
Deferred tax asset, net of allowance	$-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of December 31, 2020. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows for the period from June 25, 2020 (inception) through December 31, 2020:

Statutory Federal income tax rate	21.0%
Change in Valuation Allowance	(21.0)%
Income Taxes Benefit	0.0%

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued. Based on this evaluation, the Company identified the following subsequent event for disclosure.

The transaction contemplated by the Merger Agreement, dated October 15, 2020, closed on February 5, 2021 (the “Closing Date”) pursuant to the terms of the Merger Agreement. On the day prior to the Closing Date, Old Gemini changed its name to “Gemini Therapeutics Sub, Inc.” Pursuant to the Merger Agreement, on the Closing Date, (i) FSDC changed its name to “Gemini Therapeutics, Inc.” (together with its consolidated subsidiaries, “New Gemini”), and (ii) Old Gemini merged with and into Merger Sub (the “Merger”), with Old Gemini as the surviving company in the Merger and, after giving effect to such Merger, Old Gemini becoming a wholly-owned subsidiary of New Gemini.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (i) all shares of Old Gemini’s Series B Preferred Stock (including shares of Series B Preferred Stock issued upon conversion of outstanding convertible promissory notes), Series A Preferred Stock and Common Stock (collectively, “Old Gemini Stock”) issued and outstanding immediately prior to the Effective Time, whether vested or unvested, was converted into the right to receive their pro rata portion of the 17,942,274 shares of FSDC Class A Common Stock (the “Common Stock”) issued as Merger consideration (the “Merger Consideration”), provided that 2,150,000 shares of Common Stock are being held in escrow for a period of 12 months to satisfy any indemnification obligations of Old Gemini under the Merger Agreement; (ii) each option exercisable for Old Gemini Stock that was outstanding immediately prior to the Effective Time was assumed and continues in full force and effect on the same terms and conditions as were previously applicable to such options, subject to adjustments to exercise price and number of shares Common Stock issuable upon exercise based on the final conversion ratio calculated in accordance with the Merger Agreement, and (iii) 4,264,341 shares of Common Stock were reserved for issuance under the newly adopted 2021 Stock Option and Incentive Plan.

On the Closing Date, pursuant to the subscription agreements entered into by the Company and the PIPE Investors (including the Sponsor), the PIPE Investors subscribed for an aggregate of 9,506,000 shares of Common Stock for an aggregate purchase price of $95,060,000.

In connection with the closing of the Business Combination, the Initial Stockholders and certain other stockholders entered into the Registration Rights Agreement with the Company and Old Gemini that replaced the existing registration rights agreement. Pursuant to such agreement, certain stockholders of FSDC and Old Gemini can each demand that the Company register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities. In addition, following the Closing, the Company is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of the Company. The registration of these securities will permit the public sale of such securities, subject to certain contractual restrictions imposed by such agreement and the Merger Agreement.

Refer to the Company’s Current Report on Form 8-K, filed with the SEC on February 11, 2021 for additional information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Gemini Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Gemini Therapeutics, Inc. (the Company) as of December 31, 2020 and 2019, the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

Boston, Massachusetts

March 29, 2021

Gemini Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2019	2020
Assets
Current assets:
Cash and cash equivalents	$2,986	$4,503
Prepaid expenses and other current assets	2,239	562
Total current assets	5,225	5,065

Property and equipment, net	594	294
Restricted cash	323	323
Deferred offering costs	-	2,637
Other assets	2	-
Total assets	$6,144	$8,319

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$3,797	$2,377
Accrued expenses and other current liabilities	2,689	5,810
Term loan, current portion	2,500	5,000
Convertible notes	-	11,689
Total current liabilities	8,986	24,876

Warrant liability	68	76
Other liabilities	111	277
Term loan, net of current portion and discount	7,411	4,951
Total liabilities	16,576	30,180

Convertible preferred stock:
Series A convertible preferred stock, $0.001 par value; 39,722,088 shares authorized, issued and outstanding at December 31, 2019 and 2020	47,113	47,113
Series B convertible preferred stock, $0.001 par value; 37,001,401 shares authorized at December 31, 2019 and 2020; 9,916,375 and 24,790,938 shares issued and outstanding at December 31, 2019 and 2020, respectively	13,252	33,336
Total convertible preferred stock	60,365	80,449
Stockholders’ deficit:
Common stock, $0.001 par value; 95,000,000 shares authorized at December 31, 2019 and 2020; 5,313,766 and 6,900,493 shares issued and outstanding at December 31, 2019 and 2020, respectively	5	7
Additional paid-in capital	1,182	10,504
Accumulated deficit	(71,984)	(112,821)
Total stockholders’ deficit	(70,797)	(102,310)

Total liabilities, convertible preferred stock and stockholders’ deficit	$6,144	$8,319

The accompanying notes are an integral part of the financial statements.

Gemini Therapeutics, Inc.
Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)

	Years Ended
	December 31,
	2019	2020
Operating expenses:
Research and development	$34,472	$28,170
General and administrative	6,753	5,870
Total operating expenses	41,225	34,040
Loss from operations	(41,225)	(34,040)
Other income (expense):
Interest expense	(350)	(6,826)
Interest income	177	37
Change in fair value of warrant liability	(2)	(8)
Net loss and comprehensive loss	$(41,400)	$(40,837)

Net loss attributable to common stockholders	$(41,400)	$(40,837)
Net loss per share attributable to common stockholders, basic and diluted	$(8.01)	$(7.19)
Weighted average common shares outstanding, basic and diluted	5,171,537	5,676,370

The accompanying notes are an integral part of the financial statements.

Gemini Therapeutics, Inc.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share amounts)

	Series A		Series B
	Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Deficit
Balance at December 31, 2018	39,722,088	$47,113	-	$-	4,968,155	$5	$736	$(30,584)	$(29,843)
Issuance of Series B convertible preferred stock, net of issuance costs of $148	-	-	9,916,375	13,252	-	-	-	-	-
Issuance of common stock upon exercise of stock options	-	-	-	-	80,118	-	23	-	23
Vesting of restricted common stock	-	-	-	-	265,493	-	-	-	-
Stock-based compensation expense	-	-	-	-	-	-	423	-	423
Net loss	-	-	-	-	-	-	-	(41,400)	(41,400)
Balance at December 31, 2019	39,722,088	47,113	9,916,375	13,252	5,313,766	5	1,182	(71,984)	(70,797)
Issuance of Series B convertible preferred stock, net of issuance costs of $16	-	-	14,874,563	20,084	-	-	-	-	-
Beneficial conversion feature relating to discount on convertible promissory notes	-	-	-	-	-	-	8,177	-	8,177
Issuance of common stock upon exercise of stock options	-	-	-	-	1,321,227	1	162	-	163
Vesting of restricted common stock	-	-	-	-	265,500	1	-	-	1
Stock-based compensation expense	-	-	-	-	-	-	983	-	983
Net loss	-	-	-	-	-	-	-	(40,837)	(40,837)
Balance at December 31, 2020	39,722,088	$47,113	24,790,938	$33,336	6,900,493	$7	$10,504	$(112,821)	$(102,310)

The accompanying notes are an integral part of the financial statements.

Gemini Therapeutics, Inc.

Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2019	2020
Cash flows from operating activities:
Net loss	$(41,400)	$(40,837)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	290	322
Stock-based compensation expense	423	983
Non-cash interest expense	167	613
Change in fair value of warrant liability	2	8
Accretion of discount on convertible notes	-	5,866
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(212)	1,677
Deferred offering costs	-	(1,341)
Other assets	78	2
Accounts payable	1,466	(2,408)
Accrued expenses and other current liabilities	656	2,407
Net cash used in operating activities	(38,530)	(32,708)
Cash flows from investing activities:
Purchase of property and equipment	(233)	(22)
Net cash used in investing activities	(233)	(22)
Cash flows from financing activities:
Proceeds from sale of Series B convertible preferred stock, net	13,252	20,084
Proceeds from term loan, net	9,946	-
Proceeds from convertible notes	-	14,000
Proceeds from exercise of stock options	23	163
Net cash provided by financing activities	23,221	34,247
(Decrease) increase in cash, cash equivalents and restricted cash	(15,542)	1,517
Cash, cash equivalents and restricted cash at beginning of year	18,851	3,309
Cash, cash equivalents and restricted cash at end of year	$3,309	$4,826

Supplemental disclosure
Cash paid for interest	$183	$345

Noncash financing activities
Issuance of warrants in connection with term loan facility	$66	$-
Discount on convertible notes	$-	$8,177
Deferred offering costs included in accounts payable and accrued expenses and other current liabilities	$-	$1,296

The accompanying notes are an integral part of the financial statements.

Gemini Therapeutics, Inc.
Notes to Financial Statements
(Amounts in thousands, except share and per share amounts)

1. Nature of the business and basis of presentation

Gemini Therapeutics Inc. (the “Company” or “Gemini”) is a clinical-stage precision medicine company developing novel therapeutic compounds to treat genetically defined, age-related macular degeneration. The Company was founded on March 3, 2015 and is currently located in Cambridge, Massachusetts.

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing and compliance with government regulations. If the Company does not successfully commercialize any of its product candidates, it will be unable to generate recurring product revenue or achieve profitability.

The Company’s product candidates are in development and will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from product sales. The Company operates in an environment of rapid change in technology and is dependent upon the services of its employees, consultants, third-party contract research organizations and other third-party organizations.

Basis of presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Liquidity

As of December 31, 2020, the Company had $4.5 million of cash and cash equivalents. Through December 31, 2020, the Company has primarily financed its operations through the sale of convertible preferred stock, borrowings under convertible promissory notes and borrowings under loan agreements. The Company has experienced significant negative cash flows from operations since inception including net losses of $41.4 million and $40.8 million for years ended December 31, 2019 and 2020, respectively. In addition, as of December 31, 2020, the Company has an accumulated deficit of $112.8 million. The Company anticipates that its expenses will increase significantly in connection with its ongoing activities to support its research, discovery and clinical development efforts, and it expects to incur substantial operating losses and negative cash flows from operations for the foreseeable future.

On February 5, 2021, the Company completed a business combination with FS Development Corp., a Delaware corporation (“FSDC”), whereby FSDC acquired 100% of the Company’s issued and outstanding securities through a reverse merger of the Company with and into a wholly-owned subsidiary of FSDC, with the Company as the surviving corporation of the merger. In connection with the merger, certain investors agreed to subscribe for and purchased an aggregate of $95.1 million of the Company’s common stock through a Private Investment in Public Entity (“PIPE”) offering. Together with FSDC’s cash resources and funding of the PIPE offering, the Company received net proceeds of approximately $199.5 million.

The Company believes that its $4.5 million of cash and cash equivalents held as of December 31, 2020, in addition to the proceeds received from the merger with FSDC and PIPE offering, are sufficient to fund planned operations for at least twelve months from the date that these financial statements are available to be issued, though the Company may pursue additional cash resources through public or private equity or debt financings. Management’s expectations with respect to its ability to fund current planned operations is based on estimates that are subject to risks and uncertainties. Its operating plan may change as a result of many factors currently unknown to management and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the Company, and it may need to seek additional funds sooner than anticipated. If adequate funds are not available to the Company on a timely basis, management may be required to delay, limit, reduce or terminate certain of its research, product development or future commercialization efforts, obtain funds through arrangements with collaborators on terms unfavorable to the Company, or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of its stockholders.

Impact of the COVID-19 Pandemic

In March 2020, the WHO declared the COVID-19 outbreak a pandemic. The COVID-19 outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. The future progression of the outbreak and its effects on the Company’s business and operations are uncertain.

The Company and its third-party contract manufacturers (“CMOs”), contract research organizations (“CROs”) and clinical sites may experience disruptions in supply of product candidates and/or procuring items that are essential for the Company’s research and development activities, including raw materials used in the manufacturing of its product candidates, medical and laboratory supplies used in its clinical trials or preclinical studies or animals that are used for preclinical testing, in each case, for which there may be shortages because of ongoing efforts to address the outbreak.

Additionally, the Company has enrolled, and will seek to enroll, patients in its clinical trials at sites located both in the United States and internationally. Most of the Company’s clinical trial sites are in areas affected by COVID-19 and, as a result, its trials are being impacted. The Company cannot predict how long or impactful these delays may be on its clinical trials. In addition, even if sites are initiating and actively recruiting, the Company may face difficulties recruiting or retaining patients in its clinical trials if patients are affected by the virus or are unable to or are fearful of visiting or traveling to clinical trial sites because of the outbreak. Prolonged delays or closure to enrollment in the Company’s trials or patient discontinuations could have a material adverse impact on its clinical trial plans and timelines. In addition, the Company’s ability to collect and verify data requested of patients enrolled in its clinical trials during this pandemic is being impacted to varying degrees by COVID-19. Clinical trial data collection continues for each of the Company’s clinical trials but at a slower pace, and with challenges and interruptions in data collection, including, in some instances, disruption of collection of complete study data. This could have a material adverse impact on the Company’s data quality and analysis. In addition, clinical trial sites may be unable or unwilling to initiate a new trial if factors relevant to the pandemic render this impracticable.  These COVID-19 related issues may prolong the time required to conduct ongoing clinical trials and/or impact the quality of the data obtained from one or more of these studies.

The Company has not incurred impairment losses in the carrying values of its assets as a result of the pandemic, and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these financial statements. The full extent to which the COVID-19 outbreak will impact the Company’s business, results of operations, financial condition and cash flows will depend on future developments that are highly uncertain, and the estimates of the impact on the Company’s business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets.

2. Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates contained within these financial statements include, but are not limited to, the estimated fair value of the Company’s common stock, share-based awards utilized for stock-based compensation purposes, warrant liability and the accruals of research and development expenses. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts and experience. Actual results may differ materially from those estimates or assumptions.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of initial purchase to be cash equivalents. The objectives of the Company’s cash management policy are to safeguard and preserve funds to maintain liquidity sufficient to meet the Company’s cash flow requirements and to attain a market rate of return. The Company’s cash equivalents consist of amounts invested in money market mutual funds as of December 31, 2019 and 2020.

Restricted cash

Restricted cash amounted to $323 thousand as of December 31, 2019 and 2020, which consists of $100 thousand to collateralize the Company’s credit card and $223 thousand to collateralize its irrevocable standby letter of credit for its facility lease arrangement. The letter of credit is in the name of the landlord and is required to fulfill lease requirements in the event the Company should default on its lease obligation.

A reconciliation of the cash and cash equivalents and restricted cash as presented in the Company’s balance sheets to the Company’s statements of cash flows is as follows:

	December 31,
	2019	2020
Cash and cash equivalents
Restricted cash	$2,986	$4,503
Total cash, cash equivalents and restricted cash	323	323
	$3,309	$4,826

Concentration of credit risk and of significant suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in accredited financial institutions in amounts that could exceed federally insured limits. Cash equivalents are invested in money market funds. The Company maintains each of its cash balances with high-quality and accredited financial institutions and accordingly, such funds are not exposed to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company is dependent on third-party manufacturers to supply products for research and development activities in its programs. In particular, the Company relies and expects to continue to rely on a small number of manufacturers to supply its requirements for the active pharmaceutical ingredients and formulated drugs related to these programs. These programs could be adversely affected by a significant interruption in the supply of active pharmaceutical ingredients and formulated drugs.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives are as follows:

Computer equipment	3 years
Furniture and fixtures	5 years
Laboratory equipment	3 years
Leasehold improvements	Shorter of the useful life of the asset or the life of the lease

Costs for capital assets not yet placed in service are capitalized and depreciated once placed into service. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in loss from operations. Expenditures for normal, recurring or periodic repairs and maintenance activities are charged to expense as incurred.

Impairment of long-lived assets

Long-lived assets, comprised of property and equipment, to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows. To date, the Company has not recorded any impairment losses on long-lived assets.

Deferred offering costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with the business combination with FSDC as deferred offering costs until such business combination is consummated. After consummation of the business combination, these costs are recorded in stockholders’ equity (deficit) as a reduction to additional paid-in capital generated as a result of the business combination. The Company had no deferred offering costs as of December 31, 2019. As of December 31, 2020, the Company recorded deferred offering costs of $2.6 million.

Fair value measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1 – Quoted prices in active markets that are identical assets or liabilities.

Level 2 – Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s cash equivalents and preferred stock warrant liability are carried at fair value, determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s prepaid expenses and other current assets and accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities. The carrying value of the Company’s term loan as of December 31, 2019 and 2020 (see Note 6) approximated fair value based on interest rates currently available to the Company.

Debt issuance costs

The carrying value of the Company’s term loan was recorded net of issuance costs and discount relating to the issuance of warrants. The debt discounts are amortized over the term of the debt using the effective interest method and recognized as interest expense.

Warrants

In February 2019, concurrent with the Company’s term loan agreement (see Note 6), the Company issued warrants to purchase shares of the Company’s Series A preferred stock. The Company accounts for the warrants to purchase Series A preferred stock as a liability as these warrants are freestanding financial instruments that may require the Company to transfer assets upon exercise. The fair value of the warrants classified as liabilities is estimated using the Black-Scholes Option Pricing Model and adjusted to fair value at the end of each reporting period. Changes in the fair value of the warrant are recognized as a component of other income (expense) in the statements of operations and comprehensive loss. The estimates in the Black-Scholes Option Pricing Model are based, in part, on subjective assumptions, including, stock price volatility, term of the warrants, risk free interest rate, dividend yield and fair value of the preferred stock underlying the warrants. Such assumptions could differ materially in the future.

These warrants are subject to revaluation at the end of each reporting period until the earlier of the exercise or expiration of the applicable warrants or until such time that the underlying preferred stock is reclassified to permanent equity.

Convertible preferred stock

The Company records all convertible preferred stock upon issuance at its respective fair value or original issuance price less direct and incremental issuance costs, as stipulated by its terms. The Company’s convertible preferred stock is classified outside of stockholders’ deficit because the holders of such shares have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company.

Segment information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company’s singular focus is the development of novel therapies for genetically defined, age-related macular degeneration. The Company has determined that it operates as a single operating segment and has one reportable segment. The Company’s long-lived assets are located in the United States.

Research and development contract costs and accruals

Research and development expenses include employee payroll, consulting, contract research, depreciation, rent and other corporate costs attributable to research and development activities and are expensed as incurred.

Upfront payments and milestone payments made for the licensing of technology are expensed as research and development expenses in the period in which they are incurred. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

The Company has entered into various research and development contracts with companies both inside and outside of the United States. These agreements are generally cancelable, and related payments are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies or trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ from the Company’s estimates. The Company’s historical accrual estimates have not been materially different from the actual costs.

Patent costs

The Company expenses all patent-related costs incurred in connection with filing and prosecuting patent applications. It records such costs within general and administrative expenses in its accompanying statements of operations and comprehensive loss.

Stock-based compensation

The Company measures all stock-based awards granted to employees, directors and non-employees based on the fair value on the date of grant and recognizes compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are accounted for as they occur. The Company grants stock options and restricted stock awards that are subject to either service or performance-based vesting conditions. Compensation expense related to awards to employees and non-employees with performance-based vesting conditions is recognized based on the grant date fair value over the requisite service period using the accelerated attribution method to the extent achievement of the performance condition is probable. The Company estimates the probability that certain performance criteria will be met and does not recognize compensation expense until it is probable that the performance-based vesting condition will be achieved.

The Company classifies stock-based compensation expense in its statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

As there has been no public market for the Company’s common stock to date, the estimated fair value of its common stock has been determined by its most recently available third-party valuations of common stock. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The Company’s common stock valuations were prepared using an option pricing method, or OPM, or a hybrid method, both of which used market approaches to estimate its enterprise value. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock. The hybrid method is a probability-weighted expected return method, or PWERM, where the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of Gemini’s common stock based upon an analysis of its future values, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. There are significant judgments and estimates inherent in the determination of the fair value of the Company’s common stock. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, the prices at which the Company sold shares of preferred securities, the superior rights and preferences of securities senior to the common securities at the time of, and the likelihood of, achieving a liquidity event, such as an initial public offering or sale. Significant changes to the key assumptions used in the valuations could result in different fair values of common stock at each valuation date.

The fair value of each restricted common stock award is estimated on the date of grant based on the fair value of the Company’s common stock on that same date. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, which requires inputs based on certain subjective assumptions, including the expected stock price volatility, the expected term of the award, the risk-free interest rate and expected dividends (see Note 10). The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

Income taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by analyzing carryback capacity in periods with taxable income, reversal of existing taxable temporary differences and estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. To the extent an income tax provision is necessary, the provision for income taxes would include the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Comprehensive loss

Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. There was no difference between net loss and comprehensive loss for each of the periods presented in the accompanying financial statements.

Net loss per share

The Company follows the two-class method when computing net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common stock. For purpose of this calculation, outstanding options, unvested restricted common stock and convertible preferred stock are considered potential dilutive common stock and are excluded from the computation of net loss per share as their effect is anti-dilutive.

The Company’s convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to be outstanding if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2019 and 2020.

Emerging growth company status

On February 5, 2021, following the closing of the business combination with FSDC, the Company is an “emerging growth company” (“EGC”), as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. The Company may take advantage of these exemptions until it is no longer an EGC under Section 107 of the JOBS Act, which provides that an EGC can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. The Company has elected to avail itself of the extended transition period and, therefore, while the Company is an EGC it will not be subject to new or revised accounting standards the same time that they become applicable to other public companies that are not EGCs, unless it chooses to early adopt a new or revised accounting standard. As a result of this election, the financial statements may not be comparable to companies that comply with public company FASB standards’ effective dates.

Recently adopted accounting pronouncements

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), to address diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The standard is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. The Company adopted ASU 2016-15 on January 1, 2019. The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”), which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The guidance is effective for annual reporting periods beginning after December 15, 2018 and interim periods within those fiscal years, and early adoption is permitted. The Company adopted ASU 2017-01 on January 1, 2019. The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, (“ASU 2018-13”). The new standard removes certain disclosures, modifies certain disclosures and adds additional disclosures related to fair value measurement. ASU 2018-13 is effective for annual periods after December 15, 2019. This standard became effective for the Company on January 1, 2020 and did not have a material impact on the Company’s disclosures.

Recently issued accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), Amendments to the FASB Accounting Standards Codification (“ASU 2016-02”), which replaces the existing guidance for leases. ASU 2016-02 requires the identifications of arrangements that should be accounted for as leases by lessees. In general, for lease arrangements exceeding a twelve-month term, these arrangements must now be recognized as assets and liabilities on the balance sheet of the lessee. Under ASU 2016-02, a right-of-use asset and a lease liability will be recorded for all leases, whether operating or financing, while the income statement will reflect lease expense for operating leases and amortization/interest expense for financing leases. The balance sheet amount recorded for existing leases at the date of adoption of ASU 2016-02 must be calculated using the applicable incremental borrowing rate at the date of adoption. The guidance is effective for annual reporting periods beginning after December 15, 2021 and interim periods beginning after December 15, 2022, and early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326)—Measurement of Credit Losses on Financial Instruments, which has been subsequently amended by ASU No. 2018-19, ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-10, ASU No. 2019-11 and ASU No. 2020-3 (“ASU 2016-13”). The provisions of ASU 2016-13 modify the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology and require a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for the Company on January 1, 2023, with early adoption permitted. The Company is currently evaluating the potential impact that ASU 2016-13 may have on its financial statements and related disclosures.

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606, (“ASU 2018-18”). The amendments in this update clarify that certain transactions between collaborative arrangement participants should be accounted for as revenue when the collaborative arrangement participant is a customer in the context of a unit of account and precludes recognizing as revenue consideration received from a collaborative arrangement participant if the participant is not a customer. ASU 2018-18 is effective for annual reporting periods after December 15, 2020. The Company is currently evaluating the potential impact ASU 2018-18 will have on its financial statements but does not expect the impact to be material.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify the accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The new standard will be effective for annual reporting periods after December 15, 2021. The Company is currently evaluating the potential impact ASU 2018-18 will have on its financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”), which reduces the number of accounting models for convertible debt instruments and convertible preferred stock as well as amends the derivatives scope exception for contracts in an entity’s own equity. ASU 2020-06 is effective for the Company on January 1, 2024, with early adoption permitted. The Company is currently evaluating the potential impact that this standard may have on its financial statements and related disclosures.

3. Fair value measurements

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy used to determine such fair values:

December 31, 2019	Level 1	Level 2	Level 3	Total

Assets
Money market funds in cash and cash equivalents	$2,037	$-	$-	$2,037
	$2037	$-	$-	$2,037
Liabilities
Warrant liability	$-	$-	$68	$68
	$-	$-	$68	$68

December 31, 2020	Level 1	Level 2	Level 3	Total

Assets
Money market funds in cash and cash equivalents	$4,015	$-	$-	$4,015
	$4,015	$-	$-	$4,015
Liabilities
Warrant liability	$-	$-	$76	$76
	$-	$-	$76	$76

Money market funds were valued by the Company using quoted prices in active markets for similar securities, which represent a Level 1 measurement within the fair value hierarchy. During the years ended December 31, 2019 and 2020, there were no transfers between Level 1, Level 2 and Level 3.

The value for the warrant liability balance is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

Warrants to purchase Series A Preferred Stock

In February 2019, concurrent with the Company’s term loan agreement, the Company issued warrants to purchase 70,000 shares of the Company’s Series A preferred stock. The warrants have an exercise price of $1.19 per share and expire in February 2029, representing a contractual term of ten years from issuance. No warrants were exercised during the years ended December 31, 2019 and 2020. The fair value of the warrants was recorded as a liability on the date of issuance and will be revalued at the end of each reporting period until the earlier of the exercise or expiration of the applicable warrants or until such time that the underlying preferred stock is reclassified to permanent equity.

The following table sets forth a summary of the activities of the Company’s Series A preferred stock warrant liability, which represents a recurring measurement that is classified within Level 3 of the fair value hierarchy wherein fair value is estimated using significant unobservable inputs:

Balance at December 31, 2018	$-
Issuance of Series A Preferred Stock warrants	66
Change in fair value	2
Balance at December 31, 2019	$68
Change in fair value	8
Balance at December 31, 2020	$76

The fair value of the warrants to purchase shares of the Company’s Series A preferred stock at an exercise price of $1.19 per share, including subsequent remeasurements, was estimated using the Black-Scholes Option Pricing Model using the following assumptions:

	Year Ended December 31,
	2019	2020

Fair value of the underlying instrument	$1.20 - $1.28	$1.28 - $1.41
Risk-free interest rate	1.70% - 2.67%	0.57% - 0.75%
Expected term (in years)	9.1 - 10.0	8.1 - 8.9
Expected volatility	73.4% - 74.3%	73.8% - 79.2%
Expected dividend yield	0.0%	0.0%

The risk-free interest rate used is the rate for a U.S. Treasury zero coupon issue with a term consistent with the remaining contractual term of the warrant on the date of measurement. The Company has not paid, and does not expect to pay, any cash dividends in the foreseeable future. The Company based the expected term assumption on the actual remaining contractual term of the respective warrants as of the date of measurement. The expected volatility is based on historical volatilities from guideline companies since there is no active market for the Company’s common stock. The fair value on the date of measurement of the Series A preferred stock, the underlying instrument, was estimated by management with the assistance of a third-party valuation specialist.

At the closing of the business combination with FSDC, the warrants were automatically exercised for 15,257 shares of common stock.

4. Property and equipment, net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2019	2020

Laboratory equipment	$830	$808
Computer equipment	29	29
Furniture and fixtures	53	53
Leasehold improvements	65	65
Total	977	955
Less accumulated depreciation	(383)	(661)
Property and equipment, net	$594	$294

Depreciation expense for the years ended December 31, 2019 and 2020 was approximately $290 thousand and $322 thousand, respectively.

5. Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2019	2020
Accrued payroll and benefits	$2,123	$1,500
Accrued external research and development	432	3,136
Accrued professional fees	101	691
Accrued interest	-	437
Accrued other	33	46
	$2,689	$5,810

6. Term loan

On February 8, 2019 (the “Closing Date”), the Company entered into a term loan facility of up to $10.0 million (the “Term Loan”) with Silicon Valley Bank (“SVB”). The proceeds were used for general corporate and working capital purposes. Concurrent with the Term Loan, the Company issued SVB warrants to purchase 70,000 shares of the Company’s Series A preferred stock at an exercise price of $1.19 (see Note 3). As of December 31, 2019 and 2020, the Company had $10.0 million in principal outstanding under the Term Loan.

The Term Loan is governed by a loan and security agreement, dated February 8, 2019, between the Company and SVB (the “SVB Loan Agreement”). The SVB Loan Agreement provided for two separate tranches under which the Company could borrow. The first tranche for $7.5 million was available as single term loan advance until January 31, 2020. The second tranche was also available until January 31, 2020 as single term loan advance for $2.5 million and required that the Company meet a certain milestone event. On April 18, 2019, the Company borrowed $7.5 million under the first tranche, and on December 17, 2019, the Company borrowed $2.5 million under the second tranche having satisfied the milestone requirement.

The Term Loan initially matured on July 1, 2022 and accrues interest at a floating rate per annum equal to the greater of 3.75% or the prime rate minus 1.5% (1.75% as of December 31, 2020). The Term Loan initially provided for monthly interest-only payments until July 31, 2020. Thereafter, payments are payable in equal monthly installments of principal, plus all accrued and unpaid interest. The Company may prepay the Term Loan in whole upon 5 days’ prior written notice to SVB. Any such prepayment of the Term Loan is subject to a prepayment charge as follows: for a prepayment made on or prior to February 8, 2020, 2.0% of the then outstanding principal amount; for a prepayment made after February 8, 2020, but on or prior to February 8, 2021, 1.0% of the then outstanding principal amount; and for a prepayment made after February 8, 2021, but prior to the loan maturity date, 0.5% of the then outstanding principal balance. Amounts outstanding during an event of default are payable upon SVB’s demand and will accrue interest at an additional rate of 5.0% per annum of the past due amount outstanding.

On April 7, 2020, the Company entered into a deferral agreement with SVB to defer scheduled principal repayments on its term loan by six months. The deferral agreement was offered to the Company in connection with SVB’s venture debt relief initiative, which was started due to the COVID-19 pandemic. The Company’s first principal payment under its credit facility is deferred until February 2021. The required monthly interest-only payment was not impacted by the deferral. The Term Loan’s new maturity date is January 1, 2023. After considering the debt guidance in ASC 470, the Company concluded that it did not meet the indicators of a trouble debt restructuring and accounted for the deferral of principal payment as a debt modification. Since there were no fees paid to SVB in connection with the deferral agreement, the modification had no impact to the Company’s financial statements.

At the end of the loan term (whether at maturity, by prepayment in full or otherwise), the Company is required to pay a final end of term charge to SVB in the amount of 4.0% of the aggregate original principal amount advanced by SVB. The amount of the end of term charge is being accrued over the loan term as interest expense. As of December 31, 2019 and 2020, the Company accrued $104 thousand and $239 thousand, respectively, related to the end of term charge, which has been classified as other long-term liabilities.

The SVB Loan Agreement includes a provision under which SVB may accelerate the scheduled maturities of the Term Loan under conditions that are not objectively determinable. The Company evaluated the likelihood of such acceleration and determined that it is not probable and classified the Term Loan on the balance sheet in accordance with the repayment schedule as of December 31, 2020.

As of December 31, 2020, scheduled principal payments for the Term Loan are as follows (in thousands):

Year Ending December 31,
2021	$5,000
2022	5,000
Total principal	10,000
Unamortized discounts	(49)
Carrying amount	9,951
Less current portion	(5,000)
Long-term portion	$4,951

Interest expense for the years ended December 31, 2019 and 2020 was approximately $350 thousand and $553 thousand, respectively.

7. Convertible promissory notes

On August 21, 2020, the Company entered into a purchase agreement with various investors to issue $14.0 million in convertible promissory notes (the “Notes”). The Notes accrue simple interest at 8% per annum and mature on February 21, 2021. The Company determined that a beneficial conversion feature (“BCF”) exists and should be recognized on the issuance date. The Company recorded the Notes at the original issuance price, net of the BCF discount. The BCF discount will be accreted to the face value of the Notes over the period from the issuance date until the maturity date, offset against interest expense.

The Notes served as a bridge loan prior to a PIPE transaction in connection with the proposed business combination with FSDC. The Notes were intended to automatically convert into shares of common stock issued in the PIPE at a per share conversion price equal to the lowest per share price paid for such shares of common stock in the PIPE. The Notes were amended to allow for the principal and interest to convert to shares of Series B preferred stock prior to the closing of the business combination with FSDC on February 5, 2021. The Notes converted into 10,741,883 shares of Series B preferred stock at a per share conversion price of $1.3513.

As of December 31, 2020, the carrying value of the Notes is as follows:

Principal amount	$14,000
Unamortized discount (beneficial conversion feature)	(2,311)
Carrying amount	11,689
Less current portion	(11,689)
Long-term portion	$-

During the year ended December 31, 2020, the Company recognized interest expense of $6.3 million, of which $405 thousand is included in accrued expenses and other current liabilities in the accompanying balance sheet as of December 31, 2020.

8. Convertible preferred stock

As of December 31, 2019 and 2020, the Company’s Certificate of Incorporation, as amended and restated (the “Amended and Restated Certificate of Incorporation”), designated 76,723,489 authorized shares to be issued as convertible preferred stock with a par value of $0.001 per share, of which 39,722,088 shares have been further designated as Series A convertible preferred stock (the “Series A Preferred Stock”) and 37,001,401 shares have been further designated as Series B convertible preferred stock (the “Series B Preferred Stock”).

Series A Preferred Stock financing

On May 24, 2017, the Company issued and sold 10,084,035 shares of Series A Preferred Stock at a price of $1.19 per share for gross proceeds of $12.0 million. The sale of shares of Series A Preferred Stock met the definition of a qualified equity financing, which triggered the automatic conversion of the Company’s outstanding notes payable plus accrued interest into 4,007,802 shares of Series A Preferred Stock.

The Series A Preferred Stock financing included a provision for two subsequent closings. A second closing for an additional 9,243,696 shares of Series A Preferred Stock at a price of $1.19 per share in exchange for net proceeds of $11.0 million occurred on March 30, 2018 and a third closing for an additional 16,386,555 shares of Series A Preferred Stock at a price of $1.19 per share in exchange for net proceeds of $19.5 million occurred on November 2, 2018. The Company determined that these tranche rights do not meet the definition of a freestanding financial instrument and do not require bifurcation.

Series B Preferred Stock financing

On September 26, 2019, the Company issued 9,916,375 shares of Series B Preferred Stock at a purchase price of $1.3513 per share for net proceeds in the amount of $13.3 million.

The issuance of the Series B Preferred Stock resulted in changes to certain terms of the Series A Preferred Stock, primarily to align the rights of all preferred stockholders upon declaration of a dividend. The Company concluded such changes lacked sufficient significance and, therefore, were consistent with a modification rather than an extinguishment. These changes were administrative in nature and not consequential, with no change in the underlying value of the shares. Since the Company concluded there was no incremental value associated with the modification, there was no impact to the accounting for the Series A Preferred Stock.

The Series B Preferred Stock financing included a provision for the issuance of an additional 14,874,563 shares of Series B Preferred Stock at a price of $1.3513 per share in exchange for net proceeds of $20.1 million, which occurred on January 21, 2020. Consistent with the accounting considerations for the Series A tranche right, the Company determined that the Series B tranche right did not meet the definition of a freestanding financial instrument and does not require bifurcation.

As of each balance sheet date, the Preferred Stock consisted of the following:

As of December 31, 2019	Shares authorized	Shares issued and outstanding	Carrying value	Liquidation preference	Conversion price per share
Series A convertible preferred stock	39,722,088	39,722,088	$47,113	$47,269	$1.1900
Series B convertible preferred stock	37,001,401	9,916,375	13,252	13,400	$1.3513
	76,723,489	49,638,463	$60,365	$60,669

As of December 31, 2020	Shares authorized	Shares issued and outstanding	Carrying value	Liquidation preference	Conversion price per share
Series A convertible preferred stock	39,722,088	39,722,088	$47,113	$47,269	$1.1900
Series B convertible preferred stock	37,001,401	24,790,938	33,336	33,500	$1.3513
	76,723,489	64,513,026	$80,449	$80,769

The holders of the Preferred Stock have the following rights and preferences:

Voting

The holders of Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of shares of common stock into which the shares of Preferred Stock held by such holder are convertible at the time of such vote. Except as provided by law or by the other provisions of the Amended and Restated Certificate of Incorporation, holders of Preferred Stock vote together with the holders of common stock as a single class.

The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, are entitled to elect two directors of the Company (the “Series B Directors”); the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, are entitled to elect three directors of the Company (the “Series A Directors” and together with the Series B Directors, the “Preferred Directors”).

Conversion

Each share of Preferred Stock shall be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the original issue price by the conversion price (as defined below) in effect at the time of conversion.

The Series A original issue price and Series A conversion price were equal to $1.19 as of December 31, 2019 and 2020. The Series B original issue price and Series B conversion price were equal to $1.3513 as of December 31, 2019 and 2020. Such Series A and Series B original issue prices and Series A and Series B conversion prices, the rate at which each series of Preferred Stock may be converted into common stock, are subject to adjustment from time to time to reflect future stock dividends, splits, combinations, recapitalizations and similar events. As of December 31, 2019 and 2020, each share of Series A Preferred Stock was convertible into one share of common stock. As of December 31, 2019 and 2020, each share of Series B Preferred Stock was convertible into one share of common stock.

Upon either (a) the closing of the sale of shares of common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $50.0 million of gross proceeds to the Company and a per share price of $4.05 per share, or (b) the vote or written consent of the holders of a majority in voting power of the then outstanding shares of the Series B Preferred Stock, voting as a single class, then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of common stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Company.

Dividends

The holders of the Preferred Stock are entitled to receive noncumulative dividends when in preference to any dividend on common stock at the rate of 8% of the applicable original purchase price per annum, if and as declared by Company’s board of directors. The Company may not declare, pay or set aside any dividends on any other class or series of stock of the Company, other than dividends on common stock payable in common stock, unless the holders of the Preferred Stock first receive, or simultaneously receive, a dividend on each outstanding Preferred Stock in an amount at least equal to (a) in the case of a dividend on any class of common stock or any class or series that is convertible into common stock, that dividend per Preferred Stock as would equal the product of (i) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into common stock and (ii) the number of common stock issuable upon conversion of a stock the applicable series of preferred stock, or (b) in the case of a dividend on any class or series that is not convertible into common stock, at a rate per Preferred Stock determined by (i) dividing the amount of the dividend payable on each share of such class or series of stock by the original issue price of such class or series (subject to appropriate adjustment in the event of any stock dividend, stock split, combination of or other similar recapitalization with respect to such class or series) and (ii) multiplying such fraction by an amount equal to the applicable Series A or Series B original issue price. No cash dividends were declared or paid during the years ended December 31, 2019 and 2020.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, each holder of a share of Series B Preferred Stock and Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of common stock, an amount equal to an issuance price of $1.3513 to the holders of Series B Preferred Stock and $1.19 to the holders of Series A Preferred Stock, respectively, plus any declared but unpaid dividends.

The remaining proceeds are then payable to the holders of the Series B Preferred Stock and Series A Preferred Stock together with holders of common stock, however, if the aggregate amount which the holders of Series B Preferred Stock and Series A Preferred Stock are entitled to receive under this provision and their amounts received exceed $2.7026 per share and $2.17 per share, respectively, each holder of Series B Preferred Stock and Series A Preferred Stock shall be entitled to receive upon such any liquidation, dissolution or winding up of the Company or Deemed Liquidation Event the greater of (i) $2.7026 and $2.17 per share, respectively or (ii) the amount such holder would have received if all shares of Series B Preferred Stock and Series A Preferred Stock had been converted to common stock immediately prior to such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event.

Unless a majority of the holders of the then outstanding Preferred Stock, on an as-if-converted to common stock basis, which majority must include the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting together as a separate class, elect otherwise, a deemed liquidation event shall include a merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring company or corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

Redemption

The Amended and Restated Certificate of Incorporation does not provide redemption rights to the holders of Preferred Stock.

The holders of shares of Preferred Stock have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company. Therefore, the Preferred Stock is classified outside of stockholders’ deficit.

9. Common stock

As of December 31, 2019 and 2020, the Amended and Restated Certificate of Incorporation authorized the Company to issue 95,000,000 shares of common stock with a par value of $0.001. The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock as described above.

The Company had reserved 89,686,234 shares and 88,099,507 shares as of December 31, 2019 and 2020, respectively, of common stock for the conversion of outstanding shares of Preferred Stock (see Note 8), the exercise of outstanding stock options, the number of shares remaining available for grant under the Company’s 2017 Equity Incentive Plan (see Note 10) and the exercise of the outstanding warrants to purchase shares of Series A Preferred Stock (see Note 3), assuming all warrants to purchase shares of Series A Preferred Stock became warrants to purchase shares of common stock at the applicable conversion ratio.

Voting

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders.

Dividends

Common stockholders are entitled to receive dividends, as may be declared by the board of directors. These dividends are subject to the preferential dividend rights of the holders of Preferred Stock. When dividends are declared on shares of common stock, the Company must declare at the same time a dividend payable to the holders of Preferred Stock equivalent to the dividend amount they would receive if each share of Preferred Stock was converted into common stock. The Company may not pay dividends to common stockholders until all dividends declared but unpaid on the Preferred Stock have been paid in full. No cash dividends were declared or paid during the years ended December 31, 2019 or 2020.

10. Equity incentive plan

The Company’s 2017 Stock Option and Grant Plan, as amended (the “2017 Plan”), provides for the Company to grant qualified incentive options, nonqualified options, stock grants and other stock-based awards to employees and non-employees to purchase the Company’s common stock. The 2017 Plan is administered by the board of directors, or at the discretion of the board of directors, by a committee of the board of directors.

The total number of shares of common stock that may be issued under the 2017 Plan was 11,834,437 as of December 31, 2019 and 2020, of which 3,789,697 and 380,809 shares remained available for future grant as of December 31, 2019 and 2020, respectively.

The exercise price for incentive options is determined at the discretion of the board of directors. All incentive options granted to any person possessing less than 10% of the total combined voting power of all classes of stock may not have an exercise price of less than 100% of the fair market value of the common stock on the grant date. All incentive options granted to any person possessing more than 10% of the total combined voting power of all classes of stock may not have an exercise price of less than 110% of the fair market value of the common stock on the grant date.

The option term for incentive awards may not be greater than ten years from the date of the grant. Incentive options granted to persons possessing more than 10% of the total combined voting power of all classes of stock may not have an option term of greater than five years from the date of the grant. The vesting period for equity-based awards is determined at the discretion of the board of directors, which is generally four years. For awards granted to employees and non-employees with four-year vesting terms, 25% of the option vests on the first anniversary of the grant date and the remaining stock vest equally each month for three years thereafter.

Shares that are expired, terminated, surrendered or canceled under the 2017 Plan without having been fully exercised will be available for future awards.

Option valuation

The assumptions that the Company used to determine the fair value of the stock options granted to employees and non-employees was as follows:

	Year Ended
	December 31,
	2019	2020
Risk-free interest rate	1.5% - 2.4%	0.4% - 0.7%
Expected term	6.0 - 6.25 years	5.5 - 6.1 years
Expected volatility	74% - 77%	79%
Expected dividend yield	0%	0%

Options

Through December 31, 2020, all options granted by the Company under the 2017 Plan were for the purchase of shares of common stock. The following table summarizes option activity under the 2017 Plan since December 31, 2019 (in thousands, except share and per share amounts):

	Number of stock options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
			(in years)	(in thousands)
Balance at December 31, 2019	8,540,318	$0.34	8.9	$1,095
Granted	5,453,974	$1.42
Exercised	(1,321,227)	$0.12
Forfeited	(2,045,086)	$0.39
Balance at December 31, 2020	10,627,979	$0.91	8.9	$7,936
Options vested and exercisable at December 31, 2020	2,444,907	$0.42	8.2	$3,035

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the fair value of the Company’s common stock for those options that had exercise prices lower than the fair value of the Company’s common stock.

The intrinsic value of options exercised during the years ended December 31, 2019 and 2020 was $11 thousand and $1.9 million, respectively.

The weighted average grant date fair value per share of options granted during the years ended December 31, 2019 and 2020 was $0.30 and $0.96, respectively.

The total fair value of options vested during the years ended December 31, 2019 and 2020 was $352 thousand and $603 thousand, respectively.

Restricted stock

Under terms of the restricted stock agreements covering the common stock, shares of restricted common stock are subject to a vesting schedule. The restricted stock vests over a four-year period during which time all unvested stock will immediately be forfeited to the Company if the relationship between the recipient and the Company ceases. Subject to the continued employment (or other engagement of the recipient by the Company as described in the restricted stock agreements), all shares of restricted common stock become fully vested within four years of the vesting commencement date.

The following table summarizes the Company’s restricted stock activity since December 31, 2019:

	Number of shares	Weighted average grant date fair value
Unvested at December 31, 2019	428,657	$0.14
Granted	-	$-
Forfeited	-	$-
Vested	(265,500)	$0.11
Unvested at December 31, 2020	163,157	$0.19

The aggregate fair value of restricted stock that vested during the years ended December 31, 2019 and 2020 was $125 thousand and $441 thousand, respectively.

The Company recorded stock-based compensation expense for restricted stock of $30 thousand during each of the years ended December 31, 2019 and 2020.

Performance-based stock option awards

The Company granted options to purchase 200,000 shares of common stock to scientific founders that contain a combination of service and performance-based vesting conditions based on (i) investigational new drug application (“IND”) submission and (ii) completion of a Phase I clinical study. During the year ended December 31, 2019, fifty percent of the options vested because of the successful submission of the Company’s first IND submission and the implicit service condition was met. The related stock-based compensation expense recognized was de minimis. The Company believes the second performance criteria is probable of achievement and has recognized the related stock-based compensation expense over the implicit requisite service period. The related stock-based compensation expenses are de minimis.

Stock-based compensation expense

The Company recorded stock-based compensation expense in the following expense categories of its statements of operations (in thousands):

	Year Ended
	December 31,
	2019	2020
Research and development	$214	$306
General and administrative	209	677
Total stock-based compensation expense	$423	$983

As of December 31, 2019 and 2020, total unrecognized compensation cost related to the unvested stock-based awards was $1.6 million and $5.4 million, respectively, which is expected to be recognized over a weighted average period of 3.3 and 3.2 years, respectively.

11. Income taxes

For the years ended December 31, 2019 and 2020, the Company recorded no income tax benefit for the net operating losses incurred in each year, due to the uncertainty of realizing a benefit from those items and recorded a full valuation allowance on its net deferred tax assets.

A reconciliation of income taxes computed using the statutory federal tax rate to the Company’s effective income tax rate as of December 31, 2019 and 2020 are as follows:

	Year Ended December 31,
	2019	2020
U.S. federal statutory income tax rate	21.0%	21.0%
State and local taxes, net of federal benefit	6.1%	5.4%
Research and development credits	5.1%	3.0%
Other	0.0%	0.3%
Change in valuation allowance	(32.2)%	(29.7)%
Effective income tax rate	0.0%	0.0%

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets were as follows (in thousands):

	Year Ended December 31,
	2019	2020
Deferred tax assets:
Net operating loss carryforwards	$18,078	$27,469
Research and development credits	2,659	3,866
Other temporary differences	739	681
Gross deferred tax assets	21,476	32,016
Deferred tax liabilities:
Depreciation	(5)	-
Stock-based compensation	(4)	-
Debt discount	-	(609)
Gross deferred tax liabilities	(9)	(609)
Net deferred tax assets	21,467	31,407
Valuation allowance	(21,467)	(31,407)
Net deferred tax assets	$-	$-

In assessing the realizability of the net deferred tax asset, the Company considers all relevant positive and negative evidence in determining whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The realization of the gross deferred tax assets is dependent on several factors, including the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. Management believes that it is more likely than not that the Company’s net deferred income tax assets will not be realized. As such, there is a full valuation allowance against the net deferred tax assets as of December 31, 2019 and 2020. The valuation allowance increased by $13.4 million during the year ended December 31, 2019 and $9.9 million during the year ended December 31, 2020 primarily as a result of net operating losses generated during the periods. The Company reevaluates the positive and negative evidence at each reporting period.

As of December 31, 2019, the Company had federal net operating loss carryforwards of $7.6 million that are subject to expire at various dates through 2037, and net operating loss carryforwards of $58.9 million, which have no expiration date, can be carried forward indefinitely, and are limited to a deduction to 80% of annual taxable income. The Company has state tax net operating loss carryforwards of $65.1 million, which may be available to offset future income tax liabilities and expire at various dates through 2039. The Company also has federal and state research and development tax credit carryforwards of $2.1 million and $0.7 million, respectively, which expire at various dates through 2039.

As of December 31, 2020, the Company had federal net operating loss carryforwards of $7.6 million that are subject to expire at various dates through 2037, and net operating loss carryforwards of $94.6 million, which have no expiration date, can be carried forward indefinitely, and are limited to a deduction to 80% of annual taxable income. The Company has state tax net operating loss carryforwards of $95.1 million, which may be available to offset future income tax liabilities and expire at various dates through 2040. The Company also has federal and state research and development tax credit carryforwards of $3.1 million and $1.0 million, respectively, which expire at various dates through 2040.

Net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service (“IRS”) and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50% as defined under Sections 382 and 383 in the Internal Revenue Code of 1986, as amended (the “Code”), which could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the Company’s value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not conducted a study to determine if any such changes have occurred that could limit its ability to use the net operating loss and tax credit carryforwards.

A study of research and development credit carryforwards, once undertaken by the Company, may result in an adjustment to its research and development credit carryforwards; however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s research and development credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. Thus, there would be no impact to the balance sheet or statement of operations if an adjustment is required.

The Company has not recorded any liabilities for unrecognized tax benefits as of December 31, 2019 and 2020. The Company will recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2019 and 2020, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company is subject to U.S. federal income tax and Massachusetts state income tax. The statute of limitations for assessment by the IRS and state tax authorities is open for the tax years since 2017; currently, no federal or state income tax returns are under examination by the respective taxing authorities. However, the federal and state tax returns are subject to tax examination from the year of formation to the present. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state tax authorities to the extent utilized in a future period.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was passed by the U.S. Congress and signed into law by the President of the U.S. The CARES Act, among other things, includes certain provisions for individuals and corporations; however, these benefits do not impact the company’s income tax provision.

12. Net loss per share

The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company (in thousands, except share and per share amounts):

	Year Ended December 31,
	2019	2020
Net loss attributable to common stockholders	$(41,400)	$(40,837)
Weighted average common shares outstanding-basic and diluted	5,171,537	5,676,370
Net loss per share attributable to common stockholders-basic and diluted	$(8.01)	$(7.19)

The Company’s unvested restricted common shares have been excluded from the computation of basic net loss per share attributable to common stockholders.

The Company’s potentially dilutive securities, which include options, unvested restricted stock, convertible preferred stock and warrants to purchase convertible preferred stock, have been excluded from the computation of diluted net loss per share attributable to common stockholders as the effect would be to reduce the net loss per share attributable to common stockholders. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2019	2020
Series A preferred stock (as converted to common stock)	39,722,088	39,722,088
Series B preferred stock (as converted to common stock)	9,916,375	24,790,938
Unvested restricted stock	428,657	163,157
Options to purchase common stock	8,540,318	10,627,979
Warrants to purchase shares of Series A preferred stock (as converted to common stock)	70,000	70,000
	58,677,438	75,513,033

13. Commitments and contingencies

As of December 31, 2020, the Company has several ongoing clinical studies in various clinical trial stages. Its most significant contracts relate to agreements with clinical research organizations (“CROs”) for clinical trials and preclinical studies and clinical manufacturing organizations (“CMOs”), which the Company enters into in the normal course of business. The contracts with CROs and CMOs are generally cancellable, with notice, at the Company’s option.

Lease agreements

The Company has an operating lease agreement for its office and laboratory space, which commenced in June 2018 and extends for five years through May 2023. The lease agreement includes annual rent escalations throughout the term of the lease, which the Company records total expense on a straight-line basis over the term of the lease agreement. The lease required the Company to provide a security deposit in the amount of $223 thousand. The Company provided the landlord an irrevocable standby letter of credit in the name of the landlord for its security deposit and collateralized that letter of credit through its bank, which is included on the balance sheets as restricted cash. The Company is also required to pay certain operating costs. Rent expense for each of the years ended December 31, 2019 and 2020 was $964 thousand.

Minimum annual rent payments under this lease for the remaining term, excluding operating expenses and taxes which are not fixed for future periods as of December 31, 2020, are as follows:

Year Ending December 31,	Amount
2021	$958
2022	987
2023	502
$2,447

License agreements

In April 2017, the Company entered into a Research Collaboration and License Agreement with Sanquin Blood Supply Foundation (the “2017 License Agreement”) to develop antibodies that bind and enhance the activity of CFH. As consideration for the license, the Company paid a one-time, non-refundable upfront payment of $100 thousand. The 2017 License Agreement includes additional consideration upon the achievement of certain development and commercial milestones (i.e., once net sales targets exceed certain thresholds) totaling up to an aggregate amount of $29.0 million. Finally, the Company is required to make royalty payments of between 1.25% and 2.50% of net product sales if commercialization is achieved. The financial statements as of December 31, 2019 and 2020 do not include liabilities with respect to this agreement as the Company has not yet generated revenue and the achievement of certain milestones is not probable.

In June 2018, the Company entered into a Cell Line License Agreement with Life Technologies Corporation (the “2018 License Agreement”) to obtain non-exclusive use of 293 H cells in support of GEM-103 manufacturing activities. As consideration for the license, the Company paid a one-time, non-refundable, non-creditable initial license fee of $75 thousand. In addition, an annual non-refundable, non-creditable development fee of $65 thousand is due on each anniversary date. The 2018 License Agreement includes additional consideration of $275 thousand contingent upon future commercialization of each licensed product. As the Company has not yet generated revenue from operations, no provision was included in the financial statements with respect to the additional consideration under the 2018 License Agreement as of December 31, 2019 and 2020.

In March 2019, the Company entered into a second Cell Line License Agreement with Life Technologies Corporation (the “2019 License Agreement”) to obtain non-exclusive use of a CTS Viral Production cell line for producing genetically engineered adeno-associated virus particles to be used in human therapeutics. As consideration for the license, the Company paid a one-time, non-refundable, non-creditable initial license fee of $100 thousand. In addition, an annual non-refundable, non-creditable development fee of $80 thousand is due on each anniversary date, beginning on the second anniversary date. The 2019 License Agreement includes additional consideration of $350 thousand contingent upon future commercialization of each licensed product. As the Company has not yet generated revenue from operations, no provision was included in the financial statements with respect to the additional consideration under the 2019 License Agreement as of December 31, 2019 and 2020.

In October 2018, the Company entered into a Master License Agreement with Avitide, Inc. (the “2018 Master License Agreement”) to license, on an exclusive basis, certain of Avitide’s affinity chromatography resins comprised of proprietary ligands. As consideration for the license, the Company paid an upfront license fee of $200 thousand. In addition, an annual license fee of $75 thousand is due on each anniversary date. The 2018 Master License Agreement includes additional consideration upon the achievement of certain development, commercial and sales milestones totaling up to $700 thousand, $2.2 million and $7.0 million, respectively. Finally, the Company is required to make royalty payments of 1.25% of net product sales if commercialization is achieved. The financial statements as of December 31, 2019 and 2020 do not include liabilities with respect to additional consideration under this agreement as the Company has not yet generated revenue and the achievement of certain milestones is not probable.

In June 2019, the Company entered into a GPEx-Derived Cell Line Sale Agreement with Catalent Pharma Solutions, LLC (the “2019 Sale Agreement”) to purchase all right, title and interest in and to the GPEx Cell Line. As consideration for the GPEx Cell Line, the Company is required to make one-time milestone payments totaling up to $1.3 million in aggregate, as well as a contingent annual fee upon commercialization (1% of net sales, or $100 thousand, whichever is greater) and other fees after certain milestones are reached. Certain milestone payments may be waived if Catalent manufactures >50% of the total product required for the relevant clinical trial. The financial statements as of December 31, 2019 and 2020 do not include liabilities with respect to this agreement as the Company has not yet generated revenue and the achievement of certain milestones is not probable.

Indemnification agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors and executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not aware of any indemnification arrangements could have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its financial statements as of December 31, 2019 and 2020.

Legal proceedings

From time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. As of December 31, 2019 and 2020, the Company was not a party to any material legal matters or claims.

14. Benefit plans

The Company established a defined contribution savings plan under Section 401(k) of the Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Prior to 2019, matching contributions to the plan were made at the discretion of the Company’s management. Beginning in 2019, the Company provides matching contributions equal to fifty percent (50%) up to six percent (6%) of each participant’s salary. Employees are immediately and fully vested in the Company’s contribution. During the years ended December 31, 2019 and 2020, the Company contributed $124 thousand and $116 thousand to the plan, respectively.

15. Related party transactions

The Company engaged a firm managed by an executive of the Company for professional services related to accounting, finance and other administrative functions. For the year ended December 31, 2020, the costs incurred under this arrangement totaled $700 thousand, of which $656 thousand was capitalized as deferred offering costs associated with the business combination with FSDC and $44 thousand was recorded as general and administrative expense in the accompanying statement of operations. As of December 31, 2020, amounts owed under this arrangement totaled $257 thousand and is included in accounts payable in the accompanying balance sheet.

16. Subsequent events

The Company has evaluated subsequent events through March 29, 2021 to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements as of December 31, 2020, and events which occurred subsequently but were not recognized in the financial statements. The Company has concluded that no events or transactions have occurred that require disclosure in the accompanying financial statements, except as follows:

Conversion of promissory notes to Series B Preferred Stock

The Company’s Convertible Notes were amended to allow for the principal and interest to convert prior to the closing of the merger with FSDC on February 5, 2021. The Convertible Notes converted into 10,741,883 shares of Series B Preferred Stock at a per share conversion price of $1.3513.

Business Combination closing of FSDC and Gemini Therapeutics

On February 5, 2021, the Company completed the previously announced business combination pursuant to an Agreement and Plan of Merger dated October 15, 2020 among FSDC, FSG Merger Sub Inc., Gemini Therapeutics Sub, Inc. f/k/a Gemini Therapeutics, Inc. (Old Gemini) and the Shareholders Representative named therein. Upon closing of the business combination, the combined company was renamed Gemini Therapeutics, Inc. (Gemini) and the Company was renamed Gemini Therapeutics Sub, Inc. and became a wholly owned subsidiary of Gemini.

Pursuant to the terms of the Agreement and Plan of Merger, the Company’s shareholders exchanged their interests in the Company for shares of common stock of Gemini. In addition, awards under the Company’s existing equity incentive plans, including the 2017 Plan and 2015 Plan and continue in full force and effect on the same terms and conditions as were previously applicable to such awards, subject to adjustments to the exercise price and number of shares of common stock issuable upon exercise based on the final conversion ratio calculated in accordance with the Merger Agreement.

Net proceeds from this transaction totaled approximately $199.5 million, which included funds held in FSDC’s trust account and the completion of a concurrent PIPE financing in which certain investors agreed to subscribe for and purchased an aggregate of $95.1 million of common stock of Gemini. The shareholders of FSDC approved the transaction on February 3, 2021. The transaction was previously approved by the boards of directors of both FSDC and Old Gemini. Gemini will continue to operate under the Old Gemini management team, led by chief executive officer Jason Meyenburg.

2021 Gemini Equity Incentive Plan

On February 3, 2021, FSDC’s stockholders approved the 2021 Stock Option and Incentive Plan (“2021 Plan”), pursuant to which 4,264,341 shares of common stock were reserved for issuance. The 2021 Plan provides for Gemini to grant incentive stock options or nonqualified stock options for the purchase of common stock, stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, cash-based awards, and dividend equivalent rights, to employees, officers, directors and consultants of Gemini. Incentive stock options may only be granted to employees. The 2021 Plan is administered by the plan administrator, which is the Compensation Committee of Gemini’s board of directors, provided therein, which has discretionary authority, subject only to the express provisions of the 2021 Plan, to interpret the 2021 Plan; determine eligibility for and grant awards; determine form of settlement of awards (whether in cash, shares of stock, other property or a combination of the foregoing), determine, modify, or waive the terms and conditions of any award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the 2021 Plan.

The exercise price of each award requiring exercise will be 100% of the fair market value of stock subject to the award, determined as of the date of the grant, or such higher amount as the plan administrator may determine in connection with the grant, and the term of stock option may not be greater than ten years. The vesting and other restrictions are determined at the discretion of the plan administrator.

Up to 29,368,920 Shares of Common Stock

PROSPECTUS

, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses will be paid by us in connection with the issuance and distribution of the securities being registered. We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement.

All amounts are estimates, except for the SEC registration fee.

Amount
SEC registration fee	$35,571.55
Accounting fees and expenses	75,000.00
Legal fees and expenses	75,000.00
Miscellaneous fees and expenses	51,368.92

Total expenses	$236,940.47

ITEM 14. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our Certificate of Incorporation, which became effective upon completion of the Business Combination, provides that no director of ours shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of ours shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Certificate of Incorporation further provides that any repeal or modification of such article by its stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Our Bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, the Company’s director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Bylaws also provides that we will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.

In connection with the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our Certificate of Incorporation and our Bylaws.

We will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of ours arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 15. Recent Sales of Unregistered Securities.

The Founders Shares have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

The 9,506,000 shares of common stock issued to the PIPE Investors on February 5, 2021, at a price per share of $10.00, for aggregate consideration of $95,060,000 have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

ITEM 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Number	Description
2.1†	Merger Agreement, dated as of October 15, 2020, by and among Gemini Therapeutics, Inc., Shareholder Representative Services LLC, FS Development Corp., and FSG Merger Sub Inc. (incorporated by reference to Annex A to the Proxy Statement/Prospectus).

3.1	Amended and Restated Articles of Incorporation of Gemini Therapeutics, Inc. (incorporated by reference to Annex B to the Proxy Statement/Prospectus).

3.2	Amended and Restated By-laws of Gemini Therapeutics, Inc. (incorporated by reference to Annex C to the Proxy Statement/Prospectus).

4.1	Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Form S-4/A filed on January 19, 2021).

5.1*	Opinion of Goodwin Procter LLP.

10.1	2021 Stock Option and Incentive Plan (included as Annex D to the Proxy Statement/Prospectus)

10.2	Amended and Restated Registration and Shareholder Rights Agreement, dated February 5, 2021, by and among Gemini Therapeutics, Inc. and the stockholders party thereto (incorporated by reference to Exhibit 10.1 on Form 8-A12B/A filed on February 5, 2021.

10.3	Gemini 2021 Stock Option and Incentive Plan (incorporated by reference to Annex D to the Proxy Statement/Prospectus).

10.4	Forms of Award Agreements under the Gemini 2021 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on February 11, 2021).

10.5	Form of Indemnification Agreement for Directors of Gemini Therapeutics, Inc. (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on February 11, 2021).

10.6	Form of Indemnification Agreement for Executive Officers of Gemini Therapeutics, Inc. (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on February 11, 2021).

10.7	Escrow Agreement (Shareholder Representative), dated as of February 5, 2021, by and among FS Development Holdings, LLC, FS Development Corp., Shareholder Representative Services LLC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 on Form 8-A12B/A filed on February 5, 2021).

10.8	Form of Subscription Agreement (incorporated by reference to Annex E to the Proxy Statement/Prospectus).

10.9	Employment Agreement, dated January 21, 2021, by and between Gemini Therapeutics, Inc. and Jason Meyenburg (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed on February 11, 2021).

10.10	Employment Agreement, dated December 24, 2020, by and between Gemini Therapeutics, Inc. and Dr. Marc Uknis (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed on February 11, 2021).

10.11	Employment Agreement, dated January 22, 2021, by and between Gemini Therapeutics, Inc. and Dr. Scott Lauder (incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed on February 11, 2021).

16.1	Withum’s Letter to the Securities and Exchange Commission, dated February 11, 2021 (incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K filed on February 11, 2021).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Registrant’s Current Report on Form 8-K filed on February 11, 2021).

23.1*	Consent of Ernst & Young LLP, independent registered accounting firm for Gemini Therapeutics, Inc.

23.2*	Consent of Goodwin Procter LLP (include as part of Exhibit 5.1)

23.3*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for FSDC.

24.1*	Power of Attorney (included on signature page of the Registration Statement).

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

*	Filed herewith.

†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17. Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized, on this 29th day of March 29, 2021.

Gemini Therapeutics, Inc.

By:	/s/ Jason Meyenburg
Name:	Jason Meyenburg
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Jason Meyenburg	Chief Executive Officer and Director	Dated: March 29, 2021
Jason Meyenburg	(Principal Executive Officer)

*	Principal Financial and Principal	Dated: March 29, 2021
Brian Piekos	Accounting Officer

*	Director	Dated: March 29, 2021
Dr. Jim Tananbaum

*	Director	Dated: March 29, 2021
Dr. Carl Gordon

*	Director	Dated: March 29, 2021
Jean George

*	Director	Dated: March 29, 2021
David Lubner

*	Director	Dated: March 29, 2021
Dr. Tuyen Ong

*	Director	Dated: March 29, 2021
Jason Rhodes

* Jason Meyenburg, as attorney-in fact